     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                             QUALCOMM SPINCO, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        3674                    33-0918163
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                         ------------------------------

                             QUALCOMM SPINCO, INC.
                              5775 MOREHOUSE DRIVE
                        SAN DIEGO, CALIFORNIA 92121-1714
                                 (858) 587-1121

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                RICHARD SULPIZIO
                            CHIEF EXECUTIVE OFFICER
                             QUALCOMM SPINCO, INC.
                              5775 MOREHOUSE DRIVE
                        SAN DIEGO, CALIFORNIA 92121-1714
                                 (858) 587-1121

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         FREDERICK T. MUTO, ESQ.                             SCOTT N. WOLFE, ESQ.
           THOMAS A. COLL, ESQ.                            ROBERT E. BURWELL, ESQ.
          DAVID B. BERGER, ESQ.                                LATHAM & WATKINS
            COOLEY GODWARD LLP                             701 B STREET, SUITE 2100
     4365 EXECUTIVE DRIVE, SUITE 1100                      SAN DIEGO, CA 92101-8193
         SAN DIEGO, CA 92121-2128                               (619) 236-1234
              (858) 550-6000

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES            PROPOSED MAXIMUM                       AMOUNT OF
         TO BE REGISTERED             AGGREGATE OFFERING PRICE(1)(2)             REGISTRATION FEE
Common Stock ($.0001 par value)...             $100,000,000                          $26,400

(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 25, 2000

PROSPECTUS

                                            SHARES

                             QUALCOMM SPINCO, INC.

                                  COMMON STOCK

          ------------------------------------------------------------

    This is our initial public offering of       shares of common stock. We are
offering these shares in the United States and Canada and outside the United States and Canada.

    We propose to list our common stock on the Nasdaq National Market under the
symbol "      ." We expect the initial public offering price to be between
$      and $      per share. No public market currently exists for our shares.

    We are a wholly-owned subsidiary of QUALCOMM Incorporated. We intend to change our name prior to the completion of this offering. Upon completion of
this offering, QUALCOMM will own approximately   % of our outstanding common
stock, assuming no exercise of the underwriters' over-allotment option. QUALCOMM currently anticipates that it will complete its divestiture of QUALCOMM
Spinco, Inc. by August 2001 by distributing all of the shares of our common stock owned by QUALCOMM to holders of QUALCOMM common stock.

     INVESTING IN OUR SHARES INVOLVES RISK. "RISK FACTORS" BEGIN ON PAGE 9.

                                                                Per
                                                               Share      Total
                                                              --------   --------
Public Offering Price.......................................   $         $
Underwriting Discount.......................................   $         $
Proceeds to Spinco..........................................   $         $

    We have granted the U.S. underwriters and international underwriters a
30-day option to purchase up to an aggregate of       additional shares of
common stock.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Lehman Brothers expects to deliver the shares on or about             ,
2000.

--------------------------------------------------------------------------------

LEHMAN BROTHERS                                             GOLDMAN, SACHS & CO.

          , 2000

                                   [ARTWORK]

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................      3
Risk Factors...........................      9
Forward-Looking Statements.............     23
Our Separation from QUALCOMM...........     24
Use of Proceeds........................     26
Dividend Policy........................     26
Capitalization.........................     27
Dilution...............................     28
Selected Combined Financial Data.......     29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     36
Business...............................     45
Management.............................     61

                                           PAGE
                                         --------
Arrangements between Spinco and
  QUALCOMM.............................     73
Certain Relationships and Related
  Transactions.........................     82
Principal Stockholder..................     82
Description of Capital Stock...........     83
Liability and Indemnification of
  Directors and Officers...............     85
Shares Eligible for Future Sale........     86
Underwriting...........................     87
Legal Matters..........................     92
Experts................................     92
Where You Can Find More Information....     92
Index to Financial Statements..........    F-1

                            ------------------------

                             ABOUT THIS PROSPECTUS

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and soliciting offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this document is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. References in this prospectus to "Spinco," "we," "our" and "us" refer to QUALCOMM Spinco, Inc. and its subsidiaries, unless the context requires otherwise. References to "QUALCOMM" refer to QUALCOMM Incorporated and its subsidiaries.

    Until             , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our historical combined financial statements and notes thereto appearing elsewhere in this prospectus.

                                     SPINCO

OVERVIEW

    QUALCOMM Spinco, Inc. is the leading developer and supplier worldwide of Code Division Multiple Access (CDMA) integrated circuits and system software solutions for wireless voice and data communications products. We offer complete system solutions including software and integrated circuits for wireless handsets and infrastructure equipment. According to Dataquest's most recent analysis, we are the world's largest fabless provider of semiconductor products. Our complete system solutions approach provides our customers with advanced wireless technology, enhanced component integration and interoperability and reduced time to market. We provide integrated circuits and system software solutions to many of the world's leading wireless handset and infrastructure manufacturers, and to date, we have shipped systems for use in more than 100 million CDMA handsets worldwide.

    CDMA technology, used for digitally transmitting voice and data over a wireless network, has been adopted as a worldwide standard for digital cellular and other mobile and fixed-location wireless services. CDMA offers significant benefits over analog and other digital wireless technologies. We believe that our management and design teams have more experience in CDMA integrated circuits and system software solutions than any other company in the world. We introduced our first CDMA integrated circuits in 1991 and are currently developing our sixth, seventh and eighth generation products. We invest heavily in research and development to both enhance our current offerings and develop future CDMA applications and products, such as products which operate with multiple wireless technologies. These multi-mode products will enable world wide roaming and third generation, or 3G, products for high-speed data, multimedia and mobile Internet access.

    Wireless communications equipment and services have enjoyed tremendous growth worldwide in both the number of voice service subscribers and subscriber usage. The strong demand for wireless services is leading to increased demand for integrated circuits and system software solutions that enable more advanced mobile devices and network infrastructure equipment. Moreover, wireless service providers are increasingly focused on providing high-speed wireless data and Internet access services in addition to voice service. Equipment manufacturers, or OEMs, are accelerating their development cycles for new infrastructure and subscriber equipment. These increased time to market pressures can place a significant strain on their in-house engineering teams. As a result of the technical rigors of equipment design, the complexity of the enhanced features, decreased product life cycles and the transition to 3G technology standards, OEMs of subscriber equipment are finding it increasingly difficult to develop, supply and integrate all the required components in a timely and cost-effective manner. Accordingly, OEMs are turning to third party value-added technology providers to design integrated circuits and system software that provide superior functionality and feature sets compared to their own in-house solutions.

    We provide our customers full system solutions, incorporating integrated circuits, software, reference designs, features, tools, and technical support. Our comprehensive support organization significantly reduces our customers' design cycles by providing assistance in the design and testing of their products. We were the first technology provider to support full system solutions, including software, to the wireless industry. We believe we have the industry's most advanced CDMA integrated circuits and system software solutions, based on our leadership in terms of component integration, low power usage, and broad feature sets. Our product and technology roadmap addresses the emerging needs of the wireless communications industry for the delivery of high-speed wireless data and Internet access. We have an established record of delivering on-time solutions to our customers, enabling them to meet critical time to market requirements in a cost-effective manner.

STRATEGY

    Our objective is to extend our leadership position in providing integrated circuits and system software solutions for the worldwide wireless communications market. Key elements of our strategy include the following:

    - EXTEND OUR LEADING POSITION AS A COMPLETE END-TO-END CDMA SYSTEM SOLUTIONS PROVIDER. We plan to invest heavily in research and development initiatives focused on extending our leadership position in the CDMA wireless market through integration of additional components and functionality.

    - CAPITALIZE ON THE GROWING DEMAND FOR HIGH-SPEED WIRELESS DATA AND INTERNET ACCESS. We intend to be the leader in providing integrated circuits and system software solutions for high-speed wireless data and Internet access.

    - EXPAND THE CAPABILITIES AND REACH OF OUR WIRELESS COMMUNICATIONS TECHNOLOGY. We intend to broaden our existing capabilities into additional wireless technologies, such as multi-mode integrated circuits supporting CDMA and other wireless technologies, and enhanced product features, including position location, multimedia capabilities, device connectivity, voice recognition, and peripheral memory devices. We intend to address new applications for our solutions, including wireless notebook computers, personal digital assistants, and remote monitoring systems.

    - CONTINUE TO DRIVE INDUSTRY STANDARDS FOR WIRELESS COMMUNICATIONS. We will seek to maintain our leading role in the formulation of standards for the wireless communications industry.

BENEFITS OF OUR SEPARATION FROM QUALCOMM

    Our company comprises businesses that will be separated from QUALCOMM's other operations prior to completion of this offering. We believe that we will realize benefits from our separation from QUALCOMM, including the following:

    - MORE EFFECTIVE ACCESS TO THIRD PARTY TECHNOLOGY. By separating our business from QUALCOMM's other operations, we believe that we will be able to use our CDMA and other intellectual property rights to gain reasonable access to other third party technologies without compromising QUALCOMM's CDMA licensing business.

    - GREATER STRATEGIC FOCUS AND RECOGNITION. We expect to have a sharper focus on enhancing the competitive position of our business, a greater ability to meet the evolving needs of our customers and increased recognition within the semiconductor industry and investment community.

    - IMPROVED CUSTOMER RELATIONS THROUGH THE ELIMINATION OF POTENTIAL CONFLICTS. Our existing customers are also licensees of QUALCOMM. These relationships have from time to time caused a conflict with sales of integrated circuits and system software solutions to our customers. We expect that our separation from QUALCOMM may facilitate improved relations with our customers.

    - BETTER INCENTIVES FOR EMPLOYEES AND GREATER ACCOUNTABILITY. We expect that the motivation and accountability of our employees, the focus of our management and our ability to attract and retain qualified personnel will be strengthened by incentive compensation programs tied to the market performance of our business.

OUR RELATIONSHIP WITH QUALCOMM

    We are currently a wholly-owned subsidiary of QUALCOMM. After the completion
of this offering, QUALCOMM will own approximately     % of the outstanding
shares of our common stock, or approximately     % if the underwriters exercise
their over-allotment option in full. QUALCOMM currently anticipates that it will complete its divestiture of Spinco by August 2001 by distributing all of the shares of Spinco common stock owned by QUALCOMM to the holders of QUALCOMM's common stock. However, QUALCOMM is not required to complete the distribution, and the distribution may not occur by the contemplated time, or at all. Because QUALCOMM will own ninety percent or more of our outstanding capital stock, it may merge us into QUALCOMM at any time.

    QUALCOMM will determine the timing, structure and terms of its distribution of our common stock at its sole discretion. QUALCOMM has filed to obtain a private letter ruling from the Internal Revenue Service that the distribution of its shares of Spinco common stock to the holders of QUALCOMM common stock will be tax-free to QUALCOMM and its stockholders for United States federal income tax purposes.

    We intend to enter into agreements with QUALCOMM that will provide for the separation of our business operations from QUALCOMM and govern our various interim and ongoing relationships. These arrangements will not be conditioned on the distribution. They will provide for, among other things, the transfer from QUALCOMM to us of the assets and the assumption of the liabilities relating to our business, the assignment and license to us of selected QUALCOMM intellectual property, as well as our future licensing and transfer to QUALCOMM of intellectual property we develop or acquire. All of the agreements providing for our separation from QUALCOMM will be made in the context of the parent-subsidiary relationship and are being negotiated in the overall context of our separation from QUALCOMM. The final terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. For a discussion of the various risks related to our separation from QUALCOMM, see "Risk Factors--Risks Related to Our Separation from QUALCOMM."

    MSM, CSM, RFT, RFR, IFR, IFT, MSP, iMSM and gpsOne are our trademarks. All other trademarks or service marks appearing in this prospectus are the property of their respective holders. We were incorporated as a Delaware corporation in July 2000. Our principal executive offices are currently located at 5775 Morehouse Drive, San Diego, California 92121-1714 and our telephone number is
(858) 587-1121.

                                  THE OFFERING

Common stock offered by Spinco...............  shares

Common stock to be outstanding after this
  offering...................................  shares

Use of proceeds..............................  We will use the net proceeds of this offering for working capital and general corporate
                                               purposes, including:

                                               -  product development;

                                               -  selling and marketing; and

                                               -  potential acquisitions of products,
                                                  technologies or companies.

                                               For more information, see "Use of Proceeds."

Proposed Nasdaq National Market Symbol.......  "      "

    The number of shares of common stock to be outstanding after the offering is
based on the number of shares outstanding as of       , 2000, and excludes
additional shares we may issue under the following plans and arrangements:

    -       shares of common stock available for issuance under our 2000 Equity
      Incentive Plan, including       shares of common stock reserved for
      issuance to holders of options to purchase QUALCOMM common stock following QUALCOMM's distribution of our common stock;

    - shares available for issuance under our 2000 Non-Employee Directors' Stock Option Plan; and

    -       shares available for issuance under our Employee Stock Purchase
      Plan.

    Except as otherwise indicated, all information in this prospectus assumes the underwriters' over-allotment option will not be exercised.

                        SUMMARY COMBINED FINANCIAL DATA

    The following tables summarize our combined financial data and should be read together with the combined Spinco financial statements and related notes thereto, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The as adjusted column reflects our receipt and use of the net proceeds from the offering (at an assumed initial public offering price of
$      per share), after deducting estimated underwriting discounts and commissions and estimated offering expenses. The historical financial information presented below may not necessarily reflect the results of operations, financial position and cash flows we would have had if we had operated independently as of the dates presented.

                                                   YEARS ENDED SEPTEMBER 30,(1)                    NINE MONTHS ENDED
                                     ---------------------------------------------------------   ---------------------
                                                                                                 JUNE 27,    JUNE 25,
                                       1995        1996        1997        1998        1999        1999        2000
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Third party......................  $  26,940   $ 111,045   $ 361,502   $ 583,111   $ 900,638   $ 610,767   $ 868,385
  Related party....................         --      61,023     188,179     296,747     247,634     177,399      96,329
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total revenues.................     26,940     172,068     549,681     879,858   1,148,272     788,166     964,714
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
Expenses:
  Cost of revenues.................     16,021     154,538     449,579     535,384     527,884     352,381     449,880
  Research and development.........      9,328      19,278      24,368      56,437     127,846      84,788     145,340
  Selling, general and
    administrative.................      4,496       7,784      13,546      29,690      50,134      35,895      48,013
  Amortization of goodwill and
    other acquisition-related
    intangible assets(2)...........         --          --          --          --          --          --      54,995
  Purchased in-process
    technology(2)..................         --          --          --          --          --          --      60,030
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total expenses.................     29,845     181,600     487,493     621,511     705,864     473,064     758,258
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
(Loss) income before income
  taxes............................     (2,905)     (9,532)     62,188     258,347     442,408     315,102     206,456
Income tax benefit (expense).......      1,654       4,303     (22,406)    (99,408)   (167,435)   (119,739)   (123,874)
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net (loss) income..................  $  (1,251)  $  (5,229)  $  39,782   $ 158,939   $ 274,973   $ 195,363   $  82,582
                                     =========   =========   =========   =========   =========   =========   =========
  Unaudited pro forma net earnings
    per common share(3):
    Basic..........................                                                  $                       $
    Diluted........................                                                  $                       $
  Shares used in unaudited pro
    forma per share
    calculations(3):
    Basic..........................
    Diluted........................

                                                               AS OF JUNE 25, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 12,550
Working capital.............................................   202,410
Total assets................................................   936,564
Parent's investment.........................................   838,380

------------------------

(1) Our fiscal year ends on the last Sunday in September. As a result, fiscal 1996 includes 53 weeks.

(2) QUALCOMM completed acquisitions during the nine months ended June 25, 2000, and will transfer to us specified assets related to those acquisitions. As a result, during the nine months ended June 25, 2000 we recorded $55 million in amortization of goodwill and other acquisition-related intangible assets, and we recorded a $60 million charge related to purchased in-process technology.

(3) We had no shares of common stock outstanding during fiscal 1999 and during the nine months ended June 25, 2000. Unaudited pro forma basic net earnings
    per common share was calculated based on the       common shares outstanding
    on the date of our capitalization adjusted for a subsequent    -for-one
    stock split. Unaudited pro forma diluted earnings per common share reflect the potential dilutive effect of additional common shares issuable upon
    exercise of outstanding stock options, which totaled       shares for the
    year ended September 26, 1999 and       shares for the nine months ended
    June 25, 2000. The effect of dilutive stock options was computed using the treasury stock method at the expected initial public offering price of
    $      per share.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING US OR THE ONLY ONES THAT MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE NO HISTORY AS AN INDEPENDENT COMPANY, SO THE HISTORICAL INFORMATION PRESENTED IN THIS PROSPECTUS MAY NOT BE REPRESENTATIVE OF OUR FUTURE FINANCIAL RESULTS.

    We have no history as an independent company. Accordingly, the historical financial information presented in this prospectus may not necessarily reflect the results of operations, financial position and cash flows we would have had if we had operated independently during the periods presented. We may not be profitable on an ongoing basis as a stand-alone company. In the future our results of operations may differ from those presented in this prospectus due to our need to establish our own independent banking relationships, administrative functions and sources of funding. We may not be able to maintain these relationships, develop these functions or locate these sources successfully, or on a cost-effective basis.

THE MARKET FOR OUR PRODUCTS IS CHARACTERIZED BY FREQUENT TECHNOLOGICAL INNOVATION. IF WE DO NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND REDUCE PRODUCTION COSTS, OUR FUTURE OPERATING RESULTS AND COMPETITIVE POSITION WILL BE HARMED.

    The wireless telecommunications industry is characterized by frequent technological innovation. Average selling prices for integrated circuits and other wireless telecommunications products have tended to decline over time. Therefore, we must continue to develop new products with enhanced features that we can sell at prices that permit us to achieve acceptable levels of profitability. Our ability to develop and introduce new products successfully will depend on numerous factors, including our ability to:

    - anticipate, and adequately develop new products on a timely basis to meet, evolving customer and market requirements and changes in technology and industry standards;

    - obtain rights to manufacture and sell products incorporating technologies developed by third parties;

    - market our products by differentiating them from those of our competitors;

    - respond successfully to new product announcements and introductions by our competitors;

    - deliver our products in sufficient volumes and on time; and

    - price our products competitively.

Our product development efforts may not be successful, and any new products we develop may not achieve market acceptance if we do not meet these challenges.

FUTURE SALES OF OUR PRODUCTS DEPEND IN PART ON WIDESPREAD DEPLOYMENT OF CDMA TECHNOLOGY.

    Our current products are based primarily on CDMA technology. Other digital wireless technologies, particularly Global Systems for Mobile communications, or GSM, technology, have been more widely adopted to date than CDMA. If CDMA technology does not become the preferred industry standard in the countries where we or our customers sell products or if wireless service providers do not select CDMA for their networks, we may be at a competitive disadvantage, and competitive pressures may require us to change our product designs at substantial cost. We may not be able to respond to these pressures or develop products compatible with the prevailing standard on a timely basis, or at an acceptable cost, which may limit the future sale of our products.

IF THE WIRELESS INDUSTRY DELAYS OR DOES NOT DEPLOY 3G WIRELESS STANDARDS BASED ON CDMA TECHNOLOGY, WE MAY LOSE A TIME TO MARKET ADVANTAGE OR EXPERIENCE OTHER COMPETITIVE DISADVANTAGES.

    Industry and government participants of the International Telecommunications Union and regional standards development organizations are currently considering a variety of standards that may be used in 3G wireless networks. 3G CDMA is a single standard with three modes of implementation. We have strategically focused on developing products for two of these modes. We have a product for one mode completed and a product for another mode in development. We are not currently developing products for the third mode. If the wireless industry delays or does not deploy 3G standards based on CDMA technology, we may lose a time to market advantage or experience other competitive disadvantages.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A LIMITED NUMBER OF CUSTOMERS. THE LOSS OF ANY ONE OF OUR MAJOR CUSTOMERS WOULD HARM THE RESULTS OF OUR OPERATIONS.

    We derive a significant portion of our revenue from a limited number of customers. Sales to Samsung Electronics Ltd. comprised 33%, 31% and 23% of our combined revenues in fiscal 1997, 1998 and 1999, respectively. Sales to QUALCOMM Personal Electronics, a 51% owned subsidiary of QUALCOMM, comprised 31%, 28% and 18% of our combined revenues in fiscal 1997, 1998 and 1999, respectively. We expect revenue from sales to QUALCOMM to continue to decline because of QUALCOMM's sale of its terrestrial wireless consumer products business to Kyocera Wireless in February 2000. Sales to LG Information and
Communications, Ltd. comprised 19%, 14% and 15% of our combined revenues in fiscal 1997, 1998 and 1999, respectively. Sales to Hyundai Electronics Industries Co., Ltd. comprised 10% of our combined revenues in fiscal 1999. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and size of future purchase orders, if any, from these customers and, in particular:

    - the product requirements of these customers;

    - the financial and operational success of these customers; and

    - the success of these customers' products that incorporate our products.

    The loss of any one of these customers or the delay, even if only temporary, or cancellation of significant orders from any of these customers would harm our results of operations.

WE DEPEND UPON A LIMITED NUMBER OF THIRD PARTY MANUFACTURERS TO PRODUCE AND TEST OUR PRODUCTS. ANY DISRUPTIONS IN THE OPERATIONS OF, OR THE LOSS OF, ANY OF THESE THIRD PARTIES COULD HARM OUR BUSINESS.

    We subcontract all of our manufacturing and assembly and most of the testing of our integrated circuits. We depend upon a limited number of third parties to perform these functions, some of which are only available from single sources with which we do not have long-term contracts. For example, during fiscal 1999, IBM was the primary manufacturer of our MSM family of integrated circuits. Our reliance on sole or limited source vendors involves risks. These risks include possible shortages of key components, product performance shortfalls, and reduced controls over delivery schedules, manufacturing capability, quality assurance, quantity and costs. We have no firm long-term commitments from our manufacturers to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. As a result, these manufacturers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to us on short notice.

    Our operations also may be harmed by lengthy or recurring disruptions at any of the facilities of our manufacturers. These disruptions may include labor strikes, work stoppages, fire, earthquake, flooding or other natural disasters. These disruptions could cause significant delays in shipments until we are able to shift the products from an affected manufacturer to another manufacturer. The loss of a significant third party manufacturer or the inability of a third party manufacturer to meet performance and quality specifications or delivery schedules could harm our business.

    In addition, one or more of our manufacturers may obtain licenses from QUALCOMM to manufacture CDMA integrated circuits that compete with our products. In this event, the manufacturer could elect to allocate scarce components and manufacturing capacity to its own products and reduce deliveries to us. In the event of a loss of or our decision to change a key third party manufacturer, qualifying a new manufacturer and commencing volume production or testing could involve delay and expense, resulting in lost revenues, reduced operating margins and possible loss of customers.

WE DEPEND ON PASS-THROUGH LICENSES FROM THIRD PARTY MANUFACTURERS TO PROVIDE US WITH PROTECTION AGAINST CLAIMS THAT WE VIOLATE THIRD PARTY MANUFACTURING PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS. THE LOSS OF ONE OR MORE OF OUR MANUFACTURERS COULD EXPOSE US TO THIS LIABILITY.

    Many of our third party manufacturers have cross-licenses with owners of patents and other intellectual property rights that may be necessary for the manufacture of our products. By using third party manufacturers to manufacture, assemble and test our integrated circuits, we may receive the benefit of cross-licenses extended to products manufactured, assembled or tested by the manufacturers. If we are forced to or later decide to use different third party manufacturers, we may lose the benefit of any cross-licenses extended to our products and therefore may be exposed to additional liability from the assertion of patents or other intellectual property rights against us.

SHORTAGES OF OR DEFECTS IN COMPONENTS, MATERIALS OR SOFTWARE USED IN OUR INTEGRATED CIRCUIT PRODUCTS OR SIMILAR PROBLEMS RELATED TO THE PRODUCTS OF OUR CUSTOMERS WOULD HARM OUR BUSINESS.

    Shortages of or defects or impurities in the components, materials or software used by us or our customers, delays in the delivery of those components, materials or software, or equipment failures or other difficulties would adversely affect our ability to ship products on a timely basis or our customers' demand for our products, which, in turn, would harm our business. We also may experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third party manufacturers.

OUR OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND TO MARKET DOWNTURNS, AND WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT RATE OF GROWTH.

    Our revenues, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Although we have had significant revenues and earnings growth in prior years, we may not be able to sustain these growth rates. Our future operating results will depend on many factors, including the following:

    - the loss of existing or anticipated customers or orders;

    - decreases in average selling prices of our products;

    - the availability and cost of integrated circuits from our third party manufacturers;

    - our ability to develop, introduce and market new products and services on a timely basis;

    - changes in the mix of products produced and sold;

    - product defects;

    - intellectual property disputes;

    - seasonal customer demand;

    - the general conditions of the semiconductor industry, including cyclical downturns; and

    - the rate of adoption and acceptance of new industry standards in our target markets.

    As a company focused on integrated circuits and system software solutions, our revenues may be more volatile than other companies with more diversified businesses. General economic or other conditions causing a downturn in the market for our products, affecting the timing of customer orders or causing cancellations or rescheduling of orders could also adversely affect our operating results. Moreover, our customers may change delivery schedules or cancel or reduce orders without incurring significant penalties and generally are not subject to minimum purchase requirements.

    The foregoing factors are difficult to forecast and these, as well as other factors, could harm our quarterly or annual operating results. If our operating results fail to meet the expectations of investment analysts or investors in any period, the market price of our common stock may decline.

WE ARE SUBJECT TO INTENSE COMPETITION.

    We currently face significant competition in our markets and expect that intense competition will continue. We compete primarily based on:

    - the benefits of CDMA relative to other wireless technologies, such as Time Division Multiple Access, or TDMA, and GSM;

    - comprehensiveness of product solutions;

    - product performance and quality;

    - design and engineering capabilities;

    - compliance with industry standards;

    - time to market;

    - system cost;

    - new product innovations; and

    - customer support.

    This competition has resulted and is expected to continue to result in declining average selling prices for our products. We anticipate that additional competitors will enter our markets as a result of growth opportunities in wireless telecommunications, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in selected segments of the industry.

    Our current competitors include major semiconductor companies such as Intel, LSI Logic and Philips, as well as major telecommunication equipment companies such as Motorola and Lucent. We also face competition from the in-house development efforts of many of our key customers, including Samsung. Moreover, some of our customers have rights from QUALCOMM that allow them to manufacture and sell integrated circuits incorporating CDMA technology and may compete directly with us.

    Many of our current and potential competitors have advantages over us, including:

    - existing royalty-free cross-licenses to competing and emerging technologies;

    - longer operating histories and presence in key markets;

    - access to in-house semiconductor manufacturing facilities;

    - greater name recognition;

    - access to larger customer bases; and

    - greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we have.

    As a result of these factors, these competitors may be more successful than us. In addition, we anticipate additional competitors to enter the market for products based on 3G standards. These competitors may have more established relationships and distribution channels in markets not currently deploying wireless technology. These competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers' purchasing decisions. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share to the detriment of our own.

IF OUR COMPETITORS ACQUIRE RIGHTS TO OUR INTELLECTUAL PROPERTY, OR TO INTELLECTUAL PROPERTY THAT WE LICENSE FROM QUALCOMM, IT WILL BE EASIER FOR THOSE COMPETITORS TO OFFER PRODUCTS SIMILAR TO OURS.

    QUALCOMM has licensed its CDMA technology to numerous other integrated circuit manufacturers, and may continue to extend patent licenses relating to its CDMA technology on terms that may be superior to the terms that we receive. Although we own an array of proprietary technology that supplements and advances the technology we license from QUALCOMM, it may be possible for a third party to copy or otherwise obtain and use our technology or the technology we license from QUALCOMM without authorization, develop similar technology independently or design around the patents we own or license. If any of our patents, or the patents we license from QUALCOMM, fail to protect the relevant technology, it will be easier for our competitors to offer products similar to ours. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain countries. Moreover, we may be required to license our intellectual property to third parties.

WE DERIVE THE MAJORITY OF OUR REVENUES FROM SALES OUTSIDE THE UNITED STATES, AND OUR INTERNATIONAL BUSINESS ACTIVITIES SUBJECT US TO RISKS THAT COULD HARM OUR BUSINESS.

    A significant part of our strategy involves our continued pursuit of growth opportunities in a number of international markets. Our revenues from international customers as a percentage of total revenues were 60% in fiscal 1997, 62% in fiscal 1998 and 74% in fiscal 1999. In addition, our pursuit of international growth opportunities may require significant investments for an extended period before we realize returns, if any, on our investments. Our business could be adversely affected by:

    - unexpected changes in legal or regulatory requirements;

    - export controls, tariffs and other barriers;

    - fluctuations in currency exchange rates;

    - nationalization, expropriation and limitations on repatriation of cash;

    - social, economic, banking and political risks;

    - taxation; and

    - changes in U.S. laws and policies affecting trade, foreign investment and loans.

    In addition to the general risks associated with our international sales and operations, we will also be subject to risks specific to the individual countries in which we do business. Three of our four largest customers during 1999 are based in South Korea. A significant downturn in the economies of Asian countries where our products are sold, particularly South Korea's economy, would materially harm our business. We also are subject to risks in certain markets in which our customers grant subsidies on handsets to their subscribers. For example, in South Korea the government recently limited the ability of handset manufacturers to provide subsidies on handsets to its subscribers and this, in turn, reduced the volume of products purchased from us.

FOREIGN CURRENCY FLUCTUATIONS COULD HARM OUR RESULTS OF OPERATIONS.

    We are exposed to risk from fluctuations in foreign currencies that could impact our results of operations, liquidity and financial condition. Declines in currency values in selected regions may adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies. Our trade receivables are generally dollar denominated. Accordingly, any significant change in the value of the dollar against our customers' functional currencies could result in an increase in our customers' cash flow requirements and could consequently affect our ability to collect receivables. Our exposure to emerging market currencies may increase as we expand into those markets.

WE INTEND TO PURSUE STRATEGIC TRANSACTIONS, WHICH COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL RESULTS.

    We intend to pursue strategic transactions that provide access to new technologies, products or markets. These transactions could include acquisitions, partnerships, joint ventures, business combinations and investments. Any transaction may require us to incur non-recurring or on-going charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our business and financial results. In addition, we may not succeed in retaining key employees of any business that we acquire. We may not consummate these transactions on favorable terms or at all or obtain the benefits we anticipate from a transaction. Accordingly, any of these transactions may have an adverse affect on our business or results of operations.

OUR INTELLECTUAL PROPERTY ARRANGEMENT WITH QUALCOMM MAY HARM OUR COMPETITIVE POSITION.

    Under the terms of our agreements with QUALCOMM, QUALCOMM may require us to assign to it selected patents, patent applications and invention disclosures that we develop or acquire and will receive a license to our other patents, patent applications and invention disclosures. QUALCOMM will have the right to license to third parties the patents, patent applications and invention disclosures we assign to it and the right to sublicense to third parties its license rights relating to those of our patents that are essential to wireless standards. QUALCOMM's access to our intellectual property may limit the competitive advantage we can derive from our development programs, and may interfere with our ability to enter into strategic transactions with third parties. If we are unable to enter into these types of transactions, our access to new technologies, products or markets may be limited.

OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO MANAGE GROWTH IN OUR BUSINESS.

    Since 1996, our business has experienced periods of rapid growth that have placed, and are expected to continue to place, significant demands on our managerial, operational and financial resources. In order to manage this growth, we must continue to improve and expand our management, operational and financial systems and controls, including quality control and delivery and service capabilities. We also need to continue to expand, train and manage our employee base. We must carefully manage production and inventory levels to meet product demand, new product introductions and product transitions. We cannot assure you that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

    In addition, inaccuracies in our demand forecasts could quickly result in either insufficient or excessive inventories and disproportionate overhead expenses. Our international expansion plans will require us to establish, manage and control operations in countries where we have limited or no operating experience. If we ineffectively manage our growth or are unsuccessful in recruiting and retaining personnel, our business and results of operations will be harmed.

THE ENFORCEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS MAY BE EXPENSIVE AND COULD DIVERT VALUABLE COMPANY RESOURCES.

    We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. Our intellectual property portfolio is primarily comprised of a select group of essential CDMA patents, patent applications and product designs transferred to us by QUALCOMM and the master intellectual property assignment and license agreement that allows us to use QUALCOMM's CDMA digital wireless technology, which is covered by various patents and patent applications. We also develop and seek domestic and foreign patent protection for our own proprietary technologies. We may need to engage in litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. The attempted enforcement of intellectual property rights by us could result in significant costs and diversion of resources away from our development and commercial efforts.

CLAIMS BY THIRD PARTIES THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY OR THAT PATENTS ON WHICH WE RELY ARE INVALID COULD ADVERSELY AFFECT OUR BUSINESS.

    From time to time, companies may assert patent, copyright and other intellectual proprietary rights to technologies used in our products or in the industry generally. These claims may result in our involvement in litigation. We may not prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If any of our products were found to infringe on protected technology, we could be required to redesign such products, license such technology, and/or pay damages or other compensation to the infringed party. If we are unable to license protected technology used in our products, we could be prohibited from making and selling such products.

    QUALCOMM has various cross-licenses from parties claiming rights to wireless technologies. QUALCOMM also may have the benefit of covenants from third parties not to assert their patents against QUALCOMM. Following the distribution of Spinco's common stock by QUALCOMM, we will no longer have the benefit of those cross-license and covenant not to assert arrangements. Accordingly, we may be subject to claims that we would not have been subject to as part of QUALCOMM. In addition, as the number of competitors in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time consuming, result in costly litigation, divert the efforts of our technical and management personnel or cause product shipment delays, any of which could have a material adverse effect upon our operating results.

    A number of third parties have claimed to own patents essential to various proposed 3G CDMA standards. If we and other product manufacturers are required to obtain additional licenses and/or pay royalties to one or more patent holders, this could have a material adverse effect on the commercial implementation of our CDMA products and our product margins and profitability.

    Prior to QUALCOMM's distribution of our common stock to its stockholders, we may be subject to litigation that we would not face as a stand-alone company unrelated to QUALCOMM.

    Third parties also may commence actions seeking to establish the invalidity of our patents or the patents QUALCOMM licenses to us. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable, which would harm our competitive position. Even if a third party challenge is not successful, it could be expensive and time consuming, divert management attention from our business and harm our reputation.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS.

    Our future success depends largely upon the continued service of our executive officers and other key management and technical personnel. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel. Our key technical personnel represent a significant asset, as the source of our technological and product innovations. The competition for these personnel is intense in the wireless telecommunications industry.

    We may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation both by our competitors and us. In addition, our separation from QUALCOMM may result in significant disruption of our personnel and may result in higher than normal turnover rates, including key managerial departures. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop, manufacture and sell our products. We do not have employment agreements with our key management personnel and do not maintain key person life insurance on any of our personnel.

PRODUCT LIABILITY CLAIMS OR RECALLS COULD HARM OUR BUSINESS.

    Testing, manufacturing, marketing and use of our products entails the risk of product liability. We are currently covered by QUALCOMM's product liability insurance and will obtain our own product liability insurance after QUALCOMM's distribution of our common stock to its stockholders. Although we believe this insurance will be adequate to protect against product liability claims, we cannot assure you that QUALCOMM or we will be able to continue to maintain such insurance at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. Any inability by QUALCOMM or us to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of our products. In addition, a product liability claim or recall could harm our business or reputation.

THE COMPLEXITY OF OUR PRODUCTS COULD RESULT IN UNFORESEEN DELAYS OR EXPENSES AND IN UNDETECTED DEFECTS OR BUGS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH CURRENT OR PROSPECTIVE CUSTOMERS.

    Highly complex products such as the integrated circuits and software that we offer or the products into which our products are incorporated may contain defects and bugs when they are first introduced or as new versions are released. If any of our integrated circuits, software, or the products into which our integrated circuits and software are incorporated contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products or the products into which our integrated circuits are incorporated.

    In addition, these defects or bugs could interrupt or delay sales to our customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our products are tested by our suppliers, our customers and ourselves, we cannot assure you that our new products or the products into which our integrated circuits and software are incorporated will not contain defects or bugs. If any of these problems are not found until after the commercial production of such new products, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR PRODUCTS MAY DECREASE.

    Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our products. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could reduce demand for our products in the U.S. as well as foreign countries.

                 RISKS RELATED TO OUR SEPARATION FROM QUALCOMM

AFTER OUR SEPARATION FROM QUALCOMM, WE MAY EXPERIENCE INCREASED COSTS RESULTING FROM DECREASED PURCHASING POWER OR LESS FAVORABLE LICENSE TERMS, EITHER OF WHICH COULD HARM OUR BUSINESS.

    Prior to our separation from QUALCOMM, we were able to take advantage of QUALCOMM's size and purchasing power in procuring goods, services and technology. As a separate, stand-alone entity, we may be unable to obtain goods, services and technology at prices and on terms as favorable as those we obtained prior to the separation. In addition, our patent cross-license agreement with QUALCOMM does not permit us to sublicense to third parties that portion of QUALCOMM's intellectual property portfolio licensed to us. In addition, QUALCOMM will have the right to acquire a portion of our patents, patent applications and invention disclosures and restrict our ability to sublicense that intellectual property to others. As a result, in negotiating patent cross-license agreements with third parties, we may be unable to obtain agreements on terms as favorable as we may have been able to obtain if we retained all rights to all of our inventions, could sublicense all of the intellectual property we develop or acquire and the QUALCOMM intellectual property that is licensed to us, or had access to QUALCOMM's entire intellectual property portfolio.

AFTER OUR SEPARATION FROM QUALCOMM, WE WILL NO LONGER BE ABLE TO PASS THROUGH OR SUBLICENSE SELECTED INTELLECTUAL PROPERTY RIGHTS OF QUALCOMM'S LICENSEES, WHICH MAY HARM OUR ABILITY TO MARKET OUR PRODUCTS AND SUBJECT US TO LIABILITY.

    Prior to our separation from QUALCOMM, we were generally able to pass through to our customers selected intellectual property rights of some of QUALCOMM's licensees. Following our separation from QUALCOMM, we will no longer be able to pass on those benefits to our customers, which may harm our ability to market our products and may subject us to claims for indemnification by our customers if they are sued by the holders of the intellectual property licensed to QUALCOMM.

OUR BUSINESS MAY SUFFER IF QUALCOMM DOES NOT COMPLETE ITS DISTRIBUTION OF OUR COMMON STOCK.

    QUALCOMM currently anticipates that it will complete its divestiture of Spinco by August 2001 by distributing all of our common stock that it owns to holders of QUALCOMM common stock.

However, QUALCOMM is not obligated to do so, and it is possible that QUALCOMM may decide not to complete this distribution by that time or at all. Completion of the distribution is subject to, among other things, approval by QUALCOMM's board of directors, receipt of a favorable Internal Revenue Service ruling regarding the tax-free nature of the distribution, and market conditions. As a result, we may not obtain the benefits we expect as a result of this distribution, including greater strategic focus, more effective access to third party technology, elimination of potential conflicts with our customers, better incentives and greater accountability for employees and the other benefits described in "Our Separation from QUALCOMM." In addition, until this distribution occurs, the risks discussed below relating to QUALCOMM's control of us and the potential business conflicts of interest between QUALCOMM and us will continue to be relevant to our stockholders.

THE TRANSITIONAL SERVICES BEING PROVIDED TO US BY QUALCOMM MAY NOT BE SUFFICIENT TO MEET OUR NEEDS, AND WE MAY NOT BE ABLE TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH QUALCOMM EXPIRE.

    QUALCOMM has agreed to provide certain transitional services to us, including services related to:

    - engineering;

    - information technology systems;

    - buildings and facilities;

    - finance and accounting; and

    - other administrative functions.

Although QUALCOMM is contractually obligated to provide us with these services, these services may not be provided at the same level of quality as when we were part of QUALCOMM, and we may not be able to obtain the same benefits. We will also lease and sublease certain office and manufacturing facilities from QUALCOMM.

    These transitional service arrangements generally have a term of less than two years following the separation. These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from QUALCOMM. The final terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. The prices charged to us under these agreements may be lower than the prices that we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves. Accordingly, upon the expiration of these various arrangements, we may not be able to replace the transitional services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from QUALCOMM.

WE CURRENTLY USE QUALCOMM'S INFORMATION TECHNOLOGY SYSTEMS, AND ALTHOUGH WE PLAN TO CREATE AND IMPLEMENT OUR OWN INFORMATION TECHNOLOGY SYSTEMS, WE MAY NOT BE SUCCESSFUL IN DOING SO.

    We currently use QUALCOMM's information technology systems to support our operations, including systems to manage inventory, order processing, human resources, shipping and accounting. Many of these systems are proprietary to QUALCOMM and are very complex. These systems have been modified, and are in the process of being further modified, to enable QUALCOMM to separately track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data. We are in the process of creating our own information systems to eventually replace QUALCOMM's systems. However, we may not be successful in implementing these systems and transitioning data from QUALCOMM's systems to ours. Any failure or significant downtime in QUALCOMM's or our own information systems could prevent us from taking customer orders, shipping products or billing customers and could harm our business.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND WE WILL NOT BE ABLE TO RELY ON QUALCOMM TO FUND THESE CAPITAL REQUIREMENTS.

    The design, development, manufacture and marketing of digital wireless communications products and services require significant amounts of capital. In the past, our capital needs have been satisfied by QUALCOMM. However, following the separation, QUALCOMM will no longer provide funds to finance our working capital or other cash or banking requirements. We cannot assure you that financing, if needed, will be available to us on favorable terms or at all.

    We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities and build-up of inventories. We believe that the proceeds to us of this offering, along with our future cash flow from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for the foreseeable future. However, we may require or choose to obtain additional debt or equity financing in the future. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We may not be able to obtain debt financing with interest rates as favorable as those historically enjoyed by QUALCOMM.

                RISKS RELATED TO OUR RELATIONSHIP WITH QUALCOMM

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH QUALCOMM WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

    Conflicts of interest may arise between QUALCOMM and us in a number of areas relating to our past and ongoing relationships, including:

    - labor, tax, employee benefit, indemnification and other matters arising from our separation from QUALCOMM;

    - intellectual property matters;

    - employee retention and recruiting;

    - major business combinations involving us;

    - sales or distributions by QUALCOMM of all or any portion of its ownership interest in us;

    - the nature, quality and pricing of transitional services QUALCOMM has agreed to provide to us; and

    - business opportunities that may be attractive to both QUALCOMM and us.

    In addition, although QUALCOMM will agree not to compete with us in the CDMA semiconductor industry for a period of three years, QUALCOMM may decide to compete with us in the future, creating an additional conflict of interest.

    We cannot guarantee that all conflicts will be resolved in a manner that is favorable to us or that conflicts will not result in harmful consequences to our business or prospects. Even if we do resolve any conflicts, the resolution may be less favorable than if we were dealing with an unaffiliated party. Furthermore, the agreements we will enter into with QUALCOMM may be amended upon agreement between the parties. While we are controlled by QUALCOMM, QUALCOMM may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreement.

OUR DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR POSITIONS WITH QUALCOMM AND THEIR OWNERSHIP OF QUALCOMM COMMON STOCK.

    Many of our directors, executive officers and employees have a substantial amount of their personal financial portfolios in QUALCOMM common stock and options to purchase QUALCOMM common stock. Ownership of QUALCOMM common stock by our directors, officers and employees after our separation from QUALCOMM could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for QUALCOMM and us. In addition, Dr. Irwin M. Jacobs and Anthony S. Thornley will serve as Chairman of the Board and Chief Financial Officer, respectively, of both companies, which also could create, or appear to create, conflicts of interest.

    Our financial results will be included in QUALCOMM's consolidated financial statements prior to the distribution of our common stock by QUALCOMM. Our directors and executive officers who will hold positions with QUALCOMM, and who may also be holders of QUALCOMM common stock or options to purchase QUALCOMM common stock, may therefore consider not only the short-term and long-term impact of financial and operating decisions on us, but also the impact of these decisions on QUALCOMM's consolidated financial results and its stockholders. In some instances, the impact of these decisions could be disadvantageous to us while advantageous to QUALCOMM.

OUR CLOSE RELATIONSHIP WITH QUALCOMM COULD LIMIT OUR POTENTIAL TO DO BUSINESS WITH QUALCOMM'S COMPETITORS.

    We will continue to have a variety of contractual relationships with QUALCOMM. Whether or not QUALCOMM completes its distribution of our common stock, our close relationship with QUALCOMM will continue for a significant period of time. We cannot predict whether existing and potential customers will be deterred from purchasing our products or using our services by the existence of these relationships or the historical ties between QUALCOMM and us. If they are deterred, our future growth could be hindered.

WE WILL BE CONTROLLED BY QUALCOMM AS LONG AS IT OWNS A MAJORITY OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

    After the completion of this offering, QUALCOMM will own approximately    %
of our outstanding common stock, or approximately    % if the underwriters
exercise in full their option to purchase additional shares. As long as QUALCOMM owns a majority of our outstanding common stock, QUALCOMM will continue to be able to elect our entire board of directors and to remove any director, with or without cause. Investors in this offering will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to the QUALCOMM stockholders. As a result, QUALCOMM will control all matters affecting us, including:

    - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

    - the allocation of business opportunities that may be suitable for us and QUALCOMM;

    - any determinations with respect to mergers or other business combinations;

    - our acquisition or disposition of assets;

    - our financing;

    - changes to the agreements providing for our separation from QUALCOMM;

    - the payment of dividends on our common stock; and

    - determinations with respect to our tax returns.

QUALCOMM is not prohibited from selling a controlling interest in us to a third party. However, QUALCOMM has agreed not to offer, sell or otherwise transfer any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters.

BECAUSE QUALCOMM WILL OWN MORE THAN NINETY PERCENT OF OUR OUTSTANDING CAPITAL STOCK, IT MAY MERGE US INTO QUALCOMM AT ANY TIME.

    Although QUALCOMM currently anticipates that by August 2001 it will distribute all of our common stock that it owns to the holders of QUALCOMM common stock, it is not obligated to do so, and it is possible that QUALCOMM may decide not to complete the distribution. Under Delaware law, a parent corporation that owns at least ninety percent of the outstanding capital of a subsidiary corporation may merge the subsidiary into the parent without the vote of the subsidiary's stockholders. Therefore, in the event QUALCOMM elects not to complete the distribution, it may merge us into itself without the vote of our stockholders. In such event, our outstanding shares of common stock would be converted into shares of common stock of QUALCOMM. Our stockholders would be entitled to appraisal rights under Delaware law, but these rights may not entitle our stockholders to receive consideration equivalent to the price they paid for our common stock.

WE MAY BE UNABLE TO RAISE CAPITAL OR ISSUE COMMON STOCK IN CONNECTION WITH ACQUISITIONS IN THE FUTURE BECAUSE OF OUR RELATIONSHIP WITH QUALCOMM.

    Prior to QUALCOMM's distribution of our common stock to its stockholders, QUALCOMM may seek to maintain a significant percentage of our common stock for tax planning purposes or otherwise. As a result, we may be constrained in our ability to raise equity capital in the future or to issue common stock or other equity securities in connection with future acquisitions.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

    The trading price of our common stock could be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may be unable to sell their common stock at or above our initial public offering price. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, perceptions of us by investors, general economic, industry and market conditions, and our relationship with QUALCOMM.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING AND MAY NOT USE THE PROCEEDS IN WAYS THAT ENHANCE OUR MARKET VALUE OR RESULTS OF OPERATIONS.

    We will retain broad discretion to allocate the proceeds of this offering. Our failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

SHARES BECOMING AVAILABLE FOR SALE, INCLUDING SHARES THAT MAY BE ISSUED IN CONNECTION WITH THE DISTRIBUTION, COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional
equity securities. After this offering, we will have outstanding       shares of
our common stock. All of the shares sold in this offering will be freely tradable. QUALCOMM will own the remaining outstanding shares of our common stock, but will be restricted from selling or otherwise transferring those shares for 180 days following the completion of this offering without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters. QUALCOMM currently anticipates that following the expiration of the lockup period, and before August 2001, it will distribute the shares of our common stock that it owns, which is expected to be more than 90% of our total outstanding shares, to holders of QUALCOMM common stock, although it is not obligated to do so. Substantially all of the distributed shares would be eligible for immediate resale in the public market. We are unable to predict when or if significant amounts of common stock will be sold in the open market in anticipation of, or following, this distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In addition, after QUALCOMM completes its distribution of our common stock, we intend to register up to additional shares of our common stock for sale upon the exercise of stock options issued or issuable to existing QUALCOMM option holders or pursuant to our 2000 Equity Incentive Plan, Employee Stock Purchase Plan and 2000 Non-Employee Directors' Stock Option Plan.

    A portion of QUALCOMM's common stock is held by index funds tied to the Standard & Poor's 500 Index or other stock indices. If we are not included in these indices at the time of QUALCOMM's distribution of our common stock, these index funds will be required to sell our stock. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could harm the market price of our common stock.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION THAT COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN.

    We have included market data from industry publications in this prospectus. The reliability of this data cannot be assured. Market data used throughout this prospectus was obtained from industry publications. Industry publications generally state that the information contained in these publications have been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified.

FOLLOWING THE DISTRIBUTION, PROVISIONS CONTAINED IN OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

    Our certificate of incorporation provides that after the completion of this offering, we will have a classified board of directors. Our certificate of incorporation also requires the approval of holders of at least 66 2/3% of our voting stock to amend or change the provisions mentioned relating to the classified board, as well as other selected provisions. Under our bylaws, after the completion of this offering, stockholders will not be permitted to call special meetings. Finally, after the completion of this offering, our certificate of incorporation will provide that after QUALCOMM's distribution of our common stock to its stockholders, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting rather than by any consent in writing.

    Delaware law requires the approval of holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock. This approval is not required in cases where certain of our directors approve the transaction or where certain minimum price criteria and other procedural requirements are met.

    Following the distribution of our stock by QUALCOMM, QUALCOMM would relinquish majority control of our stock. The classified board, special meeting and other charter provisions, and the transaction approval provisions of Delaware law, may discourage certain types of transactions involving an actual or potential change in our control. These provisions may also discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices and may limit our stockholders' ability to approve transactions that they may deem to be in their best interests.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties, many of which are beyond our control. These statements relate to future events or our future financial performance. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or "opportunity," the negative of these terms or other comparable terminology.

    Forward-looking statements in this prospectus are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot and do not guarantee future results, levels of activity, performance, market growth or achievements. All forward-looking statements speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                          OUR SEPARATION FROM QUALCOMM

    On July 25, 2000, QUALCOMM announced a plan to create a separate company comprised primarily of QUALCOMM's integrated circuits and system software solutions business. We were incorporated in Delaware in July 2000 in preparation for our separation from QUALCOMM, and we are currently a wholly-owned subsidiary of QUALCOMM. Prior to our separation, QUALCOMM has conducted and will expect to conduct our business through various divisions and subsidiaries. We expect that the separation of our business from those of QUALCOMM, including the transfer of related assets, liabilities and intellectual property rights, will be substantially completed by the closing of this offering.

BENEFITS OF THE SEPARATION

    We believe that we will realize certain benefits from our complete separation from QUALCOMM, including the following:

    - MORE EFFECTIVE ACCESS TO THIRD PARTY TECHNOLOGY. In order to expand our business, we will need to continue to implement and integrate additional features and functionality in our components. To do so, we must be able to license or otherwise gain access to third party technology and intellectual property on reasonable terms and conditions not materially less favorable than those obtained by our competitors. QUALCOMM will assign to us a portion of its patents and patent applications that are essential and/or useful to implement existing and proposed CDMA standards. A significant number of these patents have either not been licensed to third parties or have been licensed only for specific CDMA standards such as cdmaOne. By separating our business from QUALCOMM's other operations, we intend to use our CDMA patent rights to gain reasonable access to GSM and other third party technology without compromising QUALCOMM's CDMA licensing business. We will also be better positioned to extend into new areas of communications technology through acquisition of complementary businesses and internal development.

    - GREATER STRATEGIC FOCUS AND RECOGNITION. We expect to have a sharper focus on enhancing the competitive position of the Spinco business by dedicating the vast majority of our resources to the development of integrated circuits, system software solutions and reference designs for the wireless voice, data and Internet markets. We will have a greater ability to modify business processes to better fit the evolving needs of our customers. As a separate company focused primarily on providing integrated circuits and system software solutions, we also expect to have enhanced recognition within the semiconductor industry and investment community.

    - IMPROVED CUSTOMER RELATIONS THROUGH THE ELIMINATION OF POTENTIAL CONFLICTS. Our existing customers are also licensees of QUALCOMM. These relationships have from time to time caused a conflict with sales of integrated circuits and system software solutions to our customers. We expect that our separation from QUALCOMM may facilitate improved relations with our customers.

    - BETTER INCENTIVES FOR EMPLOYEES AND GREATER ACCOUNTABILITY. We expect that the motivation and accountability of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our business. The separation will enable us to offer our employees compensation directly linked to that performance which may enhance our ability to attract and retain qualified personnel.

SEPARATION AND TRANSITIONAL AGREEMENTS

    We and QUALCOMM will enter into agreements providing for the separation of our business from QUALCOMM, including a master separation and distribution agreement to which we and

QUALCOMM are parties. These agreements will generally provide for, among other things, the transfer from QUALCOMM to us of assets and the assumption by us of liabilities relating to our business, in each case to the extent agreed to by QUALCOMM and us. We also will enter into agreements with QUALCOMM regarding the transfer and licensing between us of intellectual property relating to our businesses. We also will enter into agreements governing various interim and ongoing relationships between the parties, including transitional services QUALCOMM will provide to us.

    The agreements relating to our separation from QUALCOMM are being made in the context of a parent-subsidiary relationship and are being negotiated in the overall context of our separation from QUALCOMM. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. For more information regarding the separation arrangements, see "Arrangements between Spinco and QUALCOMM."

QUALCOMM'S DISTRIBUTION OF OUR COMMON STOCK

    After completion of this offering, QUALCOMM will own approximately     % of
the outstanding shares of our common stock, or approximately     % if the
underwriters exercise their over-allotment option in full. QUALCOMM currently anticipates that it will complete its divestiture of our company before August 2001 by distributing all of its shares of our common stock to the holders of QUALCOMM's common stock. However, QUALCOMM is not obligated to complete the distribution, and we cannot assure you as to whether or when it will occur. For a discussion of the risks associated with QUALCOMM's distribution of our common stock, see "Risk Factors--Risks Related to Our Separation from QUALCOMM--Our business may suffer if QUALCOMM does not complete its distribution of our common stock" and "Risks Related to Our Relationship with QUALCOMM--Because QUALCOMM will own ninety percent of our outstanding capital stock, it may merge us into QUALCOMM at any time."

    QUALCOMM has advised us that it would not complete the distribution of its shares of our common stock if its board of directors determines that the distribution is no longer in the best interest of QUALCOMM and its stockholders. QUALCOMM has further advised us that it currently expects that the principal factors that it would consider in determining whether and when to complete the distribution include:

    - the relative market prices of our common stock and QUALCOMM's common stock;

    - whether QUALCOMM receives a private letter ruling from the Internal Revenue Service concluding that the distribution will be tax-free to QUALCOMM and its stockholders for United States federal income tax purposes;

    - the absence of any court orders or regulations prohibiting or restricting the completion of the distribution;

    - QUALCOMM's relationships with our customers or potential customers and other companies possessing significant intellectual property with respect to wireless technologies; and

    - market and other conditions affecting the businesses of Spinco or QUALCOMM.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the offering will be approximately
$    million (based upon an assumed initial public offering price of $      per
share) after deducting underwriting discounts and commissions and estimated
offering expenses ($        if the over-allotment option is exercised in full).

    We will use the net proceeds of this offering for working capital and general corporate purposes, including product development and selling and marketing. We will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend on a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. We also may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. Currently, however, we do not have any understandings, commitments or agreements with respect to these potential transactions. Pending such uses, the net proceeds of this offering will be invested in short or medium term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of        , 2000. Our
capitalization is presented

    - on an actual basis; and

    - on an as adjusted basis to reflect our receipt of the estimated net
      proceeds from the sale of       shares of common stock in this offering at
      an assumed price of $              per share.

    This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                                   AS OF , 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Stockholders' equity(1):
  Preferred stock, $.0001 par value;       shares
    authorized, none issued and outstanding, actual and as
    adjusted................................................  $     --
  Common stock, $.0001 par value;       shares authorized
    and       shares issued and outstanding, actual;
    shares authorized,       issued and outstanding, as
    adjusted................................................        --
  Additional paid-in capital................................        --
  Parent's investment.......................................   838,380
  Retained earnings.........................................        --
                                                              --------     --------
    Total stockholders' equity..............................   838,380
                                                              --------     --------
      Total capitalization..................................  $838,380
                                                              ========     ========

------------------------

(1) The number of shares of common stock to be outstanding after the offering is
    based on the number of shares outstanding as of            , 2000, and
    excludes additional shares we may issue under the following plans and arrangements:

    -       shares of common stock available for issuance under our 2000 Equity
      Incentive Plan, including       shares of common stock reserved for
      issuance to holders of options to purchase QUALCOMM common stock following QUALCOMM's distribution of our common stock;

    - shares available for issuance under our 2000 Non-Employee Directors' Stock Option Plan; and

    -       shares available for issuance under our Employee Stock Purchase
      Plan.

                                    DILUTION

    Our net tangible book value as of             , 2000 was $      , or $
per share of common stock. Net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of common stock
offered hereby at an assumed initial public offering price of $            per
share and our receipt of the estimated net proceeds therefrom, our pro forma net
tangible book value as of             , 2000 would have been approximately
$            million, or $      per share. This represents an immediate increase
in net tangible book value of $      per share to existing stockholders and an
immediate dilution of $      per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price per share...........            $
  Net tangible book value per share before the offering...  $
  Increase per share attributable to new investors........  $
                                                            -------
Pro forma net tangible book value per share after this
  offering................................................            $
                                                                      -------
Dilution per share to new investors.......................            $
                                                                      =======

    The following table summarizes, on a pro forma basis as of             ,
2000, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting underwriting discounts and commissions and estimated offering expenses.

                                        SHARES          TOTAL CONSIDERATION
                                  -------------------   -------------------   AVERAGE PRICE
                                   NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                  --------   --------   --------   --------   -------------
Existing stockholders...........                   %    $                %       $
New investors...................                   %                     %
                                   ------     -----     -------     -----
  Total.........................              100.0%    $           100.0%
                                   ======     =====     =======     =====

    We expect to have       shares outstanding as of             , 2000. In
addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

    -             shares of common stock available for issuance under our 2000
      Equity Incentive Plan, including       shares of common stock reserved for
      issuance to holders of options to purchase QUALCOMM common stock following QUALCOMM's distribution of our common stock;

    - shares available for issuance under our 2000 Non-Employee Directors' Stock Option Plan; and

    -             shares available for issuance under our Employee Stock
      Purchase Plan.

                        SELECTED COMBINED FINANCIAL DATA

    The following selected combined unaudited financial data should be read in conjunction with the Spinco combined financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of income data for the years ended September 30, 1997, 1998 and 1999 and the balance sheet data at September 30, 1998 and 1999 were derived from our audited combined financial statements. The statement of income data for the years ended September 30, 1995 and 1996 and for the nine-month periods ended June 27, 1999 and June 25, 2000 and the balance sheet data at September 30, 1995, 1996, 1997 and at June 25, 2000 are derived from our unaudited combined financial statements. The unaudited combined financial statements have been prepared on substantially the same basis as the audited combined financial statements and include all adjustments, consisting only of normal, recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods. Historical results are not necessarily indicative of the results that may be expected in the future, and the results of interim periods are not necessarily indicative of results that may be expected for the entire year. In addition, the historical financial information presented below may not necessarily reflect the results of operations, financial position and cash flows we would have had if we had operated independently as of the dates presented.

                                                                                                              NINE MONTHS ENDED
                                                              YEARS ENDED SEPTEMBER 30,(1)                  ---------------------
                                               ----------------------------------------------------------   JUNE 27,    JUNE 25,
                                                 1995        1996        1997        1998         1999        1999        2000
                                               ---------   ---------   ---------   ---------   ----------   ---------   ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Third party................................  $  26,940   $ 111,045   $ 361,502   $ 583,111   $  900,638   $ 610,767   $ 868,385
  Related party..............................         --      61,023     188,179     296,747      247,634     177,399      96,329
                                               ---------   ---------   ---------   ---------   ----------   ---------   ---------
    Total revenues...........................     26,940     172,068     549,681     879,858    1,148,272     788,166     964,714
                                               ---------   ---------   ---------   ---------   ----------   ---------   ---------
Expenses:
  Cost of revenues...........................     16,021     154,538     449,579     535,384      527,884     352,381     449,880
  Research and development...................      9,328      19,278      24,368      56,437      127,846      84,788     145,340
  Selling, general and administrative........      4,496       7,784      13,546      29,690       50,134      35,895      48,013
  Amortization of goodwill and other
    acquisition-related intangible
    assets(2)................................         --          --          --          --           --          --      54,995
  Purchased in-process technology(2).........         --          --          --          --           --          --      60,030
                                               ---------   ---------   ---------   ---------   ----------   ---------   ---------
    Total expenses...........................     29,845     181,600     487,493     621,511      705,864     473,064     758,258
                                               ---------   ---------   ---------   ---------   ----------   ---------   ---------
(Loss) income before income taxes............     (2,905)     (9,532)     62,188     258,347      442,408     315,102     206,456
Income tax benefit (expense).................      1,654       4,303     (22,406)    (99,408)    (167,435)   (119,739)   (123,874)
                                               ---------   ---------   ---------   ---------   ----------   ---------   ---------
Net (loss) income............................  $  (1,251)  $  (5,229)  $  39,782   $ 158,939   $  274,973   $ 195,363   $  82,582
                                               =========   =========   =========   =========   ==========   =========   =========
Unaudited pro forma net earnings per common
  share(3):
  Basic......................................                                                  $                        $
  Diluted....................................                                                  $                        $
Shares used in unaudited pro forma per share
  calculations(3):
  Basic......................................
  Diluted....................................

                                                                                SEPTEMBER 30,(1)
                                                              ----------------------------------------------------   JUNE 25,
                                                                1995       1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------   --------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   143    $   229    $  1,439   $    921   $  1,772   $ 12,550
Working capital.............................................    4,793     44,298      86,400    169,684    150,213    202,410
Total assets................................................   18,270     79,638     125,434    222,313    252,503    936,564
Parent's investment.........................................   11,916     53,476     101,107    194,760    175,783    838,380

------------------------

(1) Our fiscal year ends on the last Sunday in September. As a result, fiscal 1996 includes 53 weeks.

(2) QUALCOMM completed acquisitions during the nine months ended June 25, 2000 and will transfer to us specified assets related to those acquisitions. As a result, during the nine months ended June 25, 2000 we recorded $55 million in amortization of goodwill and other acquisition-related intangible assets, and we recorded a $60 million charge related to purchased in-process technology.

(3) We had no shares of common stock outstanding during fiscal 1999 and during the nine months ended June 25, 2000. Unaudited pro forma basic net earnings
    per common share was calculated based on the       common shares outstanding
    on the date of our capitalization adjusted for a subsequent    -for-one
    stock split. Unaudited pro forma diluted earnings per common share reflect the potential dilutive effect of additional common shares issuable upon
    exercise of outstanding stock options, which totaled             shares for
    the year ended September 26, 1999 and             shares for the nine months
    ended June 25, 2000. The effect of dilutive stock options was computed using the treasury stock method at the expected initial public offering price of
    $            per share.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements are based on our unaudited historical condensed combined financial statements as of June 25, 2000 and for the nine month period then ended, and our audited historical combined financial statements for the year ended September 30, 1999, adjusted to give effect to our separation from QUALCOMM and QUALCOMM's acquisition of SnapTrack, Inc. The pro forma condensed combined statements of income for the nine months ended June 25, 2000 and for the year ended
September 30, 1999 give effect to our separation from QUALCOMM and QUALCOMM's acquisition of SnapTrack as if both had occurred as of October 1, 1998. Our separation from QUALCOMM is described elsewhere in the prospectus, and the related adjustments are described in the accompanying notes.

    In March 2000, QUALCOMM completed the acquisition of all of the outstanding capital stock of SnapTrack in a transaction accounted for as a purchase. QUALCOMM will allocate to us $629 million in goodwill, $60 million in purchased in-process technology and $19 million in other intangible assets related to SnapTrack's workforce, customer base and completed and in-process technology to be transferred to us. QUALCOMM will retain $319 million in goodwill and $15 million in other intangible assets related to specified SnapTrack patents that will not be transferred to us. The unaudited pro forma condensed combined statements of income for the nine months ended June 25, 2000 and for the year ended September 30, 1999 give effect to our results of operations as if the acquisition of SnapTrack had occurred on October 1, 1998.

    The unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions set forth in the notes to such statements, which have been made solely for purposes of developing such pro forma financial statements. The pro forma financial statements do not purport to represent what our results of operations or financial condition would actually have been had our separation from QUALCOMM in fact occurred on such date or to project our results of operations or financial condition for any future period or date. The pro forma financial statements should be read in conjunction with our historical combined financial statements and the historical consolidated financial statements of SnapTrack included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The pro forma financial statements assume the completion of the transactions contemplated by the master separation and distribution agreement and the agreements to be entered into pursuant to the master separation and distribution agreement including the completion of all the asset transfers and contract assignments contemplated thereby. Assumptions regarding the number of shares of our common stock may not reflect the actual numbers at the time of QUALCOMM's planned distribution of our common stock.

                             QUALCOMM SPINCO, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                        JUNE 25, 2000
                                                            --------------------------------------
                                                                       ADJUSTMENTS FOR
                                                             SPINCO     THE OFFERING     PRO FORMA
                                                            --------   ---------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 12,550      $       (a)    $ 12,550
  Accounts receivable, net................................   218,295            --        218,295
  Inventories, net........................................    35,888            --         35,888
  Deferred income taxes...................................    21,141            --         21,141
  Other current assets....................................     1,909            --          1,909
                                                            --------      --------       --------
    Total current assets..................................   289,783                      289,783
Property and equipment, net...............................    38,003            --         38,003
Goodwill, net.............................................   587,014            --        587,014
Other assets..............................................    21,764            --         21,764
                                                            --------      --------       --------
    Total assets..........................................  $936,564      $              $936,564
                                                            ========      ========       ========

LIABILITIES AND PARENT'S INVESTMENT
Current liabilities:
  Accounts payable........................................  $ 44,347      $     --       $ 44,347
  Payroll and benefit-related liabilities.................    12,503            --         12,503
  Other accrued liabilities...............................    10,772            --         10,772
  Unearned revenue........................................    19,751            --         19,751
                                                            --------      --------       --------
    Total current liabilities.............................    87,373            --         87,373
Deferred income taxes.....................................     7,730            --          7,730
Other liabilities.........................................     3,081            --          3,081
                                                            --------      --------       --------
    Total liabilities.....................................    98,184            --         98,184
Parent's investment.......................................   838,380                      838,380
                                                            --------      --------       --------
    Total liabilities and stockholders' equity............  $936,564      $              $936,564
                                                            ========      ========       ========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED JUNE 25, 2000
                                              -------------------------------------------------------------
                                                   HISTORICAL
                                              ---------------------    SNAPTRACK    SEPARATION
                                               SPINCO     SNAPTRACK   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                              ---------   ---------   -----------   -----------   ---------
Revenues....................................  $ 964,714   $    339     $     --      $     --     $ 965,053
                                              ---------   --------     --------      --------     ---------
Operating expenses:
  Cost of revenues..........................    449,880         23           --       (39,150)(f)   410,753
  Research and development..................    145,340      5,387 (b)        --           --       150,727
  Selling, general and administrative.......     48,013      5,890 (b)        --           --        53,903
  Amortization of goodwill and other
    acquisition-related intangible assets...     54,995         --       67,559 (c)        --       122,554
  Purchased in-process technology...........     60,030         --      (60,030)(d)        --            --
                                              ---------   --------     --------      --------     ---------
Total operating expenses....................    758,258     11,300        7,529       (39,150)      737,937
                                              ---------   --------     --------      --------     ---------
Operating income (loss).....................    206,456    (10,961)      (7,529)       39,150       227,116
Interest expense............................         --        (42)          --            --           (42)
Investment income, net......................         --         94           --            --            94
                                              ---------   --------     --------      --------     ---------
Income (loss) before income taxes...........    206,456    (10,909)      (7,529)       39,150       227,168
Income tax expense..........................   (123,874)        --        4,517 (e)   (15,269)(g)  (134,626)
                                              ---------   --------     --------      --------     ---------
Net income (loss)...........................  $  82,582   $(10,909)    $ (3,012)     $ 23,881     $  92,542
                                              =========   ========     ========      ========     =========
Unaudited pro forma net earnings per common
  share(h):
  Basic.....................................  $                                                   $
                                              =========                                           =========
  Diluted...................................  $                                                   $
                                              =========                                           =========
Shares used in unaudited pro forma per share
  calculations(h):
  Basic.....................................
                                              =========                                           =========
  Diluted...................................
                                              =========                                           =========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED SEPTEMBER 30, 1999
                                             ---------------------------------------------------------------
                                                   HISTORICAL
                                             ----------------------    SNAPTRACK    SEPARATION
                                               SPINCO     SNAPTRACK   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                             ----------   ---------   -----------   -----------   ----------
Revenues...................................  $1,148,272   $     65     $             $     --     $1,148,337
                                             ----------   --------     ---------     --------     ----------
Operating expenses:
  Cost of revenues.........................     527,884         70            --      (48,420)(f)    479,534
  Research and development.................     127,846      7,003 (i)         --          --        134,849
  Selling, general and administrative......      50,134      6,564 (i)         --          --         56,698
  Amortization of goodwill and other
    acquisition-related intangible
    assets.................................          --         --       162,142 (c)        --       162,142
                                             ----------   --------     ---------     --------     ----------
Total operating expenses...................     705,864     13,637       162,142      (48,420)       833,223
                                             ----------   --------     ---------     --------     ----------
Operating income (loss)....................     442,408    (13,572)     (162,142)      48,420        315,114
Interest expense...........................          --       (255)           --           --           (255)
Investment income, net.....................          --        404            --           --            404
                                             ----------   --------     ---------     --------     ----------
Income (loss) before income taxes..........     442,408    (13,423)     (162,142)      48,420        315,263
Income tax expense.........................    (167,435)        --         6,234 (e)   (18,400)(g)   (179,601)
                                             ----------   --------     ---------     --------     ----------
Net income (loss)..........................  $  274,973   $(13,423)    $(155,908)    $ 30,020     $  135,662
                                             ==========   ========     =========     ========     ==========
Unaudited pro forma net earnings per common
  share(h):
  Basic....................................  $                                                    $
                                             ==========                                           ==========
  Diluted..................................  $                                                    $
                                             ==========                                           ==========
Shares used in unaudited pro forma per
  share calculations(h):
  Basic....................................
                                             ==========                                           ==========
  Diluted..................................
                                             ==========                                           ==========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) Reflects the estimated net proceeds from the expected initial public offering.

(b) For the nine months ended June 25, 2000, SnapTrack's research and development expenses and selling, general and administrative expenses included $1.6 million and $1.8 million, respectively, in amortization of deferred stock compensation related to SnapTrack's issuance of stock options with exercise prices less than the estimated fair market value of the underlying stock on the date of grant. This cost is duplicative, as the fair value of the stock has been included in the purchase price which results in additional goodwill amortization, and will not be recorded by us in periods subsequent to the purchase.

(c) Reflects amortization of goodwill and other intangible assets related to the SnapTrack acquisition. Goodwill and other intangible assets related to the SnapTrack acquisition are amortized on a straight-line basis over their estimated useful lives of four years and are recorded as if the acquisition had occurred as of October 1, 1998.

(d) Reflects the elimination of the non-recurring $60 million charge for purchased in-process technology QUALCOMM will transfer to us related to the SnapTrack acquisition.

(e) Reflects the estimated tax benefit related to SnapTrack's net loss and the change in deferred tax liabilities resulting from the amortization of certain of the intangible assets recorded as part of the acquisition.

(f) Reflects the offset of royalties payable to QUALCOMM. QUALCOMM will grant us a limited royalty-bearing covenant not to assert its patents against us in connection with our integrated circuits and system software solutions business. We will receive an offsetting credit equal to our royalty obligation to QUALCOMM in exchange for our on-going transfer of selected patents, patent applications and invention disclosures to QUALCOMM, and our grant to QUALCOMM of licenses for our other patents, patent applications and invention disclosures.

(g) Reflects the estimated tax expense related to the offset of royalties payable to QUALCOMM.

(h) We had no shares of common stock outstanding during fiscal 1999 and during the nine months ended June 25, 2000. Unaudited pro forma basic net earnings
    per common share was calculated based on the         common shares
    outstanding on the date of our capitalization, adjusted for a subsequent
      -for-one stock split. Unaudited pro forma diluted net earnings per common share reflect the potential dilutive effect of additional common shares issuable upon exercise of outstanding stock options, which totaled
    shares in 1999 and       shares for the nine months ended June 25, 2000. The
    effect of dilutive stock options was computed using the treasury stock
    method at the expected initial public offering price of $        per share.

(i) For the year ended September 30, 1999, SnapTrack's research and development expenses and selling, general and administrative expenses included $1.3 million and $1.2 million, respectively, in amortization of deferred stock compensation related to SnapTrack's issuance of stock options with exercise prices less than the estimated fair market value of the underlying stock on the date of grant. This cost is duplicative, as the fair value of the stock has been included in the purchase price which results in additional goodwill amortization, and will not be recorded by us in periods subsequent to the purchase.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with our combined financial statements and the related notes and the other financial information included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of specified factors, including those set forth under "Risk Factors" beginning on page 9 and elsewhere in this prospectus.

SEPARATION FROM QUALCOMM

    We are currently a wholly-owned subsidiary of QUALCOMM. Prior to the completion of this offering, QUALCOMM will transfer to us its integrated circuits and system software solutions business, currently known as QUALCOMM's CDMA Technologies segment; its High Data Rate, or 1xEV, product and technology group; its QUALCOMM Israel subsidiary; a portion of its position location business acquired with the SnapTrack acquisition; and its European radio frequency design business for handsets, purchased in February 2000 from Tellit Communications Limited. After the completion of this offering, QUALCOMM will own
approximately   % of our outstanding common stock. QUALCOMM currently
anticipates that it will complete its divestiture of us by August 2001 by distributing all of the shares of our common stock it owns to the holders of QUALCOMM common stock. However, QUALCOMM is not required to complete the distribution, and the distribution may not occur by the contemplated time, or at all. Because QUALCOMM will own 90% or more of our outstanding capital stock, it may merge us into QUALCOMM at any time. Following the distribution, QUALCOMM and we will be operated as independent companies. However, QUALCOMM and we will continue to have a relationship as a result of the various agreements being entered into in connection with the distribution.

SPINCO BUSINESS

    We are the leading developer and supplier worldwide of CDMA-based wireless communication integrated circuits and system software solutions for voice and data communications products and services. Our CDMA-based products include system software and baseband, radio frequency, intermediate frequency, and power amplification integrated circuit products for wireless handset manufacturers. For wireless infrastructure manufacturers, we offer baseband integrated circuit products and system software solutions which provide wireless standards-compliant processing of voice and data signals to and from wireless handsets.

    Our total revenues have grown from $3 million in fiscal 1992 to $1.1 billion in fiscal 1999. Our revenues were $965 million through the first nine months of fiscal 2000. We recognize revenues from hardware product sales at the time units are shipped. We recognize license fees related to software license agreements over the term of the agreement when the contractual obligations have been fulfilled.

    Prior to the closing of the offering, we will enter into agreements with QUALCOMM under which QUALCOMM will provide services to us during a transition period after the separation. The agreements will relate primarily to engineering services, buildings and facilities, information technology systems, finance and accounting services and other administrative functions. Under these agreements, we will reimburse QUALCOMM for its cost of the service plus five percent during the first year and for its cost of the service plus ten percent thereafter. The transition period varies depending on the agreement but is generally less than two years. Some of the agreements, including those for building services and information technology services, will provide for possible extensions of their terms beyond the initial transition period. The agreements do not necessarily reflect the costs of obtaining the services from unrelated third parties or of our providing the applicable services ourselves. However, we believe that purchasing these services from QUALCOMM provides us with an efficient means of obtaining these services during the transition period.

    We must also negotiate new agreements with various third parties as a separate, stand-alone entity. There can be no assurance that the terms we will be able to negotiate for these agreements will be as favorable as those we enjoyed as part of QUALCOMM. In addition, as part of QUALCOMM, we benefited from various economies of scale including shared administrative functions and facilities. We expect that our operating expenses will increase, although the amount is not determinable at this time. For a discussion of the various risks related to our separation from QUALCOMM, see "Risk Factors--Risks Related to Our Separation from QUALCOMM."

RECENT ACQUISITIONS

    Specified assets related to the following recent acquisitions will be transferred to us as a part of our business:

    On March 1, 2000, QUALCOMM completed the acquisition of all of the outstanding capital stock of SnapTrack, Inc., a developer of wireless position location technology, in a transaction accounted for as a purchase. The purchase price was approximately $1 billion, representing the value of QUALCOMM shares issued to effect the purchase, the value of vested and unvested options and warrants exchanged at the closing date and estimated transaction costs of $2 million. The allocation of the purchase price, based on the estimated fair values of the acquired assets and assumed liabilities, reflects acquired goodwill of $948 million, purchased in-process technology of $60 million and other intangible assets of $34 million. QUALCOMM will allocate to us
$629 million of goodwill, $60 million in purchased in-process technology and $19 million in other assets related to SnapTrack's workforce, customer base and completed and in-process technology to be transferred to us. QUALCOMM will retain, among other things, the licensing business of SnapTrack, and accordingly will retain $319 million in goodwill and $15 million in other intangible assets related to specified SnapTrack patents that will not be transferred to us.

    On February 25, 2000, QUALCOMM purchased the Technology Development Group of Tellit Communications Limited, a U.K.-based company. QUALCOMM paid the initial purchase price of $12 million in cash. An additional $9 million in consideration is payable in cash through March 31, 2001 if specified performance and other milestones are reached. The preliminary allocation of purchase price, based on the estimated fair values of acquired assets and liabilities assumed, reflects acquired goodwill of $11 million and other identified intangible assets of $1 million.

BASIS OF PRESENTATION

    Our fiscal year end is the last Sunday in September. Each accounting period ends on the last Sunday of the month. Unless otherwise stated, all years and dates refer to our fiscal year and fiscal periods.

    Our combined financial statements reflect the combined financial position, results of operations and cash flows of the businesses that will be transferred to us from QUALCOMM as if we had been a separate legal entity for all periods presented, and as if certain wholly-owned subsidiaries of QUALCOMM had been owned by us. However, for the periods covered by the financial statements, wholly-owned subsidiaries combined with us were directly or indirectly owned by QUALCOMM. All significant intercompany accounts and transactions between combined entities have been eliminated. The financial statements have been prepared using QUALCOMM's historical basis in the assets and liabilities and historical results of operations related to our businesses. We had no cash balances as of September 30, 1997, 1998 and 1999, other than cash and cash equivalents owned by combined foreign legal entities, as no specific cash accounts had been designated by QUALCOMM for us. When our liabilities are paid or investments are made, it is assumed that the cash used by us was funded by a parent cash contribution. Similarly, changes in parent's investment represent QUALCOMM's contribution after giving effect to our net earnings plus net transfers to and from QUALCOMM. We will begin accumulating retained earnings on the separation date.

    Our combined financial statements include allocations of certain QUALCOMM corporate expenses, including centralized research and development, legal, accounting, employee benefits, rent, insurance services, information technology services, treasury, investor relations and other QUALCOMM corporate and infrastructure costs. The expense allocations have been determined on bases that QUALCOMM considered to be a reasonable reflection of the utilization of services provided to or the benefit received by us. However, the financial information included herein may not necessarily reflect our combined financial position, results of operations, changes in cash flows and parent's investment in the future or what they would have been if we had been a separate stand-alone entity for the periods presented.

TRANSACTIONS WITH QUALCOMM

    Our revenue from sales of products to QUALCOMM was $188 million in fiscal 1997, $297 million in fiscal 1998, $248 million in fiscal 1999, $177 million for the nine months ended June 27, 1999 and $96 million for the nine months ended June 25, 2000. We expect revenue from sales to QUALCOMM to continue to decline because of QUALCOMM's sale of its terrestrial wireless consumer products business to Kyocera Wireless in February 2000. Our costs of revenues related to royalties paid to QUALCOMM was $23 million in fiscal 1997, $36 million in fiscal 1998, $48 million in fiscal 1999, $33 million in the nine months ended June 27, 1999 and $39 million in the nine months ended June 25, 2000. Under the terms of our master intellectual property assignment and license agreement with QUALCOMM, QUALCOMM will grant us a limited royalty-bearing covenant not to assert its patents against us in connection with our integrated circuits and system software solutions business. We will receive an offsetting credit for our ongoing transfer of selected patents, patent applications and invention disclosures to QUALCOMM, and our grant to QUALCOMM of licenses of our patents, patent applications and invention disclosures.

CONCENTRATIONS

    A significant portion of our revenues are concentrated with a limited number of customers as the worldwide market for wireless telephone systems and products is dominated by a few large corporations.

    As a percentage of total revenues, our revenues from international customers, consisting of export sales, were approximately 60% in fiscal 1997, 62% in fiscal 1998 and 74% in fiscal 1999. As a percentage of total revenues, sales to three of our South Korean customers comprised 56% in fiscal 1997, 52% in fiscal 1998, 48% in fiscal 1999, 48% during the nine months ended June 27, 1999 and 41% during the nine months ended June 25, 2000. Since 1997, cumulative bad debts have not exceeded $1 million.

RESULTS OF OPERATIONS

    The following table presents combined statements of income data expressed as a percentage of our total revenues for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period or what they would have been if we were a separate stand-alone entity for the periods presented.

                                                                                            NINE MONTHS
                                                         YEARS ENDED SEPTEMBER 30,             ENDED
                                                       ------------------------------   -------------------
                                                                                        JUNE 27,   JUNE 25,
                                                         1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------
Revenues:
  Third party........................................     66%        66%        78%        77%        90%
  Related party......................................     34%        34%        22%        23%        10%
                                                         ----       ----       ----       ----       ----
    Total revenues...................................    100%       100%       100%       100%       100%
Expenses:
  Cost of revenues...................................     82%        61%        46%        45%        47%
  Research and development...........................      4%         6%        11%        11%        15%
  Selling, general and administrative................      2%         3%         4%         5%         5%
  Amortization of goodwill and other
    acquisition-related intangible assets............      --         --         --         --         6%
  Purchased in-process technology....................      --         --         --         --         6%
                                                         ----       ----       ----       ----       ----
    Total expenses...................................     89%        71%        61%        60%        79%
                                                         ----       ----       ----       ----       ----
  Income before income taxes.........................     11%        29%        39%        40%        21%
    Income tax expense...............................      4%        11%        15%        15%        13%
                                                         ----       ----       ----       ----       ----
  Net income.........................................      7%        18%        24%        25%         9%
                                                         ====       ====       ====       ====       ====

------------------------

Note:  Percentages for certain periods do not sum due to rounding.

    YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

    REVENUES

    Total revenues increased $330 million or 60% from $550 million in fiscal year 1997 to $880 million in fiscal year 1998. Total revenues increased
$268 million or 31% from $880 million in fiscal year 1998 to $1.148 billion in fiscal year 1999.

    Third party revenues increased $222 million or 61% from $362 million in fiscal year 1997 to $583 million in fiscal year 1998. Third party revenues increased $318 million or 54% to $901 million in fiscal year 1999. The increased third party revenues in fiscal years 1998 and 1999 resulted from increased shipments of integrated circuits to our customers to satisfy the strong demand for wireless handsets in North America, South Korea and Japan.

    Related party revenues increased $109 million or 58% from $188 million in fiscal year 1997 to $297 million in fiscal year 1998. The increase in fiscal year 1998 related party revenues was due to the increased market share of QUALCOMM's wireless handset business in the United States. Related party revenues decreased $49 million or 17% from $297 million in fiscal year 1998 to $248 million in fiscal year 1999. The decrease in fiscal year 1999 related party revenues was due to fewer sales of integrated circuit products to QUALCOMM Personal Electronics because of decreased production activities by Sony Electronics, a partner in QUALCOMM Personal Electronics.

    International revenues increased 65% to $542 million in fiscal 1998 and increased an additional 57% to $851 million in fiscal 1999 driven by increased sales to our South Korean and Japanese customers.

    COST OF REVENUES

    As a percentage of revenue, cost of revenues decreased 21 percentage points from 82% in fiscal 1997 to 61% in fiscal 1998 and decreased a further
15 percentage points to 46% in fiscal 1999. These improvements in gross margins were primarily due to our ability to continually enhance our products by adding feature sets, design improvements and size reductions, while also taking advantage of process improvements and cost reductions.

    OPERATING EXPENSES

    Operating expenses include research and development and selling, general and administrative expenses. Operating expenses increased from $38 million or 7% of total revenues in fiscal year 1997 to $86 million or 10% of total revenues in fiscal year 1998. Operating expenses increased to $178 million or 15% of total revenues in fiscal year 1999.

    We have increased our investment in research and development in absolute dollars every year. Research and development expenses include salaries and related expenses of engineers and engineering support personnel, initial tooling, project materials, depreciation on equipment used in research and development and an allocation of facility expenses and information technology services. Research and development expenses increased from $24 million or 4% of total revenues in fiscal year 1997 to $56 million or 6% of total revenues in fiscal year 1998. Research and development expenses increased to $128 million or 11% of total revenues in fiscal year 1999. These increases were driven by our commitment to further develop and improve CDMA-based integrated circuits and system software solutions that support advanced features.

    Selling, general and administrative expenses include salaries and related expenses of sales and marketing personnel, direct marketing expenses, litigation expenses, accounting and finance, human resources, treasury, investor relations, information technology and stock administration. Selling, general and administrative expenses increased from $14 million or 2% of total revenues in fiscal year 1997 to $30 million or 3% of total revenues in fiscal year 1998. Selling, general and administrative expenses increased to $50 million or 4% of total revenues in fiscal year 1999. These increases were driven by the continued growth in administrative personnel and associated overhead expenses, legal expenses and information systems necessary to support our growing business.

    TAX RATE

    The effective tax rate was 36% for fiscal 1997, 38% for fiscal 1998 and 38% for fiscal 1999. The effective tax rate increased in fiscal 1998 as a result of taxable income increasing at a greater rate than the research and development tax credit.

    NINE MONTHS ENDED JUNE 27, 1999 AND JUNE 25, 2000

    REVENUES

    Total revenues increased $177 million or 22% from $788 million in the first nine months of fiscal 1999 to $965 million in the first nine months of fiscal 2000.

    Third party revenues increased $258 million or 42% from $611 million in the first nine months of fiscal 1999 to $868 million in the first nine months of fiscal 2000. Third party revenue growth was primarily due to increased customer demand for CDMA integrated circuits and system software in the United States, South Korea, and Japan, as well as the addition of sales to Kyocera Wireless which were previously related party sales to QUALCOMM.

    Related party revenues decreased $81 million or 46% from $177 million in the first nine months of fiscal 1999 to $96 million in the first nine months of fiscal 2000. The decrease in related party revenues was primarily attributable to QUALCOMM's sale of its terrestrial wireless consumer products business to Kyocera Wireless in February 2000.

    COST OF REVENUES

    Cost of revenues increased from $352 million or 45% of total revenues in the first nine months of fiscal 1999 to $450 million or 47% of total revenues in the first nine months of fiscal 2000. The increase was primarily due to the average selling price of integrated circuits declining faster than the cost of the integrated circuits.

    OPERATING EXPENSES

    Operating expenses include research and development and selling, general and administrative expenses. Operating expenses increased from $121 million or 15% of total revenues in the first nine months of fiscal 1999 to $193 million or 20% of total revenues in the first nine months of fiscal 2000.

    Research and development expenses include salaries and related expenses of engineers and engineering support personnel, initial tooling, project materials, depreciation on equipment used in research and development and an allocation of facility expenses and information technology services. Research and development expenses increased $61 million or 71% from $85 million or 11% of total revenues in the first nine months of fiscal 1999 to $145 million or 15% of total revenues in the first nine months of fiscal 2000, an increase of four percentage points. The increase was due to increased spending for research and development to support new CDMA-based integrated circuit product initiatives, including new 1xEV products, and software development efforts.

    Selling, general and administrative expenses include salaries and related expenses of sales and marketing personnel, direct marketing expenses, litigation expenses, accounting and finance, human resources, treasury, investor relations, information technology and stock administration. Selling, general and administrative expenses increased from $36 million or 5% of total revenues in the first nine months of fiscal 1999 to $48 million or 5% of total revenues in the first nine months of fiscal 2000. The increase was driven by the continued growth in sales and administrative personnel and associated overhead expenses, legal expenses and information systems necessary to support our growing business.

    ACQUISITION-RELATED CHARGES

    QUALCOMM completed acquisitions of SnapTrack and Tellit during the first nine months of fiscal 2000, and will transfer to us specified assets related to those acquisitions. As a result, during the first nine months of fiscal 2000, we recorded $55 million in amortization of goodwill and other acquisition-related intangible assets, and we recorded a $60 million charge related to in-process technology. Goodwill is amortized on a straight-line basis over its estimated useful life, ranging from three to four years.

    TAX RATE

    Our effective tax rate, calculated on a separate return basis, was 38% for the first nine months of fiscal 1999 and 60% for the first nine months of fiscal 2000. The increase in the effective rate for the first nine months of 2000 is primarily due to the non-deductibility of the amortization of goodwill for tax purposes.

    QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth a summary of our unaudited quarterly operating results for each quarter in fiscal 1999 and the first three quarters of fiscal 2000. This information has been derived from unaudited interim combined financial statements that, in the opinion of management, have been prepared on a basis consistent with the combined financial statements contained elsewhere in this prospectus and include all adjustments, which are only normal and recurring, necessary for a fair presentation of such information when read in conjunction with our combined financial statements and the related notes beginning on page F-1. The operating results for any quarter are not necessarily indicative of results for any future period or what they would have been if we were a separate stand-alone entity for the periods presented.

                                                                   THREE MONTHS ENDED
                                -----------------------------------------------------------------------------------------
                                DECEMBER 27,   MARCH 28,   JUNE 27,   SEPTEMBER 26,   DECEMBER 26,   MARCH 26,   JUNE 25,
                                    1998         1999        1999         1999            1999         2000        2000
                                ------------   ---------   --------   -------------   ------------   ---------   --------
                                                                     (IN THOUSANDS)
Revenues:
  Third party.................    $144,364     $214,744    $251,659     $289,871        $280,977     $256,549    $330,859
  Related party...............      53,846       52,671      70,882       70,235          66,418       22,420       7,491
                                  --------     --------    --------     --------        --------     --------    --------
    Total revenues............     198,210      267,415     322,541      360,106         347,395      278,969     338,350
                                  --------     --------    --------     --------        --------     --------    --------
Expenses:
  Cost of revenues............      92,387      115,948     144,046      175,503         173,921      124,652     151,307
  Research and development....      25,626       26,682      32,480       43,058          39,459       47,469      58,412
  Selling, general and
    administrative............      11,380       12,212      12,303       14,239          11,025       16,244      20,744
  Amortization of goodwill and
    other acquisition-related
    intangible assets.........          --           --          --           --              --       13,114      41,881
  Purchased in-process
    technology................          --           --          --           --              --       60,030          --
                                  --------     --------    --------     --------        --------     --------    --------
    Total expenses............     129,393      154,842     188,829      232,800         224,405      261,509     272,344
                                  --------     --------    --------     --------        --------     --------    --------
  Income before income
    taxes.....................      68,817      112,573     133,712      127,306         122,990       17,460      66,006
  Income tax expense..........     (26,064)     (42,892)    (50,783)     (47,696)        (73,794)     (10,476)    (39,604)
                                  --------     --------    --------     --------        --------     --------    --------
  Net income..................    $ 42,753     $ 69,681    $ 82,929     $ 79,610        $ 49,196     $  6,984    $ 26,402
                                  ========     ========    ========     ========        ========     ========    ========

    The following table presents combined statements of income data expressed as a percentage of our total revenues for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period or what they would have been if we were a separate stand-alone entity for the periods presented.

                                                                  THREE MONTHS ENDED
                             --------------------------------------------------------------------------------------------
                             DECEMBER 27,   MARCH 28,   JUNE 27,   SEPTEMBER 26,   DECEMBER 26,   MARCH 26,    JUNE 25,
                                 1998         1999        1999         1999            1999         2000         2000
                             ------------   ---------   --------   -------------   ------------   ---------   -----------
Revenues:
  Third party..............       73%          80%         78%          80%             81%          92%          98%
  Related party............       27%          20%         22%          20%             19%           8%           2%
                                 ----         ----        ----         ----            ----         ----         ----
    Total revenues.........      100%         100%        100%         100%            100%         100%         100%
Expenses:
  Cost of revenues.........       47%          43%         45%          49%             50%          45%          45%
  Research and
    development............       13%          10%         10%          12%             11%          17%          17%
  Selling, general and
    administrative.........        6%           5%          4%           4%              3%           6%           6%
  Amortization of goodwill
    and other acquisition-
    related intangible
    assets.................        --           --          --           --              --           5%          12%
  Purchased in-process
    technology.............        --           --          --           --              --          22%           --
                                 ----         ----        ----         ----            ----         ----         ----
    Total expenses.........       65%          58%         59%          65%             65%          94%          80%
                                 ----         ----        ----         ----            ----         ----         ----
  Income before income
    taxes..................       35%          42%         41%          35%             35%           6%          20%
  Income tax expense.......       13%          16%         16%          13%             21%           4%          12%
                                 ----         ----        ----         ----            ----         ----         ----
  Net income...............       22%          26%         26%          22%             14%           3%           8%
                                 ====         ====        ====         ====            ====         ====         ====

--------------------------

Note: Percentages for certain periods do not sum due to rounding.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, QUALCOMM has managed cash on a centralized basis. Cash receipts associated with our business have been received by QUALCOMM, and QUALCOMM has directly paid our expenses and other disbursements. Accordingly, we have reported only cash resident at our foreign offices.

    Under our separation and distribution agreement with QUALCOMM, QUALCOMM will transfer to us substantially all of the assets and liabilities related to our business prior to the closing of this offering. We will receive the net proceeds of the offering, which along with the future cash flows generated from our operations, will be sufficient to meet our capital requirements for the foreseeable future.

    We generated cash from operations of $4 million in fiscal 1997 compared to $82 million in fiscal 1998 and $307 million in fiscal 1999. For the first nine months of fiscal 1999, we generated cash from operations of $263 million and $159 million for the same period in fiscal 2000. For the 1998 and 1999 fiscal years, the improved cash flow from operations primarily reflects the increase in net income resulting from increased revenues and gross margins. For the first nine months of 2000, cash from operations decreased from the same period in the prior year as a result of increased spending for research and development and increased working capital needs primarily attributable to accounts receivable.

    Capital expenditures for property and equipment constituted our primary use of cash in investing activities in fiscal 1997, 1998, 1999 and during the first nine months of fiscal 1999 and 2000. During the first nine months of fiscal 2000, another significant use of cash included QUALCOMM's acquisition of the Technology Development Group of Tellit Communications Limited, a U.K.-based company. The initial purchase price of $12 million for the Tellit acquisition was paid in cash. An additional $9 million in consideration is payable in cash through March 31, 2001 if specified performance and other milestones are reached.

FUTURE ACCOUNTING REQUIREMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities." In May 1999, the FASB delayed the effective date of FAS 133 by one year. We will be required to adopt FAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. We believe that the adoption of this new accounting standard will not have a material impact on our combined financial position or results of operations.

    In March 2000, the FASB issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation." We will be required to adopt FIN 44 effective July 1, 2000 in respect to specific provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." We believe that the application of FIN 44 will not have a material impact on our combined financial position or results of operation.

YEAR 2000

    We completed our assessment of risks associated with Year 2000 complications as scheduled, including addressing leap year and calendar date calculation concerns. We believe that we have reduced the possibility of significant interruptions of normal operations due to Year 2000 complications. As of July 24, 2000, our products, computing, and communications infrastructure systems have operated without Year 2000 related problems and appear to be Year 2000 ready. We are not aware that any of our major customers or third party manufacturers have experienced significant Year 2000 related problems.

    We believe all of our critical systems are Year 2000 ready. However, there is no guarantee that we have discovered all possible failure points. Specific factors contributing to this uncertainty include failure to identify all systems, non-ready third parties whose systems and operations may impact us, and other similar uncertainties.

    Contingency plans are complete and will be implemented if required. Should a significant problem occur, we would revert to standard manual contingency procedures to continue operations until the problem is corrected.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Financial instruments held by combined subsidiaries which are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations, which may affect reported earnings. We believe that our exposure to foreign exchange market risk from those instruments is not material.

                                    BUSINESS

OVERVIEW

    We are the leading developer and supplier worldwide of CDMA integrated circuits and system software solutions for wireless voice and data communications products. In addition, according to Dataquest's most recent analysis, we are the world's largest fabless provider of semiconductor products. We offer complete system solutions including the following integrated circuits and software:

    - BASEBAND INTEGRATED CIRCUITS. Our MSM and CSM families of baseband integrated circuits host our system software, control the other components of our end-to-end system and support features which enable a multimedia-based wireless Internet user experience.

    - RADIO FREQUENCY (RF) AND INTERMEDIATE FREQUENCY (IF) INTEGRATED CIRCUITS. Our RF and IF integrated circuits are designed to efficiently operate in conjunction with the other elements of our complete system solutions to convert incoming radio signals to a frequency usable by our microprocessors and convert out-going signals back to radio frequency.

    - POWER AMPLIFICATION (PA) INTEGRATED CIRCUITS. Our PA integrated circuits are designed to enable maximum power efficiency in operation with the other components of our complete solutions in amplifying out-bound radio frequency signals.

    - SYSTEM SOFTWARE. Our system software is designed and optimized for our CDMA-based integrated circuits to support the wireless communications functionality as well as the advanced features, such as multimedia-based wireless Internet access, that our technology enables.

    Together, our baseband, RF, IF and PA integrated circuits and system software form complete system solutions for wireless communications manufacturers. This approach provides our customers with advanced wireless technology offering complete component interoperability and integration, resulting in reduced time to market. In addition to providing the key components in a wireless system, we work extensively with our customers and provide system reference designs and development tools to assist in customization of features and user interfaces, to integrate our solutions with components developed by others, and to test interoperability with existing and planned networks.

    We introduced our first CDMA integrated circuits in 1991 and are currently developing our sixth, seventh and eighth generation products. To date, we have shipped system solutions for use in more than 100 million CDMA handsets worldwide. We provide integrated circuits and system software solutions to many of the world's leading wireless handset and infrastructure manufacturers, including:


Acer Communications & Multimedia, Inc.         LM Ericsson Telephone Company
Alps Electric Co., Ltd.                        Lucent Technologies Inc.
Casio Computer Co., Ltd.                       Motorola, Inc.
Denso Corporation                              Nortel Networks Corporation
Fujitsu Limited                                Samsung Electronics Co., Ltd.
Hitachi Ltd.                                   Sanyo Electric Co., Ltd.
Hyundai Electronics Industries Co., Ltd.       Sony Corporation
Kyocera Corporation                            Telson Electronics Co., Ltd.
LG Information and Communications, Ltd.        Toshiba Corporation

    We were established in 1995 as a division of QUALCOMM Incorporated, a leading provider of digital wireless communications products, technologies and services that are based on the CDMA technology developed by QUALCOMM. CDMA, used for digitally transmitting voice and data over a wireless network, has been adopted as a worldwide standard for digital cellular, PCS and other wireless systems. CDMA is an advanced technology offering significant benefits over analog and other earlier digital wireless technologies such as TDMA-based technologies. These benefits include increased capacity, higher call quality, fewer dropped calls, enhanced privacy, superior data transmission, lower power usage, extended talk time, lower infrastructure costs and a much broader overall feature set.

    In addition to providing complete system solutions to a broad range of wireless infrastructure and mobile device companies today, we invest heavily in research and development to both enhance our current offerings and develop future CDMA applications and products. We are developing products compatible with multiple wireless technologies, or multi-mode products, to enable world wide roaming. We also are developing and commercializing 3G wireless communications technologies to handle the anticipated increase in mobile Internet usage and wireless multimedia applications, including 1xEV, which optimizes CDMA for high-speed data transmission. In connection with our separation from QUALCOMM, we will maintain our own wireless intellectual property portfolio, and we will license additional intellectual property from QUALCOMM.

    Because QUALCOMM is the pioneer in developing CDMA technology for mobile networks, and because of our focus on developing CDMA-based integrated circuits and system software solutions, we believe that both our management and design teams have more experience in designing, developing and marketing CDMA-based system software solutions and related products and services for wireless applications than any other company in the world. Our engineering team consists of more than 900 engineers, approximately 120 of whom hold Ph.D. degrees. Some of our engineers were involved in the original development and patenting of QUALCOMM's CDMA technology in the 1980s, representing an invaluable resource in our ability to continually develop our technology.

INDUSTRY OVERVIEW

    Wireless communications equipment and services have enjoyed tremendous growth worldwide in both number of subscribers and subscriber usage. International Data Corporation (IDC) estimates that between 1998 and 2000 the number of worldwide wireless subscribers increased from approximately
303.5 million to 557.5 million and estimates that there will be approximately
1.1 billion subscribers by the end of 2003. Growth in the market for wireless communications services has traditionally been fueled by demand for voice communications. There have been several factors responsible for this increasing demand, including:

    - an increasingly mobile workforce with increased need for wireless voice communications;

    - lower cost of service, including flat-rate and bundled long-distance calling pricing plans;

    - wireless networks becoming the primary telecommunications infrastructure in developing countries due to the higher costs of and longer time required for installing wireline networks;

    - regulatory environments worldwide favoring increased competition in wireless communications; and

    - increased privacy, call clarity and security of digital networks based on digital second generation wireless technology standards.

    In addition to the tremendous demand for wireless voice services, wireless service providers are increasingly focused on providing wireless data services, including wireless access to the Internet and position location services. According to IDC, the number of Internet users will grow from 144 million at the end of 1998 to 602 million by 2003, which we expect will result in significant demand for access to the Internet through wireless networks. We believe wireless technology standards enabling faster data transmission rates and the introduction of Internet-enabled handsets will facilitate mobile Internet access and accelerate the proliferation of Internet use on a global basis. IDC estimates that by 2003, over 40 million people will have wireless Internet browsing capabilities, growing from less than 1.2 million in 1998. In addition, IDC predicts the total value of wireless Internet services, including access services provided by wireless operators, will increase from $4.3 billion in 1998 to more than $38.1 billion by 2003, representing a compound annual growth rate of nearly 55%. Critical to the adoption of wireless Internet devices and services is high-speed data connectivity, which is driving the evolution of wireless standards. We expect that the spread of high-speed, cost-effective Internet access will encourage the development of other remote supervision, position location and telemetry applications.

THE EVOLUTION OF WIRELESS STANDARDS

    The significant growth in wireless penetration worldwide and demand for enhanced network functionality requires constant innovation to further improve network reliability, expand capacity and introduce differentiated services. To meet these requirements, progressive generations of wireless communications technology standards have been established.

    FIRST GENERATION. The first generation wireless communications standard, widely deployed in the late 1980s, was based on analog technology. While this generation helped fuel the adoption of wireless communications usage, the technology is characterized by inherent capacity limitations, minimal data transfer capabilities, low security, inconsistent service levels and significant power consumption.

    SECOND GENERATION. As the deployment of cellular phone systems grew, the limitations of analog technology drove the development of second generation, digital-based technology standards. Second generation digital technology provides for significantly enhanced efficiency within a broadcast spectrum as well as greatly increased capacity compared to analog systems. Second generation technologies also enabled numerous enhanced services, including paging, e-mail and facsimile, connections to computer networks, greater privacy, lower prices, a greater number of service options and greater fraud protection. The three main second generation digital technologies are CDMA, which was developed by QUALCOMM, TDMA and GSM, a form of TDMA.

    CDMA. CDMA technology, developed and patented by QUALCOMM, offers 10 to 20 times the capacity of analog systems and more than three times the capacity of TDMA-based systems, through more efficient utilization of wireless operators' licensed spectrum. Since its commercial introduction in late 1995, CDMA has begun commercial service or is being deployed in more than 35 countries. Some of the advantages of CDMA technology over both analog and TDMA-based technologies include:

    - ENHANCED VOICE QUALITY. CDMA technology provides significantly greater voice quality than analog and other digital technologies.

    - ENHANCED CALL SECURITY. CDMA transmissions are encrypted, making them virtually impossible to decipher without having the appropriate code to retrieve a transmission.

    - INCREASED NETWORK CAPACITY. CDMA permits wireless networks to handle a significantly greater number of calls than other digital technologies, including TDMA, due in part to its efficient use of spectrum.

    - FEWER DROPPED CALLS. While other digital technologies employ an abrupt handoff of calls as the user travels between base stations or "cells," CDMA technology employs "soft handoffs," maintaining multiple connections to base stations as a user travels between coverage areas.

    - COMPATIBILITY WITH INTERNET PROTOCOLS. CDMA technology is more compatible with Internet protocols than other digital technologies.

    THIRD GENERATION TECHNOLOGY. As demand for wireless networks that carry both data and voice traffic at faster speeds has increased significantly, several 3G wireless standards have been proposed to the International Telecommunications Union, the ITU, by a variety of companies and alliances. These proposals include both CDMA and TDMA-based technologies. The ITU, based in Geneva, Switzerland, is an international union that determines which technology or technologies will be established as 3G standards. A technology standard selected for 3G must efficiently support significantly increased data speeds and capacity over limited spectrum bandwidth, thereby enabling new and enhanced services and applications such as mobile e-commerce, position location and mobile multimedia Web browsing, including music and video downloads.

    CDMA-BASED 3G TECHNOLOGY. A 3G standard encompassing three CDMA wireless modes is in preparation for adoption by the ITU. These three modes are: (1) two phases of cdma2000, or Multi-Carrier; (2) WCDMA, or Direct Spread; and (3) Time Division Duplex. The two phases of cdma2000 are cdma2000 1x and cdma2000 3x. cdma2000 1x utilizes the same standard 1.25 MHz channel bandwidth as existing cdmaOne systems and, as a result, is compatible with wireless operators' existing network equipment. We believe cdma2000 1x provides approximately twice the voice capacity of cdmaOne and six to eight times that of TDMA-based networks. Additionally, cdma2000 1x initially provides peak data rates of 144 Kbps, with growth to 384 Kbps planned, longer battery life and position location functionality in compliance with FCC mandates for emergency 911 calls. One wireless operator has announced its intention to introduce cdma2000 1x during 2000, and we expect widespread deployment among wireless operators upgrading their cdmaOne networks in 2001, making cdma2000 1x the first 3G technology to be commercially deployed. cdma2000 3x is designed to support peak data rates of up to 2 Mbps.

    In addition, QUALCOMM's High Data Rate technology, or 1xEV, is currently being considered by the ITU for inclusion in the cdma2000 mode of the 3G standard. 1xEV supports peak data rates of 2.4 Mbps per second and uses the same standard 1.25 MHz channel bandwith as existing cdmaOne systems. As a result, 1xEV is compatible with wireless operators' existing cdmaOne network equipment. Despite operating in the standard 1.25 MHz bandwidth, 1xEV supports higher data rates than WCDMA, which uses the 5 MHz bandwidth.

DEMAND FOR COMPLETE SYSTEM SOLUTIONS FOR WIRELESS APPLICATIONS

    Strong demand for wireless services is leading to increased demand for integrated circuits and system software solutions that enable mobile devices and network infrastructure equipment. The highly competitive environment has led many of these service providers to subsidize the sale of enhanced features in handsets and invest in network infrastructure equipment to facilitate service differentiation. This trend is shortening the product lifecycle for handsets and accelerating investment in network infrastructure. We believe more frequent replacement and upgrading of handsets will increase handset production volumes for the vendors who are first to offer new features, functionality and design. The increased time constraints on product rollout and delivery can place a significant strain on the in-house engineering teams of equipment manufacturers, or OEMs, as they accelerate their time to market for new infrastructure and subscriber equipment. As a result of the technical rigors of equipment design and the complexity of the enhanced features, OEMs of subscriber handsets are finding it increasingly difficult to develop, supply and integrate all the required components in a timely and cost-effective manner. This difficulty of performing all significant engineering internally has caused some OEMs to rely increasingly on third party value-added technology providers that have the component and systems level expertise to design and supply these solutions.

    The transition to 3G technology standards and the requirements for compatability between generations of wireless technology is likely to accelerate this outsourcing trend as those OEMs with limited expertise in CDMA seek to access the most complete system solutions to enable timely product launches. We believe that a strategic focus on integrated circuit and system software design is necessary to facilitate superior execution and provides for the achievement of better feature sets than OEM in-house solutions. Moreover, we believe the competitive landscape in wireless equipment compels OEMs to avoid the risk of being disadvantaged by limited access to the latest generation features and functionality and to seek such solutions through outsourcing rather than in-house development. These trends are increasingly leading OEMs to outsource semiconductor and system content in their handsets and base stations to third party solutions providers.

REQUIREMENTS FOR WIRELESS SYSTEM SOLUTIONS

    Beyond providing state-of-the-art technology for OEMs, we believe a complete system solutions provider must also:

    - provide complete integrated circuits and system software solutions with assured interoperability to support the increasing complexity of wireless technology;

    - integrate key additional feature sets in the overall solution for optimal performance;

    - provide customized products and services for OEMs and deliver on time to meet critical time to market requirements;

    - provide seamless compatibility with both legacy and future systems and technology, enabling rapid product evolution; and

    - develop strong customer relationships and provide a track record of technology innovation and technological excellence in designing solutions.

THE SPINCO SOLUTION

    We offer equipment manufacturers a full system solution, incorporating integrated circuits, software, reference designs, features, tools, and technical support. The key strengths of our solution are:

    - THE INDUSTRY'S MOST ADVANCED CDMA SOLUTION. We have the most widely utilized integrated circuits and system software solutions for the CDMA marketplace. We believe this is due to our product leadership in terms of component integration, low power usage, and broad feature sets. Our solutions combine baseband integrated circuits with IF and RF capabilities, proprietary software protocol stacks, and system design tools. Our highly integrated, complete solutions deliver high functionality in a cost-effective manner to wireless equipment manufacturers. We incorporate many features in our solutions, including leading technologies for position location, multimedia capabilities, device connectivity, voice recognition and peripheral memory devices.

    - A PRODUCT AND TECHNOLOGY ROADMAP TO ADDRESS THE EMERGING NEEDS OF THE WIRELESS COMMUNICATIONS INDUSTRY. We have applied our capabilities and experiences, along with our customer relationships, to develop a roadmap for designing future integrated circuits and system software solutions that will meet the requirements of next generation wireless communications, specifically 3G. We are a leader in developing solutions that meet the requirements of equipment manufacturers and wireless carriers and help drive industry standards for the delivery of high-speed wireless data access.

    - A PROVEN TRACK RECORD OF SUCCESS IN THE WIRELESS SEMICONDUCTOR MARKET. We provide the only CDMA-based integrated circuits and system software solutions that have been successfully deployed in all CDMA marketplaces worldwide. We have an established record of delivering on-time solutions to our customers, thereby enabling them to meet critical time to market requirements. We deliver to our worldwide customer base strong customer service and the ability to deliver high-volume production of our integrated circuits and system software solutions.

    - A COMPLETE PROVIDER OF END-TO-END SOLUTIONS. We deliver leading integrated circuits and system software solutions for both the wireless handset and base station markets. This end-to-end capability enables us to understand the complete market for wireless communications equipment and more rapidly introduce new technological innovations to that market.

    - THE WORLD'S MOST EXPERIENCED TEAM OF CDMA ENGINEERS. We have had a continuous presence as a leader of the wireless communications industry and have been a pioneer in the development and commercialization of CDMA. Our team of engineers has been developing CDMA-based solutions for the wireless communications industry for over ten years and continues to enhance our existing technologies to meet the future requirements of the industry.

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    - A COMPREHENSIVE SUPPORT ORGANIZATION. We help significantly reduce our customers' design cycles by providing assistance in the design and testing of their products for full network compliance through a fully dedicated customer support organization.

STRATEGY

    Our objective is to extend our leadership position in providing integrated circuits and system software solutions for the worldwide wireless communications market. Key elements of our strategy include the following:

    - EXTEND OUR LEADING POSITION AS A COMPLETE, END-TO-END CDMA SYSTEM SOLUTIONS PROVIDER. We plan to invest heavily in research and development initiatives focused on extending our leadership position in the market for wireless communications products using CDMA technology. We have a broad and unique expertise in designing and developing CDMA-based integrated circuits, as well as the software, reference designs and tools and providing technical support required to create a complete CDMA system solution. We believe that our ability to deliver complete solutions to our customers in both the handset and base station markets will strengthen our competitive advantage over other providers of wireless communications integrated circuits. We plan to further integrate additional components and functionality into a single integrated circuit to help our customers reduce product costs and size and to simplify customers' design processes. In addition, we will continue to provide high quality support to enable our customers to reduce their design cycles and meet their time to market objectives.

    - CAPITALIZE ON THE GROWING DEMAND FOR HIGH-SPEED WIRELESS DATA AND INTERNET ACCESS. We intend to be the technology leader in the market for high-speed wireless data and Internet access. We are devoting significant research and development resources toward innovations in this area, including efforts relating to the 3G standard and 1xEV. We believe that high-speed data transmission offers significant growth opportunities in the wireless industry, which will enable our customers to integrate new features such as Internet access and advanced multimedia capabilities into new products. We believe that we are the leading developer of solutions for this growing market, evidenced by our field demonstrations of high-speed mobile data capabilities.

    - EXPAND THE CAPABILITIES AND REACH OF OUR WIRELESS COMMUNICATIONS TECHNOLOGY. As new wireless communications standards and other technologies emerge, we will continue to augment and broaden our existing capabilities into additional wireless technologies and applications. We are currently developing integrated circuit solutions that incorporate multiple wireless operating standards, including multiple modes of 3G CDMA and GSM, on a single integrated circuit. We also intend to enhance our integrated circuits and system software by integrating new product features, including position location, multimedia capabilities, device connectivity, voice recognition, and peripheral memory devices. We intend to continue to pursue acquisitions and strategic relationships with companies that possess industry-leading capabilities in each of these emerging areas. We intend to extend the reach of wireless technology with our integrated circuits and system software solutions for new applications such as wireless notebook computers, personal digital assistants, and remote monitoring systems.

    - CONTINUE TO DRIVE INDUSTRY STANDARDS FOR WIRELESS COMMUNICATIONS. We intend to maintain our leading role in the formulation of standards for the wireless communications industry. We believe that this provides us with significant benefits, including accelerating and expanding the development of markets for our products and services, encouraging market participants to develop products and services based on a common set of standards, and gaining valuable insight that allows us to be early to market with products incorporating the latest wireless communications standards. We will continue to develop integrated circuits and system software that support the leading industry standards including both phases of cdma2000, 1xEV and WCDMA, and promote technology innovations that will help drive future industry standards. In

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
      addition, we intend to work closely with other leading industry participants, including QUALCOMM, and government organizations to develop these standards.

TECHNOLOGY

    Through our master intellectual property assignment and license agreement, QUALCOMM will assign to us design patents and specific utility patents that pertain solely to our products, as well as a portion of QUALCOMM's other patents that are essential to practice second and third generation CDMA wireless standards and patents that cover valuable product features. QUALCOMM also will assign to us its rights in the copyrights, trademarks, service marks and trade names related to our business, as well as designs for integrated circuits and related software and firmware. While QUALCOMM will retain licenses to use the technology it assigns to us, we believe this arrangement provides us with sufficient access to the intellectual property we believe is most important to our business. For more information regarding our licensing arrangements with QUALCOMM, see "Arrangements between Spinco and QUALCOMM--Master Intellectual Property Assignment and License Agreement."

    We have significant expertise in CDMA technology, including over 900 engineers. Our insight into the evolution of CDMA technology has allowed us to develop clear product and technology migration paths for our customers. Our active participation in the development of new CDMA-based technology and the formation of wireless communications industry standards allows us to drive, rather than react to, advances in technology.

    We approach the development of our solutions as an equipment systems, engineering and technology company rather than as a traditional semiconductor company, and seek to provide complete, end-to-end integrated circuit and system software solutions. Our pioneering work in developing system software, for example, has allowed us to add value to our integrated circuit products by combining and optimizing integrated circuits with system software solutions. In addition, unlike many technology providers who only provide laboratory-level product testing, we rigorously field test our products on multiple wireless networks throughout the world using our own prototype handsets and equipment.

    Our integrated circuits and system software solutions implement the following technologies:

    - CDMAONE. cdmaOne, our current implementation of the CDMA technology developed by QUALCOMM, was adopted as a North American industry standard, or IS-95, in July 1993 by the Telecommunications Industry Association. We currently support both IS-95A, a second generation standard with data rates up to 1.4 Kbps, and IS-95B, a standard now deployed in Korea and Japan which supports data rates up to 64 Kbps.

    - CDMA-BASED 3G STANDARDS. As a result of the benefits of CDMA, we expect that the most widely deployed 3G standard will be based on CDMA technology. The 3G standard will have three modes of operation:
      Multi-Carrier, Direct Spread and Time Division Duplex. Multi-Carrier mode is also known as cdma2000 and Direct Spread is also known as WCDMA. The three CDMA modes of the 3G standard are designed to operate with the Internet and on both of the dominant telecommunications network standards in use today, while offering significantly greater capacity than non-CDMA digital standards and delivering multiple simultaneous services combining wireless voice, data, video and Internet access. The 3G systems are designed to provide data rates of up to 2.0 Mbps. We believe our CDMA expertise has given us a significant time to market advantage in developing 3G integrated circuit and system software solutions. We have strategically focused on developing products for the cdma2000 and WCDMA modes.

    - HIGH DATA RATE (1XEV). 1xEV technology is designed to supply reliable, always-on and cost-effective wireless Internet access to consumers. It is fully compatible with existing cdmaOne and 3G cdma2000 mode technologies, and is being standardized as part of the cdma2000 mode of the 3G standard. We expect 1xEV technology to be competitive with fixed-site Digital Subscriber Line and cable modem solutions in terms of speed, while additionally providing

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
      mobile access. 1xEV's versatility allows the technology to be embedded in handsets, laptop and handheld computers, and other fixed, portable and mobile devices, enabling manufacturers to deliver products with access to services that were previously only available through wired connections to the Internet or enterprise networks. 1xEV provides a 2.4 Mbps peak data rate while using a minimal amount of wireless operators' licensed spectrum, and like existing cdmaOne networks, 1xEV operates within a standard 1.25 MHz channel bandwidth. As a complementary solution to voice networks utilizing operators' existing cell sites, towers, antennas and network equipment, 1xEV technology allows operators to leverage their current infrastructure investment and maintain backwards compatibility with existing subscriber equipment. We are designing and developing a family of integrated circuits and system software solutions to support 1xEV deployment in cdmaOne and 3G networks.

    - POSITION LOCATION TECHNOLOGY. The FCC has mandated that beginning in March 2001, wireless service operators must support automatic location identification for emergency 911 calls. In October 1999, we announced our baseband integrated circuits and system software solutions featuring integrated support for wireless position location technology, called gpsOne. The gpsOne solution uses a hybrid technique that combines information from Global Positioning Systems (GPS) satellites,
      U.S. government-owned satellites that provide position location information, and CDMA terrestrial networks. By taking advantage of the measurements provided by chosen CDMA base stations and GPS satellites as available, future integrated circuits and system software solutions will provide enhanced location services, accelerate the location determination process and provide better accuracy for callers in emergency situations.

PRODUCTS

    We offer equipment manufacturers integrated solutions including integrated circuits, system and applications software, reference designs, tools, and technical support. Our system software allows the handset to operate under wireless standards such as CDMA, and supports our enhanced feature set. Our system software is hosted in our baseband integrated circuits which provide the processing capabilities of the wireless device through microprocessors optimized for digital wireless voice and data communications. Our baseband integrated circuits are optimized to support our enhanced feature set which enables a rich multi-media-based wireless Internet user experience. Our baseband integrated circuits and system software control the other components of our end-to-end solution. Our RF and IF integrated circuits convert incoming radio signals to a frequency usable by our microprocessors and convert out-going signals back to radio frequency. After conversion to radio frequency, the out-bound signal is powered for transmission to its destination through our PA integrated circuits.

    Together our system software and baseband, RF, IF and PA integrated circuit products form complete integrated circuit and system software solutions for wireless handset manufacturers. For wireless infrastructure manufacturers, we offer baseband integrated circuit and system software solutions which provide wireless standards-compliant processing of voice and data signals to and from wireless handsets. We also provide reference designs and system design tools that assist manufacturers to customize their product features and user interface, integrate our solution with other components the manufacturer incorporates into their product, test interoperability with standardized CDMA networks and rapidly debug the product.

INTEGRATED CIRCUITS AND SYSTEM SOFTWARE SOLUTIONS

    We provide integrated circuits and system software solutions that include highly integrated hardware, software and system support for cdmaOne and 3G wireless applications. We provide solutions for subscriber equipment as well as infrastructure and test equipment. We provide both system software for radio and call processing in addition to feature and application software options in a comprehensive software product offering.

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
    Our system software solutions are tied to specific baseband integrated circuit products and perform call processing, peripheral and memory management, operating system and other system related functions. We also provide application programming interfaces on top of these functions for easy integration of our customers' own proprietary code with our system software. The system software is released in several phases with increased functionality in each new phase, allowing our baseband products to be enhanced with new functionality. Our commercial system software releases are thoroughly tested both in our CDMA laboratories and in networks throughout the world to provide robust stability and ease of integration into network compliant commercial products.

    Through application software, we deliver many features and functions on top of our system software which we include in our standard system software or sell separately. These functions are designed to enhance the wireless user's experience, particularly for wireless Internet applications, and to allow our customers to design products that are highly customized to meet the variety of features needed to meet the requirements of multiple end-user markets. We also provide a default graphical user interface to serve as a starting point for design. A number of these features which we view as essential to providing wireless Internet users with an optimal user experience are collectively referred to as our Wireless Internet Launchpad. Our current and planned integrated circuit and system software solutions each implement various subsets of the Wireless Internet Launchpad functionality. This functionality includes:

    - MULTIMEDIA. MP3 audio software player for near CD-quality sound; support for MPEG-4, a protocol for video files; a MIDI music synthesizer; and support for Compact Media Extensions for simultaneous streaming of music, graphics, text and audio for Internet-based multi-media applications.

    - CONNECTIVITY. A high data rate link for high-speed synchronization between devices, known as Universal Serial Bus; short distance radio links for device communication under the Bluetooth standard; e-mail attachments; support for standard Internet protocols; and a micro-browser interface.

    - USER INTERFACE. Voice recognition capabilities including speaker-dependent speech recognition, speaker-independent control words, voice memo and speech prompting; an answering machine; and support for LCD and color LCD screens.

    - POSITION LOCATION. Integrated gpsOne and SnapTrack position location technology for the most accurate location functionality.

    - STORAGE.  Porting for external data storage devices such as memory cards.

    We are currently shipping our MSM3000, MSM5000 and MSM3100 products. In addition, we are developing our sixth, seventh and eighth generation of integrated circuit and system software solutions to support a single worldwide CDMA standard for 3G systems. The following table summarizes the most current and future generations of our baseband integrated circuits:

    [INSERTED IS A GRAPHIC DEPICTING OUR BASEBAND INTEGRATED CIRCUIT PRODUCT MIGRATION PATH FROM OUR 5TH TO OUR 8TH GENERATION BASEBAND INTEGRATED CIRCUITS. THE TABLE ADDITIONALLY SHOWS THE COMPATIBILITY BETWEEN OUR VARIOUS BASEBAND INTEGRATED CIRCUITS WITHIN EACH GENERATION OF PRODUCTS. ON THE LEFT SIDE OF THE GRAPHIC IS THE HEADER "5TH GENERATION." INCLUDED IN THE 5TH GENERATION OF PRODUCTS ARE THE MSM3000 AND MSM5000, EACH REPRESENTED BY AN INTEGRATED CIRCUIT GRAPHIC. IN THE CENTER LEFT OF THE GRAPHIC IS THE HEADER "6TH GENERATION." INCLUDED IN THE 6TH GENERATION OF PRODUCTS ARE THE MSM3100, MSM3300, MSM5100 AND MSM5500, EACH REPRESENTED BY AN INTEGRATED CIRCUIT GRAPHIC. IN THE CENTER RIGHT OF THE GRAPHIC IS THE HEADER "7TH GENERATION." INCLUDED IN THE 7TH GENERATION OF PRODUCTS ARE THE MSM5110 AND THE MSM5200, EACH REPRESENTED BY AN INTEGRATED CIRCUIT GRAPHIC. ON THE RIGHT SIDE OF THE GRAPHIC IS THE HEADER "8TH GENERATION." THERE IS AN ADDITIONAL GRAPHIC WHICH REPRESENTS OUR 8TH GENERATION OF PRODUCTS, WITH A LEGEND DESCRIBING THEIR ANTICIPATED FUNCTIONALITY.]

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OUR SUBSCRIBER INTEGRATED CIRCUIT SOLUTIONS

    The following table summarizes recent current and future generations of our subscriber equipment integrated circuit solutions, which comprise complete solutions of baseband, IF, RF and PA integrated circuits and system software. Each generation realizes a significant increase in integration, reducing the number of components and allowing smaller printed circuit board area, enhanced features and faster data rates.

    [INSERTED IS A GRAPHIC DEPICTING OUR 5TH THROUGH 8TH GENERATION SUBSCRIBER EQUIPMENT INTEGRATED CIRCUIT SOLUTIONS. EACH INTEGRATED CIRCUIT GRAPHIC INCLUDES EACH COMPONENT THAT GOES INTO A COMPLETE WIRELESS HANDSET CIRCUIT BOARD BASED ON EACH OF OUR 5TH THROUGH 8TH GENERATION INTEGRATED CIRCUIT SOLUTIONS. THOSE COMPONENTS SUPPLIED BY US IN THE CIRCUIT BOARD ARE HIGHLIGHTED IN BLACK. EACH THIRD PARTY COMPONENT IS DESCRIBED AND EACH OF OUR COMPONENTS IS LABELED BY NAME. ALONG THE RIGHT SIDE OF EACH CIRCUIT BOARD GRAPHIC IS THE TOTAL NUMBER OF INTEGRATED CIRCUITS INCLUDED IN THE BOARD. THE 5TH GENERATION INTEGRATED CIRCUIT SOLUTION INCLUDES OUR MSM3000/MSM5000, IFT3000 AND IFR3000 AND A TOTAL OF
11 INTEGRATED CIRCUITS, 8 OF WHICH ARE NOT OUR PRODUCTS. THE 6TH GENERATION INTEGRATED CIRCUIT SOLUTION INCLUDES OUR MSM3100/MSM3300/MSM5100/MSM4100, RFT3100, PA3100, IFR3000 AND RFR3100/RFR3300 AND A TOTAL OF 8 INTEGRATED CIRCUITS, 3 OF WHICH ARE NOT OUR PRODUCTS. THE 7TH GENERATION INTEGRATED CIRCUIT SOLUTION INCLUDES OUR MSM5110/MSM5200/MSM5500, RFT5100, PA5100, IFR3100/IFR3300, AND RFR3100/RFR3300 AND A TOTAL OF 7 INTEGRATED CIRCUITS, 2 OF WHICH ARE NOT OUR PRODUCTS. THERE IS A FOOTNOTE INDICATING THAT OUR 8TH GENERATION INTEGRATED CIRCUIT SOLUTION IS NOT DEPICTED.]

FIFTH GENERATION ARCHITECTURE INTEGRATED CIRCUIT AND SYSTEM SOFTWARE SOLUTIONS

    Our fifth generation integrated circuit and system software solutions are based on the following baseband semiconductors:

    - MSM3000. We began shipping our MSM3000 in January 1999. The MSM3000 features data rates up to 86.4 Kbps, faster than standard fixed line modem speeds, a microprocessor architecture optimized for high-speed data services and advanced power control for improved battery life. These features enable operators to deploy a suite of data services, called High Speed Packet Data or HSPD, including rapid mobile access to databases, e-mail and the Internet. To date, eight CDMA handset manufacturers have begun volume shipments of handsets and another 21 manufacturers are designing products based on the MSM3000 integrated circuits and system software solutions. HSPD services have been commercially available in South Korea since September 1999 and in Japan since January 2000.

    - MSM5000. We began shipments of our MSM5000 for trial systems in June 2000. The MSM5000 integrated circuit and system software solution is the world's first semiconductor and software solution for 3G CDMA standards. The MSM5000 digital baseband solution is designed to support cdma2000 1x for operation in a single 1.25 MHz channel. Some 3G standards networks will use all of a wireless operator's spectrum for operation, precluding compatibility with cdmaOne. Our implementation of cdma2000 1x is fully compatible with current cdmaOne networks, allowing operators to deploy 3G networks while maintaining existing coverage for all subscribers and to forego the expense of providing 3G handsets to their existing subscriber base. We believe cdma 2000 1x offers the most capital efficient migration path from existing networks to the complete implementation of 3G standards. cdma2000 1x provides operators up to twice the overall voice network capacity of existing cdmaOne networks. Additionally, the MSM5000 features peak data rates of 144 Kbps and provides up to a 50 percent increase in handset standby time. Moreover, the MSM5000 is compatible with the MSM3000, allowing manufacturers currently producing handsets using the MSM3000 to rapidly implement 3G cdma2000 1x subscriber equipment. The MSM5000 is currently being used in U.S. trials together with our CSM5000 base station integrated circuit and system software solutions.

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
    In our fifth generation solutions, the baseband semiconductor interoperates with the IFR3000, IFT3000 and IF/RF semiconductors. The IFR3000 converts received intermediate frequency signals to baseband frequency signals. The IFT3000 converts outgoing baseband signals to intermediate frequency signals. Both the IFR3000 and IFT3000 support dual-mode analog cellular and CDMA operation.

SIXTH GENERATION ARCHITECTURE INTEGRATED CIRCUIT AND SYSTEM SOFTWARE SOLUTIONS

    Our sixth generation integrated circuit and system software solutions are based on the following baseband semiconductors:

    - MSM3100. We commenced shipping the MSM3100 in September 1999. This integrated circuit features an increased level of integration of discrete components compared to the MSM3000, allowing a 50 percent reduction of the printed circuit board area and up to 300 hours of standby time. This enables manufacturers to quickly design very small, feature-rich handsets with longer standby times and support for higher data rate services. The MSM3100 integrated circuit also adds support for new high-performance voice and data processing features including Universal Serial Bus interface, speaker phone and advanced speaker-independent voice recognition functionality. In December 1999, we shipped our new tri-mode software for use with the MSM3100 solution, which supports cellular and PCS cdmaOne in a single handset.

    - MSM3300. The MSM3300 will allow the design of a new generation of industry-leading CDMA handsets and data communication devices, allowing these devices to realize their potential as multi-media entertainment and information devices. The MSM3300 will enable a host of new functions including:

           - position location, allowing location-based commercial and emergency services using our breakthrough combined satellite and network-based gpsOne and SnapTrack technology which can locate a phone user with an accuracy of 5 meters outdoors and 30 meters indoors;

           - Bluetooth, a global standard for wireless connectivity, which allows replacement of various proprietary cables for connecting devices with a universal short-range radio link;

           - MP3 audio software player for near CD-quality sound;

           - support for e-mail voice attachment;

           - MIDI music synthesizer with support for 128 instrument sounds;

           - Compact Media Extensions for simultaneous streaming of MIDI, graphics, text and audio for multi-media Internet applications;

           - support for external memory storage cards for music and data download; and

           - a new advanced digital sound processor enabling integration of the new features at very low power consumption.

    The MSM3300 will be a mixed signal integrated circuit capable of both digital and analog signal processing functions. The MSM3300 will be compatible with the MSM3100 integrated circuit, allowing our customers to easily upgrade from the MSM3100 to the MSM3300.

    - MSM5100. Our MSM5100 will be a multi-media solution for 3G cdma2000 1x technology. The MSM5100 will be designed to possess the same advanced feature set of the MSM3300 and also will be compatible with the MSM3300, enabling very fast design of full function 3G multi-media subscriber units.

    - MSP1000. Our MSP1000 solution will be capable of performing the functions associated with personal digital assistant (PDA) applications and will be intended for either stand-alone PDA

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
      implementations or as a companion processor to a variety of our other MSM integrated circuits. The MSP1000 will be part of our complete wireless Internet solution and will complement our Wireless Internet Launchpad suite, which enables a broad range of new terminal products, applications and Internet services, including advanced multimedia, connectivity, position location, user interface and removable storage functionality.

    - IMSM4100. Our iMSM4100 solution will feature dual central processing units capable of processing computation and memory intensive applications and will be targeted at the wireless handheld computing market. We believe the dedication of a single complete microprocessor and greater memory to multi-media applications will facilitate a greatly optimized solution for high-end devices in terms of size, power and capability. The iMSM4100 will support a large number of operating systems, including Windows CE and Symbian, as well as Java applications.

    In our sixth generation solution, the baseband semiconductor hardware interoperates with the RFR3100 or RFR3300, IFR3300, RFT3100 and PA3100 integrated circuit set. The RFR3100 and RFR3300 converts received radio frequency signals to intermediate frequency. The RFR3100 is dual-band capable, operating in either cellular or PCS frequencies. The RFR3300 is tri-band capable, operating in cellular, PCS and GPS frequencies. The IFR3300 converts intermediate frequency signals to baseband frequency signals as well as GPS band signals to baseband signals. The IFR3300 supports dual-mode analog cellular and cdmaOne operation along with GPS signals. The RFT3100 converts outgoing baseband signals to radio frequency signals and is dual-band capable, operating in either cellular or PCS frequencies. The PA3100 comes in cellular and PCS versions and provides power amplification in a very low-power mode of operation, providing the handset with extended talk time.

SEVENTH GENERATION ARCHITECTURE INTEGRATED CIRCUIT AND SYSTEM SOFTWARE SOLUTIONS

    Our seventh generation integrated circuit and system software solutions will be based on the following baseband semiconductors:

    - MSM5110. Our MSM5110 will be a dual-mode solution that integrates 3G cdma2000 1x and 3x. This solution will provide the benefits of 3G CDMA, doubling wireless network voice capacity compared to cdmaOne networks.

    - MSM5200.  Our MSM5200 solution will use the 3G WCDMA mode.

    - IMSM5500. Our iMSM5500 will be a multi-mode solution that will integrate 3G cdma2000 1x, 1xEV, and 3x standards. This solution will provide the benefits of 3G CDMA, doubling wireless network voice capacity relative to cdmaOne networks, while providing the 2.4 Mbps speed of 1xEV to fully realize the convergence of the Internet and wireless technologies and services.

    In our seventh generation solution, the baseband semiconductor will interoperate with the RFR3100, IFR3300, RFT5100 and PA5100 semiconductors. The RFR3100 will convert radio frequency signals to intermediate frequency and is designed to be dual-band capable, operating in either cellular or PCS frequencies. The IFR3300 converts intermediate frequency signals to baseband frequency signals as well as GPS band signals to baseband signals and supports dual-mode analog cellular and CDMA operation. The RFT3100 converts baseband signals to radio frequency signals. The RFT5100 is dual-band capable, operating in either cellular or PCS frequencies. The PA5100 provides power amplification in a very low-power mode of operation, providing the handset with extended talk time. The PA5100 comes in a cellular and PCS band version.

EIGHTH GENERATION ARCHITECTURE INTEGRATED CIRCUIT AND SYSTEM SOFTWARE SOLUTIONS

    We are designing and developing our eighth generation of integrated circuits and system software solutions. Our eighth generation solutions will be capable of multi-mode, multi-band 3G CDMA and IS-95 operation in a single fully integrated solution. We also expect that our eighth generation solutions

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
will support GSM operation. We expect the integrated circuits to support worldwide product use and more extensive feature sets.

INFRASTRUCTURE AND TEST EQUIPMENT SOLUTIONS

    - CSM2000. Our CSM2000 integrated circuit is used for cdmaOne infrastructure and test equipment. The CSM2000 is a multiple-channel, digital baseband integrated circuit, capable of supporting up to eight forward link channels and eight reverse link channels. Each channel element performs searching, modulation, demodulation and Viterbi decoding. The channel elements are chained together internally, which allows CDMA infrastructure manufacturers who use the CSM2000 to benefit from having only one set of transmit outputs and a reduction in the drive power required per channel.

    - CSM5000. The CSM5000 integrated circuit will be used for cdma2000 1x infrastructure and test equipment. The integrated circuit is based on a new architecture integrating a microprocessor for reverse link processing. Each channel element performs searching, modulation and demodulation and Viterbi and Turbo decoding. The CSM5000 provides capacity for up to 32 simultaneous calls on a single integrated circuit, allowing up to 64 forward link channels and 32 reverse link channels. The CSM5000 will allow for an increase in the number of possible calls per channel card and a significant decrease in channel card power consumption per call. This increase in integration and reduction in power consumption will allow for the design of significantly smaller and more versatile base station and test equipment and reduce the overall cost of deploying 3G cdma2000 1x networks.

RESEARCH AND DEVELOPMENT

    The wireless communications industry is characterized by rapid technological change, requiring a continuous effort to enhance existing products and develop new products and technologies. Our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards.

    We maintain a substantial program of research and product development. As of July 19, 2000, our research and development staff consisted of over 900 engineers, approximately 120 of whom hold Ph.D. degrees. Our research and development expenditures in fiscal years 1997, 1998 and 1999 totaled approximately $24 million, $56 million and $128 million, respectively. Most of these expenditures are related to the development of CDMA technology for wireless applications, including salaries and related costs of employees engaged in ongoing research, design and development activities. We maintain our research and development activities primarily at our facilities in San Diego, California, Boulder, Colorado and Campbell, California. We are seeking to hire additional skilled development engineers. We intend to continue to maintain a substantial research and development program.

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CUSTOMERS AND STRATEGIC RELATIONSHIPS

    We supply integrated circuits to the world's leading CDMA handset and infrastructure manufacturers, including:

Acer Communications & Multimedia, Inc.       LM Ericsson Telephone Company
Alps Electric Co., Ltd.                      Lucent Technologies Inc.
Casio Computer Co., Ltd.                     Motorola, Inc.
Denso Corporation                            Nortel Networks Corporation
Fujitsu Limited                              Samsung Electronics Co., Ltd.
Hitachi Ltd.                                 Sanyo Electric Co., Ltd.
Hyundai Electronics Industries Co., Ltd.     Sony Corporation
Kyocera Corporation                          Telson Electronics Co., Ltd.
LG Information and Communications, Ltd.      Toshiba Corporation

    We have an ongoing commitment to the evolution and expansion of our technologies and products through strategic partnerships and alliances. These partnerships and alliances are designed to ensure product leadership and competitive advantages in the marketplace. Our partnerships and alliances include the following:

    - LUCENT TECHNOLOGIES. A collaboration on 3G wireless data technology, including the first over-the-air data calls using cdma2000 1x technology;

    - SYMBIAN. A joint effort to promote the interoperability of Symbian-based wireless information devices using our CDMA integrated circuits and system software solutions;

    - RF MICRO DEVICES. An alliance to provide advanced power amplifiers for the CDMA market; and

    - ERICSSON. A joint development and marketing effort related to wireless technology solutions supporting the Bluetooth and CDMA standards.

SALES AND MARKETING

    We market and sell our products in the United States through a direct sales force based in San Diego, California, and internationally through a direct sales force based in Seoul, South Korea, Tokyo, Japan, Beijing, China and Munich, Germany. We currently have approximately 85 sales and marketing personnel. Our sales and marketing strategy is to achieve design wins with technology leaders in our targeted markets by, among other things, providing superior field application and engineering support. We dedicate sales managers to principal customers to promote close cooperation and communication.

MANUFACTURING

    We currently outsource all of the manufacturing of our products to several leading independent foundries on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs. The use of this fabless model allows us to focus our resources on designing, verifying and selling integrated circuit and system software solutions where we believe we have a greater competitive advantage. This strategy also allows us to rapidly adapt to meet our customers' needs and changes in the marketplace, and to avoid large investments required to own and operate a semiconductor wafer fabrication facility.

    Our fabrication suppliers currently include IBM, Taiwan Semiconductor Manufacturing Company and others. Through collaboration with these suppliers and our own internal dedicated foundry engineering team, we have been able to deliver products with a high level of quality and reliability. Current process technologies in production or design include 0.25 micron and 0.18 micron CMOS technology for digital baseband devices, BiCMOS technologies for mixed signal analog devices and Silicon Germanium (SiGe) technology for certain RF analog devices.

    We rely on our foundry suppliers and their subcontractors for substantially all of our manufacturing, assembly and testing requirements. All of our foundry suppliers produce products for other companies. Our foundry suppliers are not obligated to supply products to us for any specific period or in any specific quantity, except as may be provided in a particular purchase order that has been accepted by one of our subcontract manufacturers. We seek to use more than one independent foundry to manufacture each of our high volume products, which allows us to mitigate manufacturing quality and capacity risks and provides us with leverage to control our production costs.

    ASSEMBLY AND TEST. We rely on our semiconductor foundry suppliers for turnkey production, which includes subcontracting and management of all assembly and test of semiconductor devices to our design specifications. Our in-house foundry and quality engineering groups conduct qualification, oversight and auditing of assembly and test services. Our assembly subcontractors include Anam/ Amkor, ChipPAC and others. While we have not experienced any material disruption in supply from assembly subcontractors to date, we could experience assembly problems in the future in the event any of our assembly or test subcontractors experiences financial difficulty, capacity shortage or damage or destruction to its facilities.

    QUALITY ASSURANCE. The wireless telecommunications industry demands high-quality and reliable semiconductors for use in equipment. We focus on product reliability from the initial stage of the design cycle through each specific design process, including layout and production test design. We also subject our designs to in-depth circuit simulation at temperature, voltage and processing extremes before initiating the manufacturing process.

    In addition, we prequalify each of our foundry and assembly subcontractors. This prequalification process consists of a detailed technical review of process performance, design rules, process models, tools and support, as well as an on-site audit and analysis of the subcontractor's quality system and manufacturing capability. We also participate in quality and reliability monitoring through each stage of the production cycle by reviewing electrical and parametric data from our wafer foundry and assembly subcontractors. We closely monitor wafer foundry production to ensure consistent overall quality, reliability and yield levels.

COMPETITION

    The wireless communications industry in general and the markets in which we compete in particular are intensively competitive. We compete worldwide with a number of United States and international manufacturers that are both larger and smaller than us in terms of resources and market share. As a result of the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in the industry, we anticipate that additional competitors will enter this market. We believe that the principal competitive factors for CDMA integrated circuit providers to our addressed markets are product performance, level of integration, quality, compliance with industry standards, price, time to market, system cost, design and engineering capabilities, new product innovation and customer support. The specific bases on which we compete against alternative CDMA integrated circuit providers vary by product platform. We also compete against alternative wireless technologies including GSM, TDMA and analog.

    Our current competitors include major semiconductor companies such as Intel, LSI Logic and Philips, as well as major telecommunication equipment companies such as Motorola and Lucent. We also face competition from the in-house development efforts of many of our key customers, including Samsung. We also face competition from start-up ventures, several of which have begun shipping commercial products, such as PrairieComm, Inc. Moreover, some of our customers have licenses from

QUALCOMM that allow them to manufacture and sell integrated circuits incorporating CDMA technology and may compete directly with us.

    Our competitors may devote a significantly greater amount of their financial, technical, marketing and other resources to aggressively market competitive communications systems or develop and adopt competitive digital cellular technologies, and those efforts may materially and adversely affect our results of operations, liquidity and financial position. Moreover, competitors may offer more attractive product pricing or financing terms than we do as a means of gaining access to the wireless markets.

    QUALCOMM has entered into royalty-bearing license arrangements with Intel, LSI Logic Corporation, Philips and PrairieComm, Inc. covering specified patents belonging to QUALCOMM applicable to integrated circuits. Pursuant to these arrangements, QUALCOMM's licensees are licensed to manufacture and sell cdmaOne and cdma2000 (and, in the case of Philips, WCDMA) integrated circuits to subscriber licensees of QUALCOMM. To date, most of those licensees have elected to purchase their CDMA integrated circuits and system software requirements from us. Under the terms of their agreements with QUALCOMM, Motorola and Lucent also have rights under specified QUALCOMM patents to manufacture and sell CDMA integrated circuits to licensees that hold separate licenses under QUALCOMM intellectual property rights incorporated in those chips. In every case, the right of the licensees to use or resell the licensed integrated circuits is subject to the payment of royalties to QUALCOMM on the products into which the integrated circuits are incorporated.

    We face additional competition in the development of components for next generation digital wireless technology and services. We support a new 3G CDMA-based standard that operates on telecommunications networks that currently support existing GSM and cdmaOne systems. Other industry participants are aggressively promoting the adoption of different standards.

EMPLOYEES

    As of June 2000, we had approximately 1,850 total employees, including over 900 engineers of whom approximately 120 hold Ph.D. degrees. Our success will depend largely on our ability to recruit, train and retain highly skilled engineering and other technical, managerial, sales and marketing personnel. The competition for technical professionals is intense. None of our employees is represented by a labor union, and we consider our employee relations to be good.

FACILITIES

    Our principal executive offices are located in San Diego, California, in four buildings covering approximately 347,000 square feet in the aggregate. We plan to lease one of these buildings directly from QUALCOMM, and occupy the others under subleases from QUALCOMM. We also expect to lease from QUALCOMM two buildings in Boulder, Colorado, covering a total of 73,800 square feet, and sublease from QUALCOMM one building in Campbell, California covering 49,940 square feet. In addition, our international subsidiaries in Israel and the United Kingdom occupy properties in those countries of approximately 53,000 square feet and 9,420 square feet, respectively.

LEGAL PROCEEDINGS

    We are not presently involved in any material legal proceeding. However, we are subject to litigation from time to time in the ordinary course of our business, and we may in the future become subject to litigation that will have a material adverse affect on our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information about our directors, executive officers and key employees as of July 24, 2000:

NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
Irwin Mark Jacobs.........................     66      Chairman of the Board
Richard Sulpizio..........................     50      Chief Executive Officer and Director
Donald E. Schrock.........................     54      President, Chief Operating Officer and Director
Anthony S. Thornley.......................     54      Interim Chief Financial Officer and Secretary
Richard C. Atkinson.......................     71      Director
Adelia A. Coffman.........................     47      Director
Jerome S. Katzin..........................     82      Director
Frank Savage..............................     62      Director
Brent Scowcroft...........................     75      Director

    IRWIN MARK JACOBS has served as our Chairman of the board since July 2000, and has served as Chairman of the board and Chief Executive Officer of QUALCOMM since it began operations in July 1985. He was also QUALCOMM's President prior to May 1992. Before joining QUALCOMM, Dr. Jacobs was Executive Vice President and a director of M/A-COM, Inc., a telecommunications company. From
October 1968 to April 1985, Dr. Jacobs held various executive positions at LINKABIT (M/A-COM LINKABIT after August 1980), a company he co-founded. During most of his period of service with LINKABIT, he was Chairman, President and Chief Executive Officer and was at all times a director. Dr. Jacobs received his B.E.E. degree from Cornell University and his M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. He is a member of the National Academy of Engineering and was awarded the National Medal of Technology in 1994.

    RICHARD SULPIZIO has served as our Chief Executive Officer and a director since July 2000. Mr. Sulpizio also currently serves as President of QUALCOMM, a position he has held since July 1998, and has served as QUALCOMM's Chief Operating Officer since 1995. Mr. Sulpizio was President of QUALCOMM Wireless Business Solutions (formerly QUALCOMM's OmniTRACS Division) from February 1994 to August 1995. Prior to his assignment in the OmniTRACS division, he held the position of Chief Operating Officer from May 1992 to February 1994.
Mr. Sulpizio joined QUALCOMM in May 1991 as Vice President, Information Systems and was promoted to Senior Vice President in September 1991. Prior to joining QUALCOMM, Mr. Sulpizio spent eight years with Unisys Corporation, a diversified computer and electronics company. He also spent ten years with Fluor Engineering and Constructors, implementing computer systems worldwide. Mr. Sulpizio holds a bachelor's degree in liberal arts from California State University, Los Angeles and a master's degree in systems management from the University of Southern California.

    DONALD E. SCHROCK has served as our President and Chief Operating Officer and as a director since July 2000. Mr. Schrock also currently serves as Senior Vice President of QUALCOMM, a position he has held since February 1997, and President of QUALCOMM's QCT Products Division since October 1997. He joined QUALCOMM in January 1996 as Corporate Vice President and in June 1996 was promoted to General Manager, QCT Products Division. Prior to joining QUALCOMM, he was Group Vice President and Division Manager with Hughes Aircraft Company. Prior to his employment with Hughes, Mr. Schrock was Vice President of Operations with Applied Micro Circuits Corporation. Mr. Schrock has also held positions as Vice President/Division General Manager at Burr-Brown Corporation and spent 15 years with Motorola Semiconductor. Mr. Schrock holds a B.S.E.E. with honors from the University of Illinois, as well as a M.S.E.E. and Advanced Business Administration degrees from Arizona State University.

    ANTHONY S. THORNLEY has served as our Interim Chief Financial Officer and Secretary since July 2000. Mr. Thornley also currently serves as Executive Vice President and Chief Financial Officer of QUALCOMM, and has held these positions since November 1997 and March 1994, respectively. Prior to joining QUALCOMM,
Mr. Thornley was with Nortel, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand and is a Fellow of the Institute of Chartered Accountants in England and Wales. Mr. Thornley received his bachelor's of science degree in chemistry from the University of Manchester, England.

    RICHARD C. ATKINSON has served as a director of our company since
July 2000. Dr. Atkinson also has served as a director of QUALCOMM since
January 1991. Dr. Atkinson has been serving as the President of the University of California since October 1995. Prior to that he served as Chancellor of the University of California at San Diego since 1980. Dr. Atkinson joined the board of directors of Cubic Corporation, a high-tech electronic company, in May 1999. Dr. Atkinson is a former director of the National Science Foundation, past president of the American Association for the Advancement of Science and former chair of the Association of American Universities. He is one of the founders of Computer Curriculum Corporation. He is a member of the National Academy of Sciences, the Institute of Medicine, the National Academy of Education and the American Philosophical Society. Dr. Atkinson holds a Ph.D. degree from Indiana University and a Ph.B. degree from the University of Chicago.

    ADELIA A. COFFMAN has served as a director of our company since July 2000. Ms. Coffman also has served as a director of QUALCOMM from July 1985 to February 1989 and since January 1992. Ms. Coffman is one of QUALCOMM's founders and she served as QUALCOMM's Chief Financial Officer from July 1985 until April 1994. She also held the titles of Vice President and Senior Vice President at QUALCOMM during that time. Ms. Coffman currently provides financial consulting services and is also active in Oregon Diverse Industries, LLC, a real estate investment and development company of which she is an owner. From
July 1970 until July 1985, Ms. Coffman held various positions at LINKABIT and M/A-COM LINKABIT. Prior to joining QUALCOMM, Ms. Coffman was Controller of M/A-COM LINKABIT. Ms. Coffman received her bachelor's of science degree in business from San Diego State University.

    JEROME S. KATZIN has served as a director of our company since July 2000. Mr. Katzin also has served as a director of QUALCOMM since November 1987. From 1953 until his retirement in 1990, Mr. Katzin was engaged in investment banking with Kuhn Loeb & Co. and successor firms. He is a director of the Coastal Corporation, an oil and gas business. Mr. Katzin is a graduate of the University of Chicago and has a J.D. degree from the University of Chicago Law School. He was on the legal staff of the U.S. Securities and Exchange Commission from 1941 to 1953 and held the position of Director of the Division of Public Utilities. He is a member of the Board of Overseers of the University of California at San Diego and was formerly a trustee and President of the U.C. San Diego Foundation. He is a trustee of the San Diego Foundation.

    FRANK SAVAGE has served as a director of our company since July 2000.
Mr. Savage also has served as a director of QUALCOMM since February 1996. He has served as Chairman of Alliance Capital Management International and a director of Alliance Capital Management Corporation since July 1993. He also served as Senior Vice President of The Equitable Life Assurance Society of the United States from February 1988 until March 1996. Alliance Capital is an investment management subsidiary of Equitable Life Assurance Society. He was the Chairman of Equitable Capital Management Corporation, an Equitable Life investment management subsidiary, from April 1992 until it merged with Alliance Capital in July 1993. From December 1970 to July 1985, he held various positions with Equitable Life, including investment officer and Vice President. Mr. Savage is a director of Lockheed Martin Corporation, an aero-technology corporation, Lyondell Chemical Company, a chemical company, ENRON Corporation, an energy company, Essence Communications, Inc., a media company and The Johns Hopkins and Howard Universities. He earned a B.A. from Howard University in 1962, an M.A. from The Johns Hopkins University Nitze School of Advanced International Studies in 1968 and received an Honorary Doctorate Degree in Humane Letters from Hofstra University.

    BRENT SCOWCROFT has served as a director of our company since July 2000. General Scowcroft also has served as a director of QUALCOMM since
December 1994. General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. He is also the President of the Forum for International Policy, a non-profit organization that he founded in 1993 that promotes American leadership and foreign policy. He served as Assistant to the President for National Security Affairs for President Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. He received his B.S. degree from West Point and M.A. and Ph.D. degrees from Columbia University. General Scowcroft is also a director of Devon Energy, an oil and gas company, and Pennzoil-Quaker State, an automotive consumer car care company.

BOARD COMMITTEES

    The board of directors currently has no committees. Prior to the completion of the offering, the board will create audit and compensation committees, the members of which will be independent directors.

ELECTION OF DIRECTORS

    Upon the closing of the offering, we will have authorized eight directors. Upon the closing of the offering, under the terms of our certificate of incorporation, our board of directors will be divided into three classes:

    - class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001;

    - class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

    - class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We do not anticipate that any interlocking relationship will exist between any member of the compensation committee and any member of any other company's board of directors or compensation committee.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    All of our common stock is currently owned by QUALCOMM, and thus none of our officers or directors own any of our common stock. To the extent our directors and officers own shares of QUALCOMM common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of QUALCOMM common stock.

    The following table sets forth the number of shares of QUALCOMM common stock beneficially owned on July 20, 2000 by each director, each of the executive officers named in the Summary Compensation Table in the "--Executive Compensation" section below, and all of our directors, director nominees and executives officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to such securities. The total number of shares of QUALCOMM common stock outstanding as of July 20, 2000 was 745,059,404.

                                                           SHARES OF QUALCOMM
                                                              COMMON STOCK
                                                          BENEFICIALLY OWNED(1)
                                                         -----------------------
                                                                      PERCENT OF
BENEFICIAL OWNER                                         NUMBER(2)      TOTAL
----------------                                         ----------   ----------
Irwin Mark Jacobs(3)...................................  25,635,682      3.41%
Richard Sulpizio(4)....................................   1,277,678         *
Donald E. Schrock......................................     282,114         *
Anthony S. Thornley....................................     934,712         *
Richard C. Atkinson(5).................................   1,797,256         *
Adelia A. Coffman(6)...................................     982,880         *
Jerome S. Katzin(7)....................................   1,723,672         *
Frank Savage...........................................     148,520         *
Brent Scowcroft........................................     537,992         *
All Executive Officers and Directors as a Group
(9 persons)............................................  33,320,506      4.41%
                                                         ----------      ----

------------------------

*   Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Includes shares issuable upon exercise of options exercisable within 60 days of July 20, 2000 as follows:

NAME                                                            SHARES
----                                                          ----------
Dr. Jacobs..................................................   5,971,790
Mr. Sulpizio................................................   1,155,772
Mr. Schrock.................................................     276,000
Mr. Thornley................................................     924,666
Dr. Atkinson................................................     489,000
Ms. Coffman.................................................     289,000
Mr. Katzin..................................................     385,000
Mr. Savage..................................................     129,000
Mr. Scowcroft...............................................     497,000
                                                              ----------
All directors and executive officers as a group.............  10,117,228

     Includes 125,318 shares issuable upon exercise of options held in trusts for the benefit of Dr. Jacobs and his spouse. Also includes 44,684 shares issuable upon exercise of options held in trusts for the benefit of Mr. Sulpizio's children for which Mr. Sulpizio's spouse is the trustee.

 (3) Includes 19,545,172 shares held in family trusts and 118,720 shares held in trust for the benefit of relatives.

 (4) Includes 113,506 shares held in family trusts and 8,400 shares held for the benefit of Mr. Sulpizio's children.

 (5) Includes 84,000 shares held in a foundation of which Dr. Atkinson disclaims beneficial ownership. Also includes 783,616 shares held in family trusts, 408,000 shares held in a pension plan trust for the benefit of employees of a business operated by Dr. Atkinson and 32,640 shares held in trust for the benefit of relatives.

 (6) Includes 693,880 shares held in family trusts.

 (7) Includes 16,000 shares held in a foundation of which Mr. Katzin disclaims beneficial ownership. Also includes 1,102,128 shares held in family trusts and 220,544 shares held in trust for the benefit of Mr. Katzin's grandchildren of which Mr. Katzin's wife is the trustee.

COMPENSATION OF DIRECTORS

    Each of our non-employee directors receives (i) a fee of $1,000 for each board or board committee meeting attended and (ii) a fee of $500 for each board or board committee meeting in which that director participates by telephone. When traveling from out of town, the members of the board are also eligible for reimbursement for their travel expenses incurred in connection with attendance at board meetings and board committee meetings. Employee directors do not receive any compensation for their participation in board or board committee meetings.

EXECUTIVE COMPENSATION

    The compensation described in this table was paid by QUALCOMM for services rendered in all capacities to Spinco and QUALCOMM. The table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of his or her salary and bonus as disclosed in this table.

SUMMARY OF COMPENSATION

    The following table shows compensation awarded or paid to, or earned by, our Chief Executive Officer and our other three most highly compensated executive officers at September 26, 1999 for services to QUALCOMM and its subsidiaries for the fiscal year ended September 26, 1999:

                                                                           LONG-TERM
                                                    ANNUAL COMPENSATION   COMPENSATION
                                                    -------------------   ------------
                                                                           SECURITIES
                                                                           UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY     BONUS     OPTIONS (#)    COMPENSATION(1)
---------------------------              --------   --------   --------   ------------   ---------------
Irwin Mark Jacobs .....................    1999     $773,085   $975,000            --        $302,909
  Chairman of the Board
Richard Sulpizio ......................    1999      537,323    540,000            --          32,133
  Chief Executive Officer
Donald E. Schrock .....................    1999      329,814    325,000            --         559,975
  President and Chief Operating Officer
Anthony S. Thornley ...................    1999      402,125    435,000            --          47,432
  Interim Chief Financial Officer
  and Secretary

------------------------

(1) Includes QUALCOMM matching 401(k) contributions, executive benefits payments, executive retirement stock matching, financial planning services and split-dollar life insurance as follows:

                                             COMPANY                   EXECUTIVE
                                            MATCHING      EXECUTIVE   RETIREMENT    FINANCIAL   SPLIT-DOLLAR
                                             401(K)       BENEFITS       STOCK      PLANNING        LIFE       TOTAL OTHER
NAME                             YEAR     CONTRIBUTIONS   PAYMENTS    MATCHING(1)   SERVICES    INSURANCE(2)   COMPENSATION
----                           --------   -------------   ---------   -----------   ---------   ------------   ------------
Irwin Mark Jacobs............    1999        $3,125        $2,948      $118,812      $31,246      $146,778       $302,909
Richard Sulpizio.............    1999         3,125         1,195        17,589       10,224            --         32,133
Donald E. Schrock............    1999         3,125         1,920       554,930           --            --        559,975
Anthony S. Thornley..........    1999         3,125         1,260        43,047           --            --         47,432

------------------------

(1) QUALCOMM has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. QUALCOMM will match in stock, subject to vesting, up to 50% of a participant's eligible contributions. Eligible contributions refer to: (a) 15% of salary through December 31, 1998; (b) 15% of bonus paid for fiscal years through 1997;
    (c) 20% of bonus paid with respect to fiscal year 1998; and (d) 20% of income on or after January 1, 1999. The values stated above are the values of QUALCOMM's quarterly contributions on their respective dates of contribution.

(2) Represents the dollar value of the benefit or premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) reflecting the present value of the economic benefit of the premiums paid by QUALCOMM during the fiscal year which ended September 26, 1999.

SPINCO OPTION GRANTS IN LAST FISCAL YEAR

    We did not grant any options during the fiscal year ended September 26, 1999.

QUALCOMM OPTION GRANTS IN LAST FISCAL YEAR

    QUALCOMM did not grant any options to our named executive officers during the fiscal year ended September 26, 1999.

AGGREGATE SPINCO OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    None of our named executive officers exercised options to purchase our common stock during the fiscal year ended September 26, 1999.

AGGREGATE QUALCOMM OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth, with respect to Dr. Jacobs and Messrs. Sulpizio, Schrock and Thornley, information regarding the number and value of securities underlying unexercised options to purchase QUALCOMM common stock held by each of them as of September 26, 1999.

                           SHARES                        NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                          ACQUIRED                         UNEXERCISED OPTIONS HELD AT                    IN-THE-MONEY
                             ON                                SEPTEMBER 26, 1999               OPTIONS AT SEPTEMBER 26, 1999(1)
                          EXERCISE        VALUE       -------------------------------------   -------------------------------------
NAME                         (#)      REALIZED ($)    EXERCISABLE (#)    UNEXERCISABLE (#)    EXERCISABLE ($)    UNEXERCISABLE ($)
----                      ---------   -------------   ----------------   ------------------   ----------------   ------------------
Irwin Mark Jacobs.......         --    $        --       4,560,000           4,000,000          $194,678,640        $162,330,560
Richard Sulpizio........  1,100,000     17,728,000         788,000           1,792,000            32,401,190          73,298,960
Donald E. Schrock.......    416,000      9,776,480              --           1,184,000                    --          47,912,720
Anthony S. Thornley.....    640,000     14,844,320         520,000           1,520,000            21,176,440          61,419,880

------------------------

(1) Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $47.375 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

    Dollar values in the table above are calculated by taking the fair market value of QUALCOMM's common stock as of the date of exercise, subtracting the per share exercise price of the option and multiplying the result by the number of shares. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant.

BENEFIT PLANS

    2000 EQUITY INCENTIVE PLAN

    We plan to adopt a 2000 Equity Incentive Plan, which will be effective as of the completion of this offering.

    SHARE RESERVE.  A total of         shares of our common stock will be
reserved for issuance under the 2000 Plan.

    Except with respect to Spinco options granted to holders of QUALCOMM options in connection with QUALCOMM's distribution of its shares of our common stock, when a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock award will again become available for issuance under the 2000 Plan.

    ADMINISTRATION. Our board of directors will administer the 2000 Plan, but may delegate this authority to a committee of one or more board members. Our board or this committee will have the authority to construe, interpret and amend the 2000 Plan, as well as to determine the following terms with respect to each stock award:

    - the recipient;

    - the grant date;

    - the number of shares subject to the award;

    - the terms of exercisability and vesting;

    - the exercise price; and

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    - the type of consideration required to receive stock under the award.

    Our board of directors may amend the 2000 Plan at any time. However, no amendment or modification of the 2000 Plan may be made that adversely affects the vested rights of a holder of a stock award unless the holder consents to the amendment. In addition, our board of directors may, if required or desirable, seek the approval of our stockholders to an amendment that will:

    - increase the maximum number of shares reserved for issuance under the 2000 Plan, except for permissible adjustments in the event of specified changes in our capitalization;

    - materially modify the eligibility requirements for participation in the 2000 Plan; or

    - materially increase the benefits accruing to participants in the 2000
      Plan.

    ELIGIBILITY. The 2000 Plan will permit us to grant stock awards to employees, directors and consultants of us or certain of our affiliates. A stock award may be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code, a "nonstatutory stock option," a right to purchase restricted stock, or a restricted stock bonus. Incentive stock options may be granted only to our employees, including those of some of our affiliates.

    Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or any of the four highest compensated officers (excluding the chief executive officer) in a taxable year to the extent that the compensation of that officer exceeds $1,000,000. To prevent options granted under the 2000 Plan from being included in this compensation, in any calendar year the board may not grant options under the 2000 Plan to an employee covering an aggregate
of more than         shares.

    STOCK OPTION PROVISIONS GENERALLY. An incentive stock option granted under the 2000 Plan cannot exceed ten years in duration and its exercise price cannot be less than 100% of the fair market value of the common stock on the date of grant. An incentive stock option granted to a person who, at the time of grant, owns or is deemed to own more than 10% of the total combined voting power of us or any of our affiliates cannot exceed five years in duration and its exercise price cannot be less than 110% of the fair market value of the common stock on the date of grant. At the time of grant our board will determine the exercise price and duration of a nonstatutory stock option. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An incentive stock option may be transferred only on death, but a nonstatutory stock option may be transferred as permitted in the stock option agreement.

    Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if an optionholder's service relationship with us and our affiliates terminates, then that optionholder may exercise vested options within:

    - 12 months after that date, if termination is due to death;

    - 12 months after an optionholder's death that occurs subsequent to that individual's termination due to disability; or

    - 30 days after that date, if termination is for any reason other than disability or death.

    If all service to us by an optionholder ceases due to disability, then the option will remain exercisable until its termination and, in the case of an option that is not fully vested, continue to vest. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution, unless otherwise provided for in an option agreement.

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    PROVISIONS OF OTHER STOCK AWARDS GENERALLY.  The board or committee will determine the purchase price of nonstatutory stock options and stock purchase awards. Stock bonuses may be awarded in consideration of past services without additional payment. Shares that we sell or award under the 2000 Plan may, but need not, be subject to a repurchase option in our favor in accordance with a vesting schedule. The board or committee, however, may accelerate the vesting of such restricted stock.

    EFFECT ON STOCK AWARDS OF A CHANGE IN CONTROL. The 2000 Plan will provide that in the event of a change in control in the beneficial ownership of us, the surviving entity may assume all outstanding stock awards or substitute similar stock awards for them. If the surviving entity determines not to assume or substitute for these stock awards, generally the vesting in full of stock awards held by persons whose service with us or our affiliates has not already terminated will accelerate immediately prior to this change in control; however, additional restrictions may apply with respect to options held by persons who are not then providing services to us or our subsidiaries. If there is no assumption or substitution, then all outstanding stock awards terminate upon the change in control to the extent not exercised.

    In addition, the 2000 Plan provides that options held by any employee, consultant or director of us or of our affiliates who is either terminated for any reason other than for cause or is constructively terminated, in either case within 24 months following a change in control, will accelerate and immediately become fully vested and exercisable.

    OTHER PROVISIONS. If there is a transaction or event which does not involve the receipt of consideration by us, including a merger, consolidation, reorganization, stock dividend, or stock split, our board will appropriately adjust the class and the maximum number of shares subject to the 2000 Plan, the cap on the number of shares available for incentive stock options, and the
Section 162(m) limit. Our board also will appropriately adjust the price under outstanding stock awards as well as the class and number of shares covered by those stock awards.

    EFFECT OF DISSOLUTION OR LIQUIDATION. If we dissolve or liquidate, then all outstanding stock awards will terminate immediately prior to that event.

    PLAN TERMINATION. The 2000 Plan will terminate as determined by our board or committee, but incentive stock options will not be granted more than 10 years following the effective date of the 2000 Plan.

    STOCK AWARDS ISSUED. As the 2000 Plan will not be effective until the completion of this offering, we have not granted any stock awards under the 2000 Plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

    We plan to adopt a 2000 Employee Stock Purchase Plan that will be effective as of the completion of this offering.

    SHARE RESERVE.  A total of       shares of common stock will be authorized
for issuance under the 2000 Purchase Plan.

    The 2000 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under the 2000 Purchase Plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The 2000 Purchase Plan will be effective as of the completion of this offering.

    ELIGIBILITY. All of our employees, including those of our subsidiaries, will be potentially eligible to participate in the 2000 Purchase Plan so long as they are customarily employed by us for at least five months per calendar year and for at least 20 hours per week. Any employee who is a 5% or greater stockholder will not be eligible to participate in the 2000 Purchase Plan.

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    OFFERINGS.  Under the 2000 Purchase Plan, our board may specify offerings of up to 27 months. Within each offering period, the board may approve one or more purchase periods. More than one offering can be initiated at any time. Unless our board determines otherwise, at the end of each purchase period participating employees may purchase shares of our common stock at a price per share equal to the lower of:

    - 85% of the fair market value of a share of our common stock on the first day of the offering; or

    - 85% of the fair market value of a share of our common stock on the purchase date.

    Fair market value generally means the closing sales price, or the closing bid, if no sales were reported, as quoted on the Nasdaq National Market on the last trading day prior to the relevant determination date, as reported in THE WALL STREET JOURNAL. The shares offered will be registered on a Form S-8 registration statement.

    The board may provide that employees who become eligible to participate after an offering period begins nevertheless may enroll in that offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they commence participating in the 2000 Purchase Plan; or

    - 85% of the fair market value of a share on the purchase date.

    Participating employees may allocate up to an amount determined by our board for the purchase of stock under the 2000 Purchase Plan. Our board will determine whether to place any limits on the number of shares that may be purchased under an offering. Employees may end their participation in an offering before that offering ends. Participation ends automatically on termination of employment.

    OTHER PROVISIONS. A participant's purchase rights under the 2000 Purchase Plan, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, cannot exceed $25,000 of fair market value for each calendar year.

    Upon a change in control, our board may provide that the successor either will assume or replace outstanding purchase rights. Alternatively, the board may shorten the ongoing offering period and provide that our stock will be purchased for the participants immediately before the change in control.

    SHARES ISSUED. The 2000 Purchase Plan will not be effective until the completion of this offering. Therefore, no shares of common stock have been purchased under the 2000 Purchase Plan.

    PLAN TERMINATION.  The 2000 Purchase Plan will not have a termination date.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    We plan to adopt a 2000 Non-Employee Directors' Stock Option Plan. The 2000 Directors' Plan will provide for the automatic grant to our non-employee directors of options to purchase shares of our common stock.

    SHARE RESERVE.  We will reserve a total of         shares of our common
stock for issuance under the 2000 Directors' Plan. If an optionholder does not purchase the shares subject to his or her option before the option expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the 2000 Directors' Plan.

    ADMINISTRATION. Our board will administer the 2000 Directors' Plan. The board has the authority to construe, interpret and amend the 2000 Directors' Plan, but the 2000 Directors' Plan specifies the essential terms of the options, including:

    - the option recipients;

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    - the grant dates;

    - the number of shares subject to the option;

    - the exercisability and vesting of the option;

    - the exercise price; and

    - the type of consideration.

    ELIGIBILITY. We will automatically issue options to our non-employee directors under the 2000 Directors' Plan as follows:

    - Each person who is first elected or appointed as a non-employee director after the effective date of this offering, and who does not already hold a stock option granted by us, will automatically receive an initial grant
      for a number of shares equal to         shares. 20% of the shares subject
      to this type of option grant will vest on the first anniversary of the date of its grant and the remaining shares will vest in 48 consecutive equal monthly installments after the first anniversary date.

    - In addition, on         , a non-employee director will automatically
      receive an additional option grant for         shares provided that no
      option has been granted to the non-employee director within the prior 270 days. This type of option grant will generally vest in 60 consecutive equal monthly installments beginning one month after the grant date.

    As long as an optionholder continues to serve with us or with an affiliate of ours, whether in the capacity of a director, an employee or a consultant, her or his option will continue to vest and be exercisable during its term. If all service to us by an optionholder ceases due to disability or retirement at age 70 or older after nine or more years of service on our board or QUALCOMM's board, then the option will remain exercisable until its termination date and, in the case of an option that is not fully vested, continue to vest. If all service to us by an optionholder ceases due to death or due to disability that is followed by death, then the vesting of all unvested shares will be accelerated as of the optionholder's death.

    OTHER OPTION TERMS. Options granted under the 2000 Directors' Plan will have an exercise price equal to 100% of the fair market value of our common stock on the grant date. An option's normal termination date is the tenth anniversary of the date of its grant. However, if an optionholder ceases to provide any services to us other than due to retirement, disability or death as noted above, then an option will generally terminate 30 days thereafter. If termination of all services is due to death or disability followed by death, then an option will terminate up to 12 months after the date of death.

    The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution, unless otherwise provided for in an option agreement.

    OTHER PROVISIONS. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the 2000 Directors' Plan and to outstanding options granted under the 2000 Directors' Plan. In that event, our board will appropriately adjust the 2000 Directors' Plan as to the class and the maximum number of shares subject to the 2000 Directors' Plan. Our board also will adjust the class of shares, number of shares and exercise price per share subject to the outstanding options.

    In the event of a change in control, the surviving entity may either assume or replace outstanding options under the 2000 Directors' Plan. If the outstanding options are not assumed or replaced, then generally the vesting of options held by persons then performing services as an employee or director of, or consultant to, us or our affiliates will accelerate. Unexercised options will terminate upon the change

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in control. If assumption or replacement does occur, then vesting of an assumed or replaced option may accelerate and vest in full if the service of an optionholder terminates for specified reasons within one month prior to or 13 months following the change in control.

    OPTIONS ISSUED. The 2000 Directors' Plan will not be effective until the completion of this offering; therefore, we have not issued any options under the 2000 Directors' Plan.

    PLAN TERMINATION.  The 2000 Directors' Plan has no set termination date.

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                    ARRANGEMENTS BETWEEN SPINCO AND QUALCOMM

    We have provided below a summary description of the master separation and
distribution agreement, effective as of         , 2000, and the key related
agreements. This description, which summarizes the material terms of those agreements, is not complete. You should read the full text of these agreements, which will be filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

    The master separation and distribution agreement contains the key provisions relating to the separation, this offering and the anticipated distribution by QUALCOMM of the shares of our common stock owned by QUALCOMM to the holders of QUALCOMM's common stock.

    THE SEPARATION. The separation is scheduled to occur prior to completion of the offering. The master separation and distribution agreement is expected to provide for the transfer to us of assets and liabilities from QUALCOMM related to our business as described in this prospectus. The various ancillary agreements that are exhibits to the master separation and distribution agreement and which detail the separation and various interim and ongoing relationships between QUALCOMM and us include:

    - a general assignment and assumption agreement;

    - a master intellectual property, assignment and license agreement;

    - an employee matters agreement;

    - a tax matters agreement;

    - an interim services agreement; and

    - a real estate matters agreement.

    To the extent that the terms of any of these ancillary agreements conflict with the master separation and distribution agreement, the terms of these agreements govern. These agreements are described more fully below.

    THE INITIAL PUBLIC OFFERING. We are obligated to use our reasonable best efforts to satisfy the following conditions to the consummation of this offering, any of which may be waived by QUALCOMM:

    - the registration statement containing this prospectus must be effective;

    - United States securities laws must be satisfied;

    - our common stock must be listed on the New York Stock Exchange or the Nasdaq National Market;

    - all of our obligations under the underwriting agreement must be met or waived by the underwriters;

    - QUALCOMM must own at least 90.1% of our stock and must be satisfied that the distribution will be tax free to its United States stockholders;

    - no legal restraints must exist preventing the separation or this offering;

    - the separation must have occurred; and

    - the master separation and distribution agreement must not have been terminated.

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    THE DISTRIBUTION.  QUALCOMM currently anticipates that it will complete its divestiture of Spinco by August 2001 by distributing all of the shares of our common stock owned by QUALCOMM to the holders of QUALCOMM's common stock. We will jointly prepare an information statement with QUALCOMM and send it to QUALCOMM's stockholders before the distribution becomes effective. The information statement will inform QUALCOMM stockholders of the distribution and its specifics. QUALCOMM may, in its sole discretion, change the distribution date or decide not to complete the distribution at all. QUALCOMM intends to consummate the distribution only if, among other things, the following conditions are met, any of which may be waived by QUALCOMM:

    - the Internal Revenue Service must issue a favorable private letter ruling concluding that the distribution will be tax-free to QUALCOMM and its stockholders for United States federal income tax purposes;

    - absence of any court orders or regulations prohibiting or restricting the distribution;

    - all required government approvals must be in effect; and

    - no legal restraints must exist prohibiting or restricting the completion of the distribution.

In addition, QUALCOMM has advised us that it would not complete the distribution if its board of directors determines that it is no longer in the best interest of QUALCOMM or its stockholders.

    COVENANTS BETWEEN QUALCOMM AND SPINCO. In addition to signing documents that transfer control and ownership of various assets and liabilities of QUALCOMM relating to our business, we have agreed with QUALCOMM to enter into additional service agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

    NONCOMPETITION. QUALCOMM has agreed, for a period of three years after the distribution date, that it will not compete with us in the CDMA semiconductor industry.

    MAKE-WHOLE REIMBURSEMENT. If and to the extent that, as of the date of the separation, QUALCOMM has any arrangements with its licensees permitting such licensees to reduce the net amount of royalties these licensees otherwise would be required to pay QUALCOMM because they purchase our products, we will be required to pay to QUALCOMM, under specified circumstances, an amount equal to the royalty reduction.

    INFORMATION EXCHANGE. Both QUALCOMM and we have agreed to share information with each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

    - each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements;

    - each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records; and

    - each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

    AUDITING PRACTICES. So long as QUALCOMM is required to consolidate our results of operations and financial position, we have agreed to:

    - not change independent accounting firms without QUALCOMM's consent;

    - use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date as QUALCOMM's auditors date their opinion on QUALCOMM's financial statements;

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    - provide QUALCOMM all relevant information to enable QUALCOMM to prepare its financial statements (and QUALCOMM has agreed to provide us all relevant information to enable us to prepare our financial statements);

and we and QUALCOMM have agreed to:

    - grant each other's internal auditors access to our records; and

    - notify each other of any change in our accounting principles.

    GENERAL RELEASE OF PRE-SEPARATION CLAIMS. Effective as of the separation date, subject to specified exceptions, we will release QUALCOMM and its affiliates, agents, successors and assigns, and QUALCOMM will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, the initial public offering and the distribution. This provision will not impair a party from enforcing the master separation and distribution agreement, any ancillary agreement or any arrangement specified in any of these agreements.

    INDEMNIFICATION. The master separation and distribution agreement also contains provisions governing indemnification. In general, we have agreed to indemnify QUALCOMM and its affiliates, agents, successors and assigns from all liabilities arising from:

    - our business, any of our liabilities or any of our contracts; and

    - any breach by us of the master separation and distribution agreement or any ancillary agreement.

    QUALCOMM has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

    - QUALCOMM's business other than the businesses transferred to us pursuant to the separation; and

    - any breach by QUALCOMM of the master separation and distribution agreement or any ancillary agreement.

    The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The agreement also contains provisions governing notice and indemnification procedures.

    LIABILITY ARISING FROM THIS PROSPECTUS. We and QUALCOMM have agreed to share any liability arising from any untrue statement of a material fact or any omission of a material fact in this prospectus. We and QUALCOMM will share any such liability equally.

    INSURANCE MATTERS. The master separation and distribution agreement also contains provisions governing our insurance coverage from the separation date until the distribution date. In general, we agree to reimburse QUALCOMM for premium expenses related to insurance coverage during this period. Prior to the distribution, QUALCOMM will maintain insurance policies on our behalf that are generally comparable to those maintained at QUALCOMM.

    ENVIRONMENTAL MATTERS. Under the general assignment and assumption agreement, we will generally assume environmental liabilities associated with the historic operations of the businesses transferred to us. This would include, for example, liabilities associated with non-compliance with environmental laws prior to separation. However, under the master separation and distribution agreement and general assignment and assumption agreement, there are exceptions to our assumption

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of liabilities for environmental contamination associated with the historic operations of those businesses. They include the following:

    - QUALCOMM will generally retain and indemnify us for all liabilities for environmental contamination, whether or not arising out of the businesses transferred to us, on any property (including third party disposal sites) other than the properties that are to be leased or transferred to us upon separation; and

    - QUALCOMM will also retain and indemnify us for liabilities associated with any contamination existing prior to the separation date on those properties to be transferred to us which are currently undergoing investigation and remediation by QUALCOMM and for which QUALCOMM has accrued a reserve.

    We will indemnify QUALCOMM for liabilities associated with environmental contamination at those sites that are to be leased or transferred to us (other than specifically listed properties which are undergoing investigation and remediation by QUALCOMM) regardless of whether the contamination was caused by historic operations of the business transferred to us or a business retained by QUALCOMM. We will have limited access to QUALCOMM's historic insurance policies for coverage of liabilities associated with pre-separation contamination assumed by us. Each party will be responsible for all liabilities associated with any environmental contamination caused by that party post-separation.

    DISPUTE RESOLUTION. If problems arise between QUALCOMM and us, we have agreed to the following procedures:

    - we will make a good faith effort to first resolve the dispute through negotiation;

    - if negotiations fail, we will attempt to resolve the dispute through non-binding mediation; or

    - if mediation fails, we can resort to litigation. In addition, nothing prevents either of us, acting in good faith, from initiating litigation at any time if failure to do so would substantially disadvantage the initiating party.

    NO REPRESENTATIONS AND WARRANTIES. Neither QUALCOMM nor we are making any promises to the other regarding:

    - the value of any asset that QUALCOMM is transferring;

    - whether there is a lien or encumbrance on any asset that QUALCOMM is transferring; or

    - the legal sufficiency of any conveyance of title to any asset QUALCOMM is transferring.

    NO SOLICITATION OR HIRE. Both QUALCOMM and we have agreed not to directly recruit or hire employees of the other party for three years after the distribution date. However, these restrictions will terminate upon a change in control of either party and will not apply in the case of a former employee not employed by either party six months prior to the hiring.

    CONFIDENTIALITY. The master separation and distribution agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances. QUALCOMM and we also agree not to use this information in violation of any restrictions on use contained in the other written agreements between us.

    EXPENSES. All of the costs and expenses related to this offering as well as the costs and expenses related to the separation and distribution will be allocated between QUALCOMM and us. It is anticipated that we will bear the costs and expenses associated with this offering and QUALCOMM will bear the costs and expenses associated with the distribution. We will each bear our own internal costs incurred in consummating these transactions.

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    TERMINATION OF THE AGREEMENT.  QUALCOMM, in its sole discretion, may terminate the master separation and distribution agreement and all ancillary agreements and abandon the distribution at any time.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

    The general assignment and assumption agreement identifies the assets QUALCOMM will transfer to us and the liabilities we will assume from QUALCOMM in the separation. The general assignment and assumption agreement also describes when and how these transfers and assumptions will occur. In general, the general assignment and assumption agreement provides that QUALCOMM will transfer to us, and we will accept and assume, substantially all assets and liabilities primarily related to our business.

    DELAYED TRANSFERS. If it is not practicable to transfer specified assets and liabilities on the separation date, the general assignment and assumption agreement provides that these assets and liabilities will be transferred after the separation date.

    OBTAINING APPROVALS AND CONSENTS. We and QUALCOMM agree to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred to us in the separation.

    NONRECURRING COSTS AND EXPENSES. Any nonrecurring costs and expenses that are not allocated in the master separation and distribution agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

MASTER INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT

    The master intellectual property assignment and license agreement allocates rights relating to patents, patent applications, invention disclosures, copyrights, mask works, trademarks and trade secrets. Under the master intellectual property assignment and license agreement, QUALCOMM will assign to us, prior to the completion of this offering and subject to existing licensing arrangements, ownership of all of its design patents and specific utility patents that pertain solely to our products, as well as a portion of its other patents essential to practice IS-95 standards and 3G CDMA standards and specified patents that cover other valuable product features. In addition, we will receive from QUALCOMM a portion of existing patent applications and invention disclosures relating to CDMA standards and all of its patent applications and invention disclosures that pertain solely to our products. QUALCOMM, however, will retain a royalty-free, worldwide, nonexclusive license to all patents and patent applications it assigns to us. We will receive all of the patents, patent applications and invention disclosures assigned to us subject to any licenses to third parties that QUALCOMM may previously have granted.

    In addition, QUALCOMM will agree not to assert against us, during the eight-year period following the distribution, the patents it retains at the completion of this offering, and all other patents it applies for, acquires or otherwise obtains the right to license during this eight-year period, in each instance in connection with our manufacture and sale of integrated circuits and modules, together with the associated software, to licensees of QUALCOMM. In exchange for QUALCOMM's agreement not to assert these patents against us, we will pay QUALCOMM a royalty based on the selling price of products we sell that are covered by patents we license from QUALCOMM.

    Under the agreement, we will receive a credit equal to the royalty we would otherwise owe to QUALCOMM each year in exchange for our granting QUALCOMM acquisition and licensing rights with respect to our new patents, patent applications and invention disclosures each year during the same eight-year period. The agreement will require us to meet with QUALCOMM at least once each calendar quarter during the eight-year period and provide QUALCOMM the right to select a portion

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of our new patents, patent applications and invention disclosures to be assigned to QUALCOMM. However, we have the right to reject selections pursuant to a prescribed procedure, provided that QUALCOMM is entitled to make an alternate selection. This rejection right will generally be implemented so that QUALCOMM will receive its first choice and at least every other choice in the order of its preference each quarter. Any issued patent or published patent application designated by QUALCOMM will be assigned subject to any pre-existing license agreement we have entered into with respect to that patent or published patent application. We, however, may not license unpublished patent applications or invention disclosures to third parties, in order to ensure that any unpublished patent applications or invention disclosures selected by QUALCOMM will not be licensed by us to third parties at the time of their assignment to QUALCOMM. In addition, we will be required to grant to QUALCOMM a royalty-free, worldwide, nonexclusive license to use any of our patents, patent applications or invention disclosures that we do not assign to QUALCOMM pursuant to this selection procedure, including all of the patents and patent applications we create or obtain during the eight-year period, subject to QUALCOMM's agreement not to compete with us for a period of three years following the distribution. QUALCOMM may sublicense our patents, patent applications and invention disclosures essential to any wireless telecommunications standard to third parties for use in wireless applications so long as the third parties agree not to assert their patent rights against us with respect to our manufacture, use or sale of products for use in compliance with any wireless telecommunications standard. With respect to any proposed QUALCOMM sublicensee that does not agree that it will not assert its patents against us, we will be required to license such essential patents to that sublicensee on a fair and reasonable basis, free from unfair discrimination.

    In the event of a change of control of QUALCOMM, we may terminate QUALCOMM's right to designate our patents, patent applications and invention disclosures for assignment to QUALCOMM, QUALCOMM's right to grant further sublicenses to our patents, patent applications and invention disclosures and QUALCOMM's right to license the patents, patent applications and invention disclosures that we do not assign to QUALCOMM. If we elect to terminate QUALCOMM's acquisition or sublicense rights, we would no longer receive a royalty credit from QUALCOMM and we would be required to begin paying QUALCOMM a royalty in exchange for its agreement not to assert its patent rights against us. If we elect to terminate QUALCOMM's right to license further patents from us, our right to license further patents from QUALCOMM will also terminate.

    In the event of a change of control of our company, QUALCOMM's right to designate some of our patents, patent applications and invention disclosures for assignment to it and its right to license from us and to sublicense to third parties our patents, patent applications and invention disclosures essential to any wireless telecommunications standard will automatically terminate unless the company acquiring us agrees to be bound by the assignment and license provisions described above with respect to its intellectual property as well as ours. If the acquiring company does not agree to be bound by either the assignment provision or the license and sublicense of essential patents provision, we would no longer receive a royalty credit from QUALCOMM, and we would be required to begin paying QUALCOMM a royalty in exchange for its agreement not to assert its patent rights against us. If the acquiring party elects to be bound by the patent assignment provision, however, QUALCOMM would still have the right to
(1) terminate the royalty credits and cause the acquiring company to commence paying royalties or (2) require us to re-assign to it, subject to existing licensing arrangements, the intellectual property QUALCOMM assigned to us prior to the completion of this offering, along with a portion of the patents, patent applications and invention disclosures developed by us prior to the change in control. We would not, in the second instance, have the right to refuse to assign to QUALCOMM any of these patents, patent applications and invention disclosures designated by QUALCOMM. QUALCOMM's distribution of our common stock to its stockholders will not constitute a change of control of our company for purposes of the master intellectual property and license agreement.

    The master intellectual property assignment and license agreement will also allocate rights relating to copyrights, trademarks, service marks and trade names. QUALCOMM will assign to us its rights in listed copyrights, trademarks and applications that pertain primarily to the business transferred to us. The copyrights assigned to us will include all designs for integrated circuits and related software and firmware. QUALCOMM, however, will retain a royalty-free, nonexclusive license to use some of these designs, software and firmware in its ongoing business, subject to QUALCOMM's agreement not to compete with us for a period of three years following the distribution. QUALCOMM also will license to us the nonexclusive, royalty-free right to use the QUALCOMM name on integrated circuit products, modules and associated software for a period of four years after the distribution, subject to terms and conditions customary for trademark licenses.

EMPLOYEE MATTERS AGREEMENT

    We will enter into an employee matters agreement with QUALCOMM to allocate assets, liabilities, and responsibilities relating to our current and former United States employees and their participation in QUALCOMM's benefit plans, including stock plans.

    In general, separate agreements will address similar issues relating to foreign employment and benefit matters.

    All of our eligible United States employees will continue to participate in the QUALCOMM benefit plans on terms and conditions comparable to those for QUALCOMM employees until we establish comparable benefit plans for our current and former employees. We intend to establish these plans no later than the time of the distribution.

    Prior to the completion of the offering, all of QUALCOMM's United States employees who work in our business will be transferred to our United States payroll. At that time, we will adopt specified plans associated with our United States payroll system, such as the Spinco stock plans. After that time, we will adopt benefit plans that reflect our more permanent separation from QUALCOMM, such as the Spinco health and welfare plans. Each Spinco benefit plan is expected to be comparable to the corresponding QUALCOMM benefit plan.

    Once we establish our own benefit plans, we may modify or terminate the plans in accordance with the terms of the plans and our policies. No Spinco benefit plan will provide benefits that overlap benefits under the corresponding QUALCOMM benefit plan at the time of the distribution. Each Spinco benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding QUALCOMM benefit plan will be taken into account under that Spinco benefit plan.

    Each Spinco benefit plan will assume any liabilities under the corresponding QUALCOMM benefit plan for Spinco employees. Assets relating to the employee liabilities will also be transferred to Spinco or the related Spinco plans and trusts from trusts and other funding vehicles associated with QUALCOMM's benefit plans.

    TREATMENT OF QUALCOMM OPTIONS. Concurrently with QUALCOMM's distribution of its shares of our common stock to its stockholders, in general we intend to grant a stock option to each eligible employee, director, or consultant of Spinco, a Spinco-controlled subsidiary as determined by QUALCOMM, or QUALCOMM who holds either an option previously granted under the QUALCOMM equity incentive plan(s) or QUALCOMM directors' plan, or an option assumed by QUALCOMM as part of a previous acquisition. The exercise price of these Spinco options will be determined in a manner designed to preserve the intrinsic value of the QUALCOMM options existing immediately prior to the distribution. Each Spinco option will cover a number of shares of Spinco common stock equal to:

    - the number of shares of QUALCOMM common stock subject to the option (as if such option was fully vested), multiplied by

    - the distribution ratio that determines the number of shares of Spinco common stock to be distributed for each share of QUALCOMM common stock.

    None of these Spinco options will permit the purchase of fractional shares of our common stock. Based on the number of QUALCOMM options outstanding and
eligible for this treatment on             , we anticipate that we will grant
Spinco options to purchase a total of approximately         shares of our common
stock in connection with the distribution to QUALCOMM option holders. The per share exercise price of these Spinco options will be determined, and the per share exercise price of the corresponding QUALCOMM options will be adjusted at the date of distribution, based on a formula designed to preserve the intrinsic value of the QUALCOMM options and allocate a portion of that value to the corresponding Spinco options. The resulting Spinco options will vest, be exercisable, expire and otherwise essentially mirror the provisions of the corresponding QUALCOMM options.

    In some cases, we cannot distribute Spinco options. In these circumstances, the holders of QUALCOMM options will have their options adjusted at the date of distribution in a manner designed to preserve the intrinsic value of such options, but no Spinco options will be granted with respect to QUALCOMM options held by those option holders. As a result, following the distribution, each holder of such outstanding QUALCOMM options prior to the distribution will have the intrinsic value of each of their options preserved.

    TREATMENT OF RIGHTS GRANTED UNDER THE QUALCOMM EMPLOYEE STOCK PURCHASE
PLAN. We intend to establish an employee stock purchase plan for the benefit of Spinco employees that is comparable to the QUALCOMM employee stock purchase plan. Under the QUALCOMM employee stock purchase plan, all purchase rights granted to Spinco employees prior to the distribution and which would not be exercisable until after the distribution would terminate. However, before these purchase rights terminate, we plan to grant Spinco purchase rights to replace the purchase rights under the QUALCOMM employee stock purchase plan options. If implemented, under the terms of the Spinco employee stock purchase plan, the holder of the terminating QUALCOMM purchase rights will be able to contribute to the Spinco employee stock purchase plan an amount equal to the amount previously contributed toward the purchase of QUALCOMM common stock under the terminating QUALCOMM employee stock purchase plan purchase rights. The per share offering price for each Spinco purchase right issued in substitution for a terminating purchase right under the QUALCOMM employee stock purchase plan and the maximum number of Spinco shares that the individual may purchase will be determined in accordance with the requirements established under Sections 423 and 424 of the Internal Revenue Code. These Spinco purchase rights will maintain the original vesting, term and other provisions of the corresponding QUALCOMM employee stock purchase plan purchase rights, except that vesting and termination of these Spinco purchase rights will depend upon an employee's continued employment with Spinco under the terms of our employee stock purchase plan. The offering price and the maximum number of shares that may be purchased under all other purchase rights that were previously granted under the QUALCOMM employee stock purchase plan prior to the distribution and that would not terminate will be adjusted to reflect the effect of the distribution within the parameters established under
Section 424(a) of the Internal Revenue Code.

TAX MATTERS AGREEMENT

    We will enter into a tax matters agreement with QUALCOMM providing for each of our obligations concerning various tax liabilities. The tax matters agreement will provide that if necessary,

QUALCOMM generally will pay for and indemnify us with respect to all federal, state, local and foreign taxes relating to our business for any taxable period ending prior to this offering. In addition, the tax matters agreement will provide that QUALCOMM and we will make payments between us so that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in QUALCOMM's consolidated group for United States federal income tax purposes, or in any consolidated, combined or unitary group which includes QUALCOMM or any of its subsidiaries for state, local or foreign income tax purposes, the amount of taxes to be paid by us will be determined, subject to specified adjustments, as if we and each of our subsidiaries filed our own consolidated, combined or unitary tax return. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax matters agreement will allocate tax liabilities between QUALCOMM and us, for any period in which we were included in QUALCOMM's consolidated group we could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of the group.

    The tax matters agreement will allocate responsibility for various taxes arising from restructurings related to the spinoff between QUALCOMM and us. In addition, we will bear 50% of unanticipated taxes related to the spinoff where neither party is at fault.

    In addition, the tax matters agreement will provide that we will indemnify QUALCOMM for any taxes arising out of the failure of the spin-off or some of the transactions related to it to qualify as tax-free as a result of actions taken, or the failure to take required actions, by us or any of our subsidiaries. Specifically, we will be required under the tax matters agreement to comply with the representations made to the Internal Revenue Service in connection with the private letter ruling that has been requested by QUALCOMM regarding the tax-free nature of the distribution of our stock by QUALCOMM to QUALCOMM's stockholders.

    The tax matters agreement will further provide for cooperation with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party. Disputes arising between QUALCOMM and us relating to matters covered by the tax matters agreement will be subject to resolution through specific dispute resolution provisions.

INTERIM SERVICES AGREEMENT

    We will enter into an interim services agreement with QUALCOMM covering the provision of various interim services, including financial, accounting, engineering, information technology, customer, human resources, building, legal and other services by QUALCOMM to us or, in some circumstances, vice versa. These services will generally be provided at cost plus 5% for a period of one year after the separation and at cost plus 10% thereafter. The interim services will generally have a term of two years or less from the date of separation. However, some interim services may be extended beyond the initial two-year period. The interim services agreement also will cover the provision of additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt QUALCOMM's or our operations or significantly increase the scope of QUALCOMM's or our responsibility under the interim services agreement.

    In addition, the interim services agreement will provide for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party in need of the replicated system will bear the costs and expenses of replication, while the party purchasing new hardware or licensing new software will bear the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

REAL ESTATE MATTERS AGREEMENT

    The real estate matters agreement will address real estate matters relating to the QUALCOMM leased and owned properties that QUALCOMM will lease or sublease to us. The agreement will describe the terms upon which QUALCOMM will lease or sublease these properties to us, and include a description of each of the properties to be leased or subleased. The standard forms of each lease and sublease will be contained in schedules to the agreement.

    The real estate matters agreement will also require both parties to use reasonable efforts to obtain any landlord consents required for the proposed subleases, including QUALCOMM paying commercially reasonable consent fees and negotiating other commercially reasonable amendments to the leases, if required by the landlords, and us agreeing to provide the security required under the applicable leases. The real estate matters agreement will further provide that subleases of leased sites shall not be made if the underlying lease is terminated due to casualty or action by the landlord prior to the separation date, and neither party will have any liability related to the termination.

    The real estate matters agreement will give the parties the right to change the terms and provisions of each lease and sublease by mutual agreement based on changes in the requirements of the parties. The real estate matters agreement will also provide that all reasonable costs required to prepare and effect each lease and sublease, including landlord consent fees and attorneys' fees, will be paid by QUALCOMM.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Following the separation, QUALCOMM will continue to have a significant relationship with us as a result of the agreements being entered into between QUALCOMM and us in connection with the separation. QUALCOMM's relationship as a licensor of CDMA technology to us will give QUALCOMM significant influence over us and will create conflicts with us. Other conflicts between us and QUALCOMM may arise because some of our directors and officers will also hold positions with QUALCOMM or own QUALCOMM common stock or options to purchase QUALCOMM common stock. In addition, after the expiration of three years from the date of the separation, QUALCOMM will not be restricted from competing with us in our current business. Furthermore, QUALCOMM may at any time pursue other wireless telecommunications businesses or interests which would also be attractive to us.

                             PRINCIPAL STOCKHOLDER

    Prior to this offering, all of the outstanding shares of our common stock
will be owned by QUALCOMM. After this offering, QUALCOMM will own about      %,
or about      % if the underwriters exercise their over-allotment option in full, of our outstanding common stock. Except for QUALCOMM, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    We are authorized to issue         shares of common stock, $.0001 par value,
and         shares of undesignated preferred stock, $.0001 par value. The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which will be included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

    The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. These holders possess all of our voting power, except as otherwise required by law or as may be provided in any resolution adopted by our board of directors with respect to any series of preferred stock. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our board of directors, the holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors from available funds available therefor, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to such holders. Shares of our common stock are not subject to redemption and holders do not have preemptive rights to purchase additional shares of our common stock.

PREFERRED STOCK

    Our board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to determine, with respect to any series, the terms and rights of each series, including the following:

    - the designation of the series;

    - the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative;

    - the voting rights, if any, of shares of the series;

    - the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for the series;

    - the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs; and

    - the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

    We believe that the availability of the preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having these authorized shares of preferred stock available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. These authorized shares of preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless action is required by applicable law, the rules of any stock exchange on which our securities may be listed or the rights and preferences of any outstanding preferred stock.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This statute could have the effect of delaying, deferring or preventing a change in our control.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation provides that after the completion of this offering, our board of directors will be divided into three classes, with each class serving a staggered three-year term. This classification system may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, as the classification of a board of directors generally increases the difficulty of replacing a majority of those directors. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and after this offering may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the Chairman of our board of directors, our Chief Executive Officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of our board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is
                        .

NASDAQ NATIONAL MARKET LISTING

    We intend to apply to list our common stock on the Nasdaq National Market
under the trading symbol "     ."

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our officers and directors are covered by certain provisions of Delaware law, our certificate of incorporation, our bylaws, individual indemnification agreements with us and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

    ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. In June 1986, Delaware enacted a statute which authorizes corporations to limit or eliminate the personal liability of their directors to the corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by the statute, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit the relief available for a breach of the duty of care to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by this legislation. Specifically, a director of our company will not be personally liable for monetary damages for breach of that director's fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION AND INSURANCE. As a Delaware corporation, we have the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. Our bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by Delaware law. In addition, we intend to enter into indemnification agreements with our directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

    We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company, or is or was a director or officer of our company serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or obligation to indemnify him against such liability under the provisions of our bylaws.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

    All of the         shares of our common stock sold in this offering will be
freely tradable without restriction under the Securities Act, except for any shares which be may acquired by one of our affiliates, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders, if any.

    QUALCOMM has announced that, subject to specified conditions, it intends to
distribute to its stockholders by August 2001 all of the         shares of our
common stock owned by QUALCOMM by means of the distribution. Shares of our common stock distributed to QUALCOMM stockholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be our affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

    The shares of our common stock held by QUALCOMM before distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding which will
      equal approximately         shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also limited by manner-of-sale provisions and notice requirements and to the availability of current public information about us.

    QUALCOMM and we have agreed not to offer, sell or otherwise transfer any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters. In addition, we have agreed that we will not grant options to purchase shares of our common stock unless such options provide that the shares issuable thereunder may not be sold during the same 180-day period without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters.

    We have reserved         shares of our common stock for issuance under our
various stock plans. In addition, under our employee matters agreement with QUALCOMM, we will issue options to purchase shares of our common stock to our employees, directors and consultants who currently hold QUALCOMM options and we will grant purchase rights under our employee stock purchase plan to our employees who currently participate in QUALCOMM's employee stock purchase plan. See "Management--Benefit Plans." We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under our stock plans. Shares issued pursuant to awards after the effective date of such registration statement (other than shares issued to affiliates) generally will be freely tradable without further registration under the Securities Act.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering in the United States and Canada named below, for whom Lehman Brothers Inc. and Goldman, Sachs & Co. are acting as U.S. representatives, and the underwriters outside the United States and Canada named below, for whom Lehman Brothers International (Europe) and Goldman, Sachs & Co. are acting as international representatives, have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth opposite the name of each underwriter.

                                                               NUMBER OF
U.S. UNDERWRITERS                                               SHARES
-----------------                                             -----------
Lehman Brothers Inc.........................................
Goldman, Sachs & Co.........................................
                                                              -----------
    Total...................................................
                                                              ===========

                                                               NUMBER OF
INTERNATIONAL UNDERWRITERS                                      SHARES
--------------------------                                    -----------
Lehman Brothers International (Europe)......................
Goldman, Sachs & Co.........................................
                                                              -----------
    Total...................................................
                                                              ===========

    We refer to the U.S. underwriters and international underwriters as the underwriters and the U.S. representatives and international representatives as the representatives. The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the offering depend on the satisfaction of the conditions contained in the underwriting agreement. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The offering price and underwriting discounts and commissions per share for the U.S. offering and the international offering are identical.

    The conditions contained in the underwriting agreement include the requirement that:

    - the representations and warranties made by us to the underwriters are true;

    - there is no material change in the financial markets; and

    - we deliver to the underwriters customary closing documents.

    The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price shown on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $      per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $      per share to brokers and dealers.
After the offering, the underwriters may change the offering price and other selling terms.

    The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting discount is     %
of the public offering price. We have agreed to pay the underwriters the following total amount, assuming either no exercise or full exercise by the underwriters of their over-allotment option:

                                                               TOTAL FEES
                                                  ------------------------------------
                                                                          WITH FULL
                                         FEE      WITHOUT EXERCISE OF    EXERCISE OF
                                         PER        OVER-ALLOTMENT      OVER-ALLOTMENT
                                        SHARE           OPTION              OPTION
                                       --------   -------------------   --------------
Underwriting discount paid by
  Spinco.............................  $                $                  $

    We have granted the underwriters an option to purchase up to an aggregate of additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If the option is exercised, each U.S. underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the tables above, and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

    Spinco and QUALCOMM have agreed that, without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    The restrictions described in this paragraph do not apply to:

    - the sale of shares to the underwriters;

    - shares of common stock issued by us under employee incentive plans or upon the exercise of options issued under employee incentive plans;

    - the distribution by QUALCOMM to its stockholders of the shares of our common stock it holds following the offering; or

    - transactions by any person other than Spinco or QUALCOMM relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

    The U.S. underwriters and the international underwriters have entered into an agreement under which each U.S. underwriter has agreed that, as part of the distribution of the shares of common stock offered in the U.S. offering:

    - it is not purchasing any of these shares for the account of anyone other than a U.S. Person (as defined below), and

    - it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any of these shares or distribute any prospectus to anyone other than a U.S. Person.

    In addition, under the agreement among U.S. underwriters and international underwriters, each international underwriter has agreed that, as part of the distribution of the shares of common stock offered in the international offering:

    - it is not purchasing any of these shares for the account of a U.S. Person, and

    - it has not offered or sold, and will not offer, sell, resell, or deliver, directly or indirectly, any of these shares or distribute any prospectus to any U.S. Person.

    The limitations described above do not apply to stabilization transactions or to certain other transactions specified in the underwriting agreement and the agreement among U.S. underwriters and international underwriters, including

    - certain purchases and sales between U.S. underwriters and the international underwriters;

    - certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;

    - purchases, offers or sales by a U.S. underwriter who is also acting as an international underwriters or by an international underwriter who is also acting as a U.S. underwriter; and

    - other transactions specifically approved by the U.S. representatives and the international representatives.

    As used in this section, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source. The term "United States" means the United States of America, including the District of Columbia, and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

    According to the agreement among the U.S. underwriters and international underwriters, sales may be made between the U.S. underwriters and the international underwriters of the number of shares of common stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of common stock being sold by the U.S. underwriters and the international underwriters less an amount equal to the selling concession allocable to those shares of common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. underwriters and the international underwriters under the agreement among the U.S. underwriters and the international underwriters, the number of shares of common stock available for sale by the U.S. underwriters or by the international underwriters may be more or less than the amount specified in the tables above.

    Before this offering, there has been no public market for shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions:

    - our capital structure;

    - estimates of our business potential and earning prospects;

    - an overall assessment of our management; and

    - the consideration of the above factors in relation to market valuations of companies in related businesses.

    We intend to apply for quotation of our common stock on the Nasdaq National
Market under the trading symbol "      ."

    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments that the underwriters may be required to make for these liabilities.

    The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    Each international underwriter has represented and agreed that:

    - it has not offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer to sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulation with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom these documents may otherwise be issued or passed upon.

    Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price shown on the cover page of this prospectus.

    From time to time, some of the underwriters have provided, and may continue to provide, investment banking services to each of Spinco and QUALCOMM for which such underwriters have received or will receive customary fees and commissions. In particular, Lehman Brothers Inc. has advised, and may continue to advise, the board of directors of QUALCOMM regarding various matters concerning the separation of Spinco from QUALCOMM and the proposed distribution by QUALCOMM to its stockholders of the shares of our common stock it holds following the offering.

                                 LEGAL MATTERS

    Cooley Godward LLP, San Diego, California will pass upon the validity of the shares of our common stock offered by this prospectus for us. Latham & Watkins, San Diego, California will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

    The financial statements of QUALCOMM Spinco, Inc. as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of SnapTrack, Inc. and subsidiary as of December 31, 1999 and 1998 and for the years then ended and cumulative from August 31, 1995 (inception) through December 31, 1999, included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information about us and the common stock being offered, we refer you to the registration statement and the related exhibits and schedules. The statements contained in this prospectus regarding the contents or provisions of any contract or other document we refer to in this prospectus are not necessarily complete, and in each instance we refer you to the copy of that contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the related exhibits and schedules may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Information on the operations of the offices of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The address of the Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                               NUMBER
                                                              --------
QUALCOMM SPINCO, INC:

Report of Independent Accountants...........................     F-2

Combined Balance Sheets at September 30, 1998 and 1999, and
  June 25, 2000 (unaudited).................................     F-3

Combined Statements of Income for Fiscal 1997, 1998 and 1999
  and for the nine months ended June 27, 1999 (unaudited)
  and June 25, 2000 (unaudited).............................     F-4

Combined Statements of Cash Flows for Fiscal 1997, 1998 and
  1999 and for the nine months ended June 27, 1999
  (unaudited) and June 25, 2000 (unaudited).................     F-5

Combined Statements of Parent's Investment for Fiscal 1997,
  1998 and 1999 and for the nine months ended June 25, 2000
  (unaudited)...............................................     F-6

Notes to Combined Financial Statements......................     F-7

SNAPTRACK, INC. AND SUBSIDIARY:

Independent Auditors' Report................................    F-19

Consolidated Balance Sheets at December 31, 1999 and 1998...    F-20

Consolidated Statements of Operations and Comprehensive Loss
  for the years ended December 31, 1999 and 1998 and
  cumulative from August 31, 1995 (Inception) through
  December 31, 1999.........................................    F-21

Consolidated Statements of Shareholders' Deficit from August
  31, 1995 (Inception) through December 31, 1999............    F-22

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 1998 and cumulative from August 31,
  1995 (Inception) through December 31, 1999................    F-24

Notes to Consolidated Financial Statements..................    F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of QUALCOMM Spinco, Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of income, of cash flows and of parent's investment present fairly, in all material respects, the financial position of QUALCOMM
Spinco, Inc. at September 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended
September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Diego, California
July 24, 2000

                             QUALCOMM SPINCO, INC.

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999     JUNE 25, 2000
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    921   $  1,772     $ 12,550
  Accounts receivable, net..................................   158,152    172,440      218,295
  Inventories, net..........................................    24,604     33,384       35,888
  Deferred income taxes.....................................    10,976     17,942       21,141
  Other current assets......................................     2,575        914        1,909
                                                              --------   --------     --------
    Total current assets....................................   197,228    226,452      289,783
Property and equipment, net.................................    24,719     25,039       38,003
Goodwill, net...............................................        --         --      587,014
Other assets................................................       366      1,012       21,764
                                                              --------   --------     --------
    Total assets............................................  $222,313   $252,503     $936,564
                                                              ========   ========     ========

LIABILITIES AND PARENT'S INVESTMENT
Current liabilities:
  Accounts payable..........................................  $ 18,967   $ 56,374     $ 44,347
  Payroll and benefit-related liabilities...................     2,799      8,364       12,503
  Other accrued liabilities.................................     4,628     10,471       10,772
  Unearned revenue..........................................     1,150      1,030       19,751
                                                              --------   --------     --------
    Total current liabilities...............................    27,544     76,239       87,373
Deferred income taxes.......................................        --         --        7,730
Other liabilities...........................................         9        481        3,081
                                                              --------   --------     --------
    Total liabilities.......................................    27,553     76,720       98,184

Commitments and contingencies (Note 7)

Parent's investment.........................................   194,760    175,783      838,380
                                                              --------   --------     --------
    Total liabilities and parent's investment...............  $222,313   $252,503     $936,564
                                                              ========   ========     ========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.

                         COMBINED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEARS ENDED SEPTEMBER 30,                   NINE MONTHS ENDED
                                   --------------------------------------      -----------------------------
                                     1997          1998           1999         JUNE 27, 1999   JUNE 25, 2000
                                   --------      --------      ----------      -------------   -------------
                                                                                        (UNAUDITED)
Revenues:
  Third party....................  $361,502      $583,111      $  900,638        $ 610,767       $ 868,385
  Related party..................   188,179       296,747         247,634          177,399          96,329
                                   --------      --------      ----------        ---------       ---------
    Total revenues...............  $549,681      $879,858      $1,148,272        $ 788,166       $ 964,714
                                   --------      --------      ----------        ---------       ---------
Expenses:
  Cost of revenues...............   449,579       535,384         527,884          352,381         449,880
  Research and development.......    24,368        56,437         127,846           84,788         145,340
  Selling, general and
    administrative...............    13,546        29,690          50,134           35,895          48,013
  Amortization of goodwill and
    other acquisition-related
    intangible assets............        --            --              --               --          54,995
  Purchased in-process
    technology...................        --            --              --               --          60,030
                                   --------      --------      ----------        ---------       ---------
    Total expenses...............   487,493       621,511         705,864          473,064         758,258
                                   --------      --------      ----------        ---------       ---------
Income before income taxes.......    62,188       258,347         442,408          315,102         206,456
Income tax expense...............   (22,406)      (99,408)       (167,435)        (119,739)       (123,874)
                                   --------      --------      ----------        ---------       ---------
Net income.......................  $ 39,782      $158,939      $  274,973        $ 195,363       $  82,582
                                   ========      ========      ==========        =========       =========
Unaudited pro forma net earnings
  per common share (Note 1):
  Basic..........................                              $                                 $
                                                               ==========                        =========
  Diluted........................                              $                                 $
                                                               ==========                        =========
Shares used in unaudited pro
  forma per share calculations
  (Note 1):
  Basic..........................
                                                               ==========                        =========
  Diluted........................
                                                               ==========                        =========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          YEARS ENDED SEPTEMBER 30,                  NINE MONTHS ENDED
                                    -------------------------------------      -----------------------------
                                      1997          1998          1999         JUNE 27, 1999   JUNE 25, 2000
                                    --------      --------      ---------      -------------   -------------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net income......................  $ 39,782      $158,939      $ 274,973        $ 195,363       $  82,582
  Depreciation and amortization...     4,736         7,045         11,916            8,967          67,652
  Purchased in-process
    technology....................        --            --             --               --          60,030
  Deferred income tax provision
    (benefit).....................       432        (4,682)        (6,979)          (1,366)         (7,061)
  Increase (decrease) in cash
    resulting from changes in:
    Accounts receivable, net......   (46,089)      (70,635)       (14,288)          25,800         (45,770)
    Inventories...................     6,659        (9,870)        (8,780)           6,422          (2,504)
    Other current assets..........       (68)       (1,847)         1,661            1,563            (637)
    Accounts payable..............    (8,858)        3,984         37,407           19,473         (12,062)
    Accrued liabilities...........     6,923        (1,817)        11,408            7,379              53
    Unearned revenue..............       100         1,050           (120)            (562)         16,384
                                    --------      --------      ---------        ---------       ---------
  Net cash provided by operating
    activities....................     3,617        82,167        307,198          263,039         158,667
                                    --------      --------      ---------        ---------       ---------

INVESTING ACTIVITIES:
  Capital expenditures............   (10,256)      (17,083)       (12,236)         (10,102)        (24,582)
  Business acquisitions...........        --            --             --               --         (12,386)
  Other items, net................        --          (316)          (161)            (135)           (127)
                                    --------      --------      ---------        ---------       ---------
  Net cash used by investing
    activities....................   (10,256)      (17,399)       (12,397)         (10,237)        (37,095)
                                    --------      --------      ---------        ---------       ---------

FINANCING ACTIVITIES:
  Parent's investment, net........     7,849       (65,286)      (293,950)        (251,255)       (109,920)
  Other...........................        --            --             --               --            (874)
                                    --------      --------      ---------        ---------       ---------
  Net cash provided (used) by
    financing activities..........     7,849       (65,286)      (293,950)        (251,255)       (110,794)
                                    --------      --------      ---------        ---------       ---------
  Net increase (decrease) in cash
    and cash equivalents..........     1,210          (518)           851            1,547          10,778
  Cash and cash equivalents at
    beginning of period...........       229         1,439            921              921           1,772
                                    --------      --------      ---------        ---------       ---------
  Cash and cash equivalents at end
    of period.....................  $  1,439      $    921      $   1,772        $   2,468       $  12,550
                                    ========      ========      =========        =========       =========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                   COMBINED STATEMENTS OF PARENT'S INVESTMENT
                                 (IN THOUSANDS)

BALANCE AT SEPTEMBER 30, 1996...............................  $  53,476

Net income..................................................     39,782
Net transfers from QUALCOMM Incorporated....................      7,849
                                                              ---------
BALANCE AT SEPTEMBER 30, 1997...............................    101,107

Net income..................................................    158,939
Net transfers to QUALCOMM Incorporated......................    (65,286)
                                                              ---------
BALANCE AT SEPTEMBER 30, 1998...............................    194,760

Net income..................................................    274,973
Net transfers to QUALCOMM Incorporated......................   (293,950)
                                                              ---------
BALANCE AT SEPTEMBER 30, 1999...............................    175,783

Net income (unaudited)......................................     82,582
Net transfers from QUALCOMM Incorporated (unaudited)........    580,015
                                                              ---------
BALANCE AT JUNE 25, 2000 (UNAUDITED)........................  $ 838,380
                                                              =========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    QUALCOMM Spinco, Inc. (the "Company"), a Delaware corporation, is a wholly-owned subsidiary of QUALCOMM Incorporated ("QUALCOMM"). QUALCOMM will transfer to the Company its integrated circuits and system software solutions business, currently referred to as QUALCOMM CDMA Technologies; its High Data Rate, or 1xEV, product and technology group; its QUALCOMM Israel subsidiary; a portion of its position location business acquired with the SnapTrack, Inc. ("SnapTrack") acquisition; and its European radio frequency design business for handsets, purchased in February 2000 from Tellit Communications Limited ("Tellit"), on a date prior to the closing of an initial public offering anticipated by the Company (the "Separation Date") .

    After completion of the Company's initial public offering, QUALCOMM will own
approximately   % of the Company's outstanding common stock. QUALCOMM
anticipates that it will spin off the Company (the "Distribution") by August 2001 (the "Distribution Date") by distributing all of the shares of the Company's common stock owned by QUALCOMM to the holders of QUALCOMM common stock. However, QUALCOMM is not required to complete the distribution, and the distribution may not occur by the contemplated time, or at all. Because QUALCOMM will own 90% or more of the Company's outstanding capital stock, it may merge the Company into QUALCOMM at any time. Following the Distribution, QUALCOMM and the Company will be operated as independent companies. QUALCOMM and the Company will, however, continue to have a relationship as a result of the various agreements being entered into in connection with the Distribution (Note 6).

    The Company develops and supplies Code Division Multiple Access ("CDMA") integrated circuits and system software solutions for wireless voice and wireless data communications products and services. The Company's CDMA-based products include system software and baseband, radio frequency, intermediate frequency and power amplification integrated circuits for wireless handset manufacturers.

BASIS OF PRESENTATION

    The combined financial statements reflect the combined financial position, results of operations and cash flows of the businesses that will be transferred to the Company from QUALCOMM as if the Company had been a separate legal entity for all periods presented, and as if certain wholly-owned subsidiaries of QUALCOMM had been owned by the Company. However, for the periods covered by the financial statements, wholly-owned subsidiaries combined with the Company were directly or indirectly owned by QUALCOMM. All significant intercompany accounts and transactions between combined entities have been eliminated. The financial statements have been prepared using QUALCOMM's historical basis in the assets and liabilities and historical results of operations related to the Company's businesses. The Company had no cash balances as of September 30, 1997, 1998 and 1999, other than cash and cash equivalents owned by combined foreign legal entities, as no specific cash accounts had been designated by QUALCOMM for the Company. When Company liabilities are paid or investments are made, it is assumed that the cash used by the Company was funded by a parent cash contribution. Similarly, changes in parent's investment represent QUALCOMM's contribution after giving effect to the net earnings of the Company plus net transfers to and from QUALCOMM. The Company will begin accumulating retained earnings on the Separation Date.

    The combined financial statements include allocations of certain QUALCOMM corporate expenses, including centralized research and development, legal, accounting, employee benefits, rent,

                             QUALCOMM SPINCO, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) insurance services, information technology services, treasury, investor relations and other QUALCOMM corporate and infrastructure costs. The expense allocations have been determined on bases that QUALCOMM considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company. However, the financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in cash flows and parent's investment of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

FINANCIAL STATEMENT PREPARATION

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

    In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are only normal and recurring, necessary for a fair presentation. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

FISCAL YEAR

    The Company operates and reports using a fiscal year ending on the last Sunday in September. For presentation purposes, the Company has indicated its fiscal year as ending on September 30.

REVENUES

    Revenues from hardware product sales are recognized at the time units are shipped. License fees related to software license agreements are recognized when the contractual obligations have been fulfilled. Deferred revenue consists primarily of deferred maintenance revenue and fees related to software licenses under which the Company has not fulfilled its contractual obligations.

CONCENTRATIONS

    A significant portion of the Company's revenues are concentrated with a limited number of customers as the worldwide market for wireless telephone systems and products is dominated by a small number of large corporations and government agencies.

    Revenues from international customers, consisting of export sales, were approximately 60%, 62% and 74% of total revenues in fiscal 1997, 1998 and 1999, respectively, and 73% and 82% (unaudited) of total revenues for the nine months ended June 27, 1999 and June 25, 2000, respectively. Sales to three South Korean customers comprised 33%, 19% and 4% of total revenues during fiscal 1997; 31%, 14%, and 7% of total revenues during fiscal 1998; 23%, 15%, and 10% of total revenues during fiscal 1999, and 22%, 15%, and 11% of total revenues (unaudited) during the nine months ended June 27, 1999, and 17%, 16% and 8% of total revenues (unaudited) during the nine months ended June 25, 2000. As a percentage of total accounts receivable, accounts receivable from three South Korean customers were 54%, 17% and 5% at September 30, 1998; 46%, 2% and 14% at September 30, 1999; and 26%, 12% and 14% (unaudited) at June 25, 2000.

                             QUALCOMM SPINCO, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company's policy is to place its cash and cash equivalents with high quality financial institutions to limit the amount of credit exposure.

INVENTORIES

    Inventories are comprised of finished goods and are valued at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives, ranging from two to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Maintenance, repairs and minor renewals, and betterments are charged to expense.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over its useful life, ranging from three to four years. Other intangible assets are amortized on a straight-line basis over their useful lives, ranging from three to four years.

LONG-LIVED ASSETS AND INTANGIBLE ASSETS

    The Company assesses potential impairments to its long-lived assets and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations. The Company has not incurred any such losses.

WARRANTY

    Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

STOCK-BASED COMPENSATION

    The Company measures compensation expense for stock-based employee compensation using the intrinsic value method and provides pro forma disclosures of net income and net earnings per common share as if the fair value method had been applied in measuring compensation expense. Since the Company has not previously granted equity awards, historical stock-based compensation cost for stock

                             QUALCOMM SPINCO, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) awards is measured as the Company's allocated share of the excess, if any, of the fair value of QUALCOMM's common stock at the date of the grant over the amount the employee must pay to acquire the stock. To date, the Company has not recognized any such expense.

    Equity instruments issued to non-employees for goods or services are accounted for at fair value and are marked to market until service is complete or a performance commitment date is reached.

FOREIGN CURRENCY

    Local currencies are generally considered to be the functional currency for operations outside the United States. Assets and liabilities are translated at year-end exchange rates; income and expenses are translated at average rates of exchange prevailing during the year. Resulting remeasurement gains or losses are recognized as a component of other comprehensive income. Net foreign currency transaction gains or losses were not material in any of the periods presented.

INCOME TAXES

    Historically, the Company's operations have been included in the consolidated income tax returns filed by QUALCOMM. Income tax expense in the Company's financial statements has been calculated on a separate tax return basis.

    A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to more likely than not be realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

UNAUDITED PRO FORMA NET EARNINGS PER COMMON SHARE

    The Company had no shares of common stock outstanding during fiscal 1999 and during the nine months ended June 25, 2000. Unaudited pro forma basic net
earnings per common share was calculated based on the             common shares
outstanding on the date of capitalization of the Company adjusted for a
subsequent   -for-one stock split. Unaudited pro forma diluted net earnings per common share reflect the potential dilutive effect of additional common shares
issuable upon exercise of outstanding stock options, which totaled       shares
in 1999 and       shares for the nine months ended June 25, 2000. The effect of dilutive stock options was computed using the treasury stock method at the
expected initial public offering price of $            per share.

COMPREHENSIVE INCOME

    The Company has no material components of other comprehensive income and, accordingly, comprehensive income is the same as net income for all periods presented.

FUTURE ACCOUNTING REQUIREMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging

                             QUALCOMM SPINCO, INC.

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Activities." In May 1999, the FASB delayed the effective date of FAS 133 by one year. The Company will be required to adopt FAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company believes that the adoption of this new accounting standard will not have a material impact on its combined financial position or results of operations.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." The Company will be required to adopt FIN 44 effective July 1, 2000 in respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The Company believes that the application of FIN 44 will not have a material impact on its combined financial position or results of operations.

NOTE 2--ACQUISITIONS

SNAPTRACK, INC.

    On March 1, 2000, QUALCOMM acquired all of the outstanding capital stock of SnapTrack, a developer of wireless position location technology, in a transaction accounted for as a purchase. The purchase price was approximately
$1 billion, representing the value of QUALCOMM shares issued to effect the purchase, the value of vested and unvested options and warrants exchanged at the closing date and estimated transaction costs of $2 million. The preliminary allocation of purchase price by QUALCOMM, based on the estimated fair values of the acquired assets and assumed liabilities, reflected acquired goodwill of $948 million, purchased in-process technology of $60 million and other intangible assets of $34 million. Tangible assets acquired and liabilities assumed were not material to QUALCOMM's financial statements. QUALCOMM expects to finalize the purchase price allocation within one year and does not anticipate material adjustments to the preliminary purchase price allocation.

    QUALCOMM will allocate to the Company $629 million in goodwill, $60 million in purchased in-process technology and $19 million in other intangible assets related to SnapTrack's workforce, customer base and completed and in-process technology to be transferred to the Company. QUALCOMM will retain $319 million in goodwill and $15 million in other intangible assets related to specific SnapTrack patents that will not be transferred to the Company. Goodwill and other intangible assets resulting from the SnapTrack acquisition are amortized on a straight-line basis over their estimated useful lives of four years. The acquisition has been treated as a non-cash transaction in the statement of cash flows.

    Purchased in-process technology was expensed upon acquisition because technological feasibility had not been established, and no future alternative uses existed. The value of in-process technology was calculated by identifying research projects in areas for which technological feasibility has not been established, estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such products, discounting the net cash flows to present value, and applying the percentage completion of the projects thereto. The discount

                             QUALCOMM SPINCO, INC.

NOTE 2--ACQUISITIONS (CONTINUED)
rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology.

    The combined financial statements include the operating results and the amortization of goodwill and other intangible assets from the date of acquisition, based on the allocation of purchased assets to the Company. Unaudited pro forma operating results for the Company, assuming the acquisition of SnapTrack and allocation of goodwill and other intangible assets to the Company had been made at the beginning of the periods presented, are as follows (in thousands) (unaudited):

                                                                 NINE MONTHS ENDED
                                                YEAR ENDED     ---------------------
                                              SEPTEMBER 30,    JUNE 27,    JUNE 25,
                                                   1999          1999        2000
                                              --------------   ---------   ---------
Revenues....................................    $1,148,337     $788,182    $965,053
                                                ==========     ========    ========
Net income..................................    $  105,643     $ 72,325    $ 68,661
                                                ==========     ========    ========
Pro forma net earnings per common share:
  Basic.....................................    $                          $
                                                ==========                 ========
  Diluted...................................    $                          $
                                                ==========                 ========

    These unaudited pro forma results have been prepared for comparative purposes only and may not be indicative of the results of operations which actually would have occurred had the combination been in effect at the beginning of the respective periods or of future results of operations of the combined entities.

TECHNOLOGY DEVELOPMENT GROUP OF TELLIT COMMUNICATIONS LTD.

    On February 25, 2000, QUALCOMM purchased the Technology Development Group of Tellit, a U.K.-based company. QUALCOMM paid the initial purchase price of $12 million in cash. An additional $9 million in consideration is payable in cash through March 31, 2001 if certain performance and other milestones are reached. The preliminary allocation of purchase price, based on the estimated fair values of acquired assets and liabilities assumed, reflects acquired goodwill of $11 million and other intangible assets of $1 million. The Company expects to finalize the purchase price allocation within one year and does not anticipate material adjustments to the preliminary purchase price allocation. Any adjustments to the purchase price related to contingent consideration are expected to increase goodwill. Amounts allocated to goodwill and assembled workforce are amortized on a straight-line basis over their estimated useful lives of three years. The combined financial statements include the operating results of the Technology Development Group of Tellit from the date of acquisition. Pro forma results of operations have not been presented because the effect of this acquisition is not material.

NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

ACCOUNTS RECEIVABLE, NET

    Accounts receivable are comprised of trade receivables. Accounts receivable are presented net of an allowance for doubtful accounts of $3 million at September 30, 1998 and 1999. No allowance for doubtful accounts is recorded at June 25, 2000 (unaudited). Accounts receivable from related parties was $26 million and $16 million at September 30, 1998 and 1999, respectively. Predominantly all of the

                             QUALCOMM SPINCO, INC.

NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (CONTINUED) trade receivables at September 30, 1998 and 1999 are from customers in the wireless telecommunications industry.

PROPERTY AND EQUIPMENT, NET

                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Computer equipment......................................  $ 25,565   $ 33,102
Machinery and equipment.................................    16,101     20,392
Furniture and office equipment..........................       964      1,128
Leasehold improvements..................................       524        720
                                                          --------   --------
                                                            43,154     55,342
Less accumulated depreciation and amortization..........   (18,435)   (30,303)
                                                          --------   --------
                                                          $ 24,719   $ 25,039
                                                          ========   ========

GOODWILL, NET

    At June 25, 2000, goodwill is presented net of $53 million in accumulated amortization.

NOTE 4--INCOME TAXES

    The components of income tax provision for the years ended September 30 are as follows (in thousands):

                                                   1997       1998       1999
                                                 --------   --------   --------
Current provision:
  Federal......................................  $19,288    $ 87,135   $145,182
  State........................................    2,686      16,711     28,090
  Foreign......................................       --         244      1,142
                                                 -------    --------   --------
                                                  21,974     104,090    174,414
                                                 -------    --------   --------
Deferred expense (benefit):
  Federal......................................     (107)     (4,696)    (6,488)
  State........................................      666          28       (326)
  Foreign......................................     (127)        (14)      (165)
                                                 -------    --------   --------
                                                     432      (4,682)    (6,979)
                                                 -------    --------   --------
                                                 $22,406    $ 99,408   $167,435
                                                 =======    ========   ========

                             QUALCOMM SPINCO, INC.

NOTE 4--INCOME TAXES (CONTINUED)
    The following is a reconciliation from the expected statutory federal income tax expense to the Company's actual income tax expense for the years ended September 30 (in thousands):

                                                    1997       1998       1999
                                                  --------   --------   --------
Expected income tax expense at federal statutory
  tax rate......................................  $21,766    $90,421    $154,841
State income tax expense, net of federal
  benefit.......................................    2,829     11,755      20,129
Foreign taxes...................................       --        245       1,142
Permanent differences...........................     (760)      (426)     (1,118)
Tax credits.....................................   (1,429)    (2,587)     (7,559)
                                                  -------    -------    --------
Actual income tax expense.......................  $22,406    $99,408    $167,435
                                                  =======    =======    ========

    At September 30, 1998 and 1999, the Company had $11 million and $18 million in net deferred tax assets, respectively, which are comprised of income recognition differences.

    At September 30, 1999, the Company had no unused net operating losses, research or alternative minimum tax credits.

    No cash amounts were paid for income taxes by the Company during the periods presented since the Company's operations were included in the consolidated income tax returns filed by QUALCOMM. Taxes currently payable are recorded as a net transfer from QUALCOMM.

NOTE 5--EMPLOYEE BENEFIT PLANS

    At the Distribution Date, the Company will assume responsibility for employee benefit plans for employees of the Company. Until the Distribution Date, the expenses for QUALCOMM programs associated with employees of the Company are allocated to the Company. The Company expects to enter into employee benefit plans prior to the Distribution Date, including equity incentive plans which will provide for the grant of various types of equity-based compensation to employees of the Company, including incentive stock option plans, non-qualified stock options plans and other stock-based awards, and a non-employee directors' stock option plan, an employee savings and retirement plan, an employee stock purchase plan and an executive retirement plan.

EMPLOYEE SAVINGS AND RETIREMENT PLAN

    QUALCOMM's 401(k) plan allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of its employees' contributions and may, at its discretion, make additional contributions based upon earnings. The contribution expense allocated to the Company by QUALCOMM was $0.3 million, $0.5 million and $1.9 million for fiscal 1997, 1998 and 1999, respectively.

STOCK OPTION PLANS

    The QUALCOMM board of directors may grant options to selected employees, directors and consultants of the Company to purchase shares of QUALCOMM's common stock at a price not less than the fair market value of the stock at the date of grant. QUALCOMM's 1991 Stock Option Plan (the "Plan"), as amended, provides for the grant of both incentive stock options and non-qualified

                             QUALCOMM SPINCO, INC.

NOTE 5--EMPLOYEE BENEFIT PLANS (CONTINUED) stock options. Generally, options outstanding vest over a one to six year period and are exercisable for up to ten years from the grant date.

EMPLOYEE STOCK PURCHASE PLANS

    QUALCOMM has employee stock purchase plans for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize up to 15% of their compensation to be withheld during any offering period, subject to certain limitations.

EXECUTIVE RETIREMENT PLANS

    QUALCOMM has voluntary retirement plans that allow eligible executives to defer up to 100% of their income on a pretax basis. On a quarterly basis, participants receive up to a 10% match of their deferral in QUALCOMM's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and QUALCOMM's match are unsecured and subject to the claims of general creditors of QUALCOMM.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Pro forma information regarding net income and net earnings per common share has been estimated at the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                                                           EMPLOYEE STOCK
                                               STOCK OPTION PLANS                          PURCHASE PLANS
                                      ------------------------------------      ------------------------------------
                                        1997          1998          1999          1997          1998          1999
                                      --------      --------      --------      --------      --------      --------
Risk-free interest rate.............    6.3%          5.5%          5.2%          5.1%          5.1%          4.7%
Volatility..........................     50%           50%           51%           50%           50%           51%
Dividend yield......................     --            --            --            --            --            --
Expected life (years)...............      6             6             6           0.5           0.5           0.5

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because QUALCOMM's options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

    For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting periods. The pro forma effects of recognizing

                             QUALCOMM SPINCO, INC.

NOTE 5--EMPLOYEE BENEFIT PLANS (CONTINUED) compensation expense under the fair value method on net income and net earnings per common share for the years ended September 30 are as follows (in thousands, except for net earnings per share):

                                               1997                      1998                      1999
                                      -----------------------   -----------------------   -----------------------
                                      AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                      -----------   ---------   -----------   ---------   -----------   ---------
Net income.........................     $39,782      $38,569     $158,939     $155,521     $274,973     $263,453
Pro forma net earnings per common
  share (unaudited):
  Basic............................                                                        $            $
  Diluted..........................                                                        $            $

    The pro forma effect on net income includes the amortization of expense related to employee stock options granted to employees of the Company and an allocation of expense related to employee stock options granted to QUALCOMM employees providing service to the Company. The effects on pro forma disclosures of applying the fair value method are not likely to be representative of the effects on pro forma disclosures of future years because the fair value method is applicable only to options granted subsequent to September 30, 1995.

NOTE 6--TRANSACTIONS WITH QUALCOMM

    The Company's revenue from sales of products to QUALCOMM was $188 million in 1997, $297 million in 1998, $248 million in 1999, $177 million (unaudited) for the nine months ended June 27, 1999 and $96 million (unaudited) for the nine months ended June 25, 2000. The Company's cost of revenues related to royalties charged by QUALCOMM was $23 million in 1997, $36 million in 1998, $48 million in 1999, $33 million (unaudited) in the nine months ended June 27, 1999 and $39 million (unaudited) in the nine months ended June 25, 2000.

    The Company's costs and expenses include allocations from QUALCOMM for centralized research and development, legal, accounting, employee benefits, rent, insurance services, information technology services, treasury, investor relations and other QUALCOMM corporate and infrastructure costs. The expense allocations have been determined in a manner that QUALCOMM considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company. However, such allocations may not necessarily reflect the costs and expenses to be incurred in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. The bases used for expense allocation include relative labor costs, operating expenses and gross profit, headcount, and square footage. Allocated costs included in the combined statements of income are as follows (in thousands):

                                             YEARS ENDED SEPTEMBER 30,            NINE MONTHS ENDED
                                           ------------------------------   -----------------------------
                                             1997       1998       1999     JUNE 27, 1999   JUNE 25, 2000
                                           --------   --------   --------   -------------   -------------
                                                                                     (UNAUDITED)
Costs of revenues........................  $ 2,314    $ 1,602    $ 3,214       $ 2,338         $ 3,026
Research and development.................   10,818     29,290     57,935        39,892          63,395
Selling, general and administrative......    7,820     17,668     32,657        24,132          29,215
                                           -------    -------    -------       -------         -------
Total....................................  $20,952    $48,560    $93,806       $66,362         $95,636
                                           =======    =======    =======       =======         =======

                             QUALCOMM SPINCO, INC.

NOTE 6--TRANSACTIONS WITH QUALCOMM (CONTINUED)
    For purposes of governing certain of the ongoing relationships between the Company and QUALCOMM at and after the Separation Date and to provide for an orderly transition, the Company and QUALCOMM expect to enter into various agreements, including a Master Separation and Distribution Agreement, a General Assignment and Assumption Agreement, a Master Intellectual Property Assignment and License Agreement, an Employee Matters Agreement, a Tax Matters Agreement, an Interim Services Agreement and a Real Estate Matters Agreement.

NOTE 7--COMMITMENTS AND CONTINGENCIES

LITIGATION

    On February 26, 1999, the Lemelson Medical, Education & Research Foundation, Limited Partnership, ("Lemelson") filed an industry-wide action in the United States District Court for the District of Arizona. The complaint names a total of 88 parties, including QUALCOMM, as defendants and purports to assert claims for infringement of 15 patents. The complaint alleges that application specific integrated circuit ("ASIC") devices sold by the Company, or the processes by which such devices are manufactured, infringe the asserted patents. On
October 1, 1999, QUALCOMM and Lemelson entered into a settlement agreement resolving all claims made against QUALCOMM in the complaint which did not have a material effect on the financial results of the Company.

    The Company is engaged in other legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on its results of operations, liquidity or financial position.

NOTE 8--SEGMENT INFORMATION

    The Company operates in one reportable segment. The operations of the Company are primarily conducted in the United States, the Company's country of domicile.

    Sales information by geographic area for the years ended September 30 is as follows (in thousands):

                                                1997       1998        1999
                                              --------   --------   ----------
United States...............................  $221,104   $338,249   $  296,936
South Korea.................................   312,491    479,921      685,405
Other Foreign...............................    16,086     61,688      165,931
                                              --------   --------   ----------
                                              $549,681   $879,858   $1,148,272
                                              ========   ========   ==========

    The Company distinguishes revenues from external customers by geographic areas based on customer location.

    The net book value of long-lived assets located outside of the United States was $4 million, $5 million and $4 million at September 30, 1997, 1998 and 1999, respectively.

                             QUALCOMM SPINCO, INC.

NOTE 9--VALUATION AND QUALIFYING ACCOUNTS

                                     BALANCE AT    CHARGED TO                BALANCE AT
                                    BEGINNING OF   COSTS AND                   END OF
                                       PERIOD       EXPENSES    DEDUCTIONS     PERIOD
                                    ------------   ----------   ----------   ----------
                                                      (IN THOUSANDS)
Fiscal Year 1997
  Allowance for doubtful
    accounts......................     $  914        $1,017       $   64       $1,867
  Inventory reserves..............      2,169         8,312        6,930        3,551
                                       ------        ------       ------       ------
                                       $3,083        $9,329       $6,994       $5,418
                                       ======        ======       ======       ======
Fiscal Year 1998
  Allowance for doubtful
    accounts......................     $1,867        $1,445       $   78       $3,234
  Inventory reserves..............      3,551          (139)         915        2,497
                                       ------        ------       ------       ------
                                       $5,418        $1,306       $  993       $5,731
                                       ======        ======       ======       ======
Fiscal Year 1999
  Allowance for doubtful
    accounts......................     $3,234        $   --       $    1       $3,233
  Inventory reserves..............      2,497         3,791        1,191        5,097
                                       ------        ------       ------       ------
                                       $5,731        $3,791       $1,192       $8,330
                                       ======        ======       ======       ======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of

    SnapTrack, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheets of SnapTrack, Inc. and subsidiary (a development stage company) as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, shareholders' deficit and cash flows for the years then ended and cumulative from August 31, 1995 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SnapTrack, Inc. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the periods stated above, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
February 25, 2000

                         SNAPTRACK, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                  1999          1998
                                                              ------------   -----------
ASSETS

Current assets:
  Cash and equivalents......................................  $  5,931,210   $ 4,426,864
  Receivables...............................................     1,175,108     2,233,339
  Prepaids and other current assets.........................       245,814       107,585
                                                              ------------   -----------
    Total current assets....................................     7,352,132     6,767,788
Property and equipment, net.................................       601,158       272,990
Other assets................................................       101,080        22,719
                                                              ------------   -----------
    Total...................................................  $  8,054,370   $ 7,063,497
                                                              ============   ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................  $    272,474   $   325,424
  Accrued liabilities.......................................     1,248,754       717,029
  Deferred revenue..........................................     6,935,000     4,700,000
  Current portion of long-term debt.........................       714,772       858,911
                                                              ------------   -----------
    Total current liabilities...............................     9,171,000     6,601,364
Long-term debt..............................................       768,331       702,276
                                                              ------------   -----------
    Total liabilities.......................................     9,939,331     7,303,640
                                                              ------------   -----------

Shareholders' deficit:
  Convertible preferred stock, $0.0005 par value--8,000,000
    shares authorized (aggregate liquidation preference of
    $9,500,019):
    Series A; 600,000 shares designated and outstanding.....       294,078       294,078
    Series B; 1,280,000 shares designated and outstanding...       797,466       797,466
    Series C; 2,636,362 shares designated; 2,454,544 shares
      outstanding in 1999 and 1998..........................     3,464,418     3,464,418
    Series D; 3,200,000 shares designated; 3,133,164 and
      1,043,618 shares outstanding in 1999 and 1998,
      respectively..........................................    15,082,314     4,984,314
  Common stock--$0.0005 par value; 28,000,000 shares
    authorized; 4,714,219 and 3,896,132 shares outstanding
    in 1999 and 1998, respectively..........................    33,608,791        34,240
  Deferred stock compensation...............................   (30,521,901)           --
  Accumulated other comprehensive income....................        10,124            --
  Deficit accumulated during the development stage..........   (24,620,251)   (9,814,659)
                                                              ------------   -----------
    Total shareholders' deficit.............................    (1,884,961)     (240,143)
                                                              ------------   -----------
      Total.................................................  $  8,054,370   $ 7,063,497
                                                              ============   ===========

                See notes to consolidated financial statements.

                         SNAPTRACK, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

           YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM

             AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                   CUMULATIVE FROM
                                                            YEAR ENDED             AUGUST 31, 1995
                                                           DECEMBER 31,          (INCEPTION) THROUGH
                                                    --------------------------      DECEMBER 31,
                                                        1999          1998              1999
                                                    ------------   -----------   -------------------
Service and other revenues........................  $    368,462   $   228,694      $    640,013

Costs and expenses:
  Cost of service and other revenues..............        72,275       134,633           206,908
  Research and development........................     6,420,245     2,979,686        11,346,093
  Sales and marketing.............................     4,112,558     1,880,882         6,924,789
  General and administrative......................     1,815,815     1,300,459         4,152,365
  Amortization of deferred stock compensation:
    Research and development......................     1,568,515            --         1,568,515
    Sales and marketing...........................       683,398            --           683,398
    General and administrative....................       687,612            --           687,612
                                                    ------------   -----------      ------------
    Total costs and expenses......................    15,360,418     6,295,660        25,569,680
                                                    ------------   -----------      ------------
Loss from operations..............................   (14,991,956)   (6,066,966)      (24,929,667)
Other income (expense), net.......................       186,364       (20,534)          309,416
                                                    ------------   -----------      ------------
Net loss..........................................   (14,805,592)   (6,087,500)      (24,620,251)

Other comprehensive income:
  Foreign currency translation adjustment.........        10,124            --            10,124
                                                    ------------   -----------      ------------
Comprehensive loss................................  $(14,795,468)  $(6,087,500)     $(24,610,127)
                                                    ============   ===========      ============

                See notes to consolidated financial statements.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
       PERIOD FROM AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                                                       DEFICIT
                                                                                                                     ACCUMULATED
                                                         PREFERRED STOCK           COMMON STOCK         DEFERRED     DURING THE
                                                      ----------------------   --------------------      STOCK       DEVELOPMENT
                                                       SHARES       AMOUNT      SHARES      AMOUNT    COMPENSATION      STAGE
                                                      ---------   ----------   ---------   --------   ------------   -----------
Balances, August 31, 1995 (inception)...............         --   $       --          --   $    --    $        --    $       --
September 1995--Sale of common stock at
  $0.0015 per share for cash........................                           3,000,000     5,000
November 1995--Sale of common stock at
  $0.0125 per share for cash........................                             532,500     6,656
Series A preferred stock subscription for cash......                 100,000
January 1996--Sale of Series A preferred stock at
  $0.50 per share for cash, including issuance of
  subscribed stock (net of issuance costs of
  $5,922)...........................................    600,000      194,078
January 1996--Sale of common stock at $0.052
  per share for cash................................                             267,000    13,350
February 1996--Sale of common stock at $0.05
  per share for cash................................                              40,000     2,000
March 1996--Sale of common stock at $0.05
  per share for cash................................                              20,000     1,000
May 1996--Sale of Series B preferred stock at
  $.625 per share for cash (net of issuance costs of
  $2,534)...........................................  1,280,000      797,466
December 1996--Sale of Series C preferred stock
  at $1.375 per share for cash (net of issuance
  costs of $4,155)..................................  2,436,362    3,345,843
Exercise of stock options...........................                              26,632     1,384
December 1997--Issuance of Series C preferred stock
  warrants..........................................                  20,917
Net loss (August 31, 1995--December 31, 1997).......         --           --          --        --             --    (3,727,159)
                                                      ---------   ----------   ---------   -------    ------------   -----------
Balances, December 31, 1997.........................  4,316,362   $4,458,304   3,886,132   $29,390    $        --    $(3,727,159)


                                                       ACCUMULATED
                                                          OTHER
                                                      COMPREHENSIVE
                                                         INCOME          TOTAL
                                                      -------------   -----------
Balances, August 31, 1995 (inception)...............   $        --    $        --
September 1995--Sale of common stock at
  $0.0015 per share for cash........................                        5,000
November 1995--Sale of common stock at
  $0.0125 per share for cash........................                        6,656
Series A preferred stock subscription for cash......                      100,000
January 1996--Sale of Series A preferred stock at
  $0.50 per share for cash, including issuance of
  subscribed stock (net of issuance costs of
  $5,922)...........................................                      194,078
January 1996--Sale of common stock at $0.052
  per share for cash................................                       13,350
February 1996--Sale of common stock at $0.05
  per share for cash................................                        2,000
March 1996--Sale of common stock at $0.05
  per share for cash................................                        1,000
May 1996--Sale of Series B preferred stock at
  $.625 per share for cash (net of issuance costs of
  $2,534)...........................................                      797,466
December 1996--Sale of Series C preferred stock
  at $1.375 per share for cash (net of issuance
  costs of $4,155)..................................                    3,345,843
Exercise of stock options...........................                        1,384
December 1997--Issuance of Series C preferred stock
  warrants..........................................                       20,917
Net loss (August 31, 1995--December 31, 1997).......                   (3,727,159)
                                                       -----------    -----------
Balances, December 31, 1997.........................   $        --    $   760,535

                                                                     (Continued)

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (CONTINUED)
       PERIOD FROM AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                                                     DEFICIT
                                                                                                                   ACCUMULATED
                                                    PREFERRED STOCK            COMMON STOCK           DEFERRED      DURING THE
                                                -----------------------   -----------------------      STOCK       DEVELOPMENT
                                                 SHARES       AMOUNT       SHARES       AMOUNT      COMPENSATION      STAGE
                                                ---------   -----------   ---------   -----------   ------------   ------------
Balances, December 31, 1997...................  4,316,362   $ 4,458,304   3,886,132   $    29,390   $        --    $ (3,727,159)
January--Issuance of Series C preferred stock
  at $1.375 per share for fair value of
  services received...........................     18,182        25,000
February--Issuance of Series C preferred stock
  warrants....................................                   72,658
May--Sale of Series D preferred stock
  at $4.815 per share for cash (net of
  issuance costs of $40,707)..................  1,038,426     4,959,315
May--Issuance of Series D preferred stock at
  $4.815 per share for fair value of services
  received....................................      5,192        24,999
Exercise of stock options.....................                               10,000         4,850
Net loss......................................                                                                       (6,087,500)
                                                ---------   -----------   ---------   -----------   ------------   ------------
Balances, December 31, 1998...................  5,378,162     9,540,276   3,896,132        34,240            --      (9,814,659)
March--Sale of Series D preferred stock
  at $4.815 per share for cash (net of
  issuance costs of $33,503)..................  2,089,546    10,027,660
March--Issuance of Series D preferred stock
  warrants....................................                   70,340
Exercise of stock options.....................                              818,087       113,125
Deferred stock compensation...................                                         33,461,426   (33,461,426)
Amortization of deferred stock compensation...                                                        2,939,525
Net loss......................................                                                                      (14,805,592)
Other comprehensive income....................
                                                ---------   -----------   ---------   -----------   ------------   ------------
Balances, December 31, 1999...................  7,467,708   $19,638,276   4,714,219   $33,608,791   $(30,521,901)  $(24,620,251)
                                                =========   ===========   =========   ===========   ============   ============


                                                 ACCUMULATED
                                                    OTHER
                                                COMPREHENSIVE
                                                   INCOME          TOTAL
                                                -------------   ------------
Balances, December 31, 1997...................     $    --      $    760,535
January--Issuance of Series C preferred stock
  at $1.375 per share for fair value of
  services received...........................                        25,000
February--Issuance of Series C preferred stock
  warrants....................................                        72,658
May--Sale of Series D preferred stock
  at $4.815 per share for cash (net of
  issuance costs of $40,707)..................                     4,959,315
May--Issuance of Series D preferred stock at
  $4.815 per share for fair value of services
  received....................................                        24,999
Exercise of stock options.....................                         4,850
Net loss......................................                    (6,087,500)
                                                   -------      ------------
Balances, December 31, 1998...................          --          (240,143)
March--Sale of Series D preferred stock
  at $4.815 per share for cash (net of
  issuance costs of $33,503)..................                    10,027,660
March--Issuance of Series D preferred stock
  warrants....................................                        70,340
Exercise of stock options.....................                       113,125
Deferred stock compensation...................                            --
Amortization of deferred stock compensation...                     2,939,525
Net loss......................................                   (14,805,592)
Other comprehensive income....................      10,124            10,124
                                                   -------      ------------
Balances, December 31, 1999...................     $10,124      $ (1,884,961)
                                                   =======      ============

                See notes to consolidated financial statements.      (Concluded)

                         SNAPTRACK, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM

             AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999

                                                                                      CUMULATIVE FROM
                                                               YEAR ENDED             AUGUST 31, 1995
                                                              DECEMBER 31,          (INCEPTION) THROUGH
                                                       --------------------------      DECEMBER 31,
                                                           1999          1998              1999
                                                       ------------   -----------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $(14,805,592)  $(6,087,500)     $(24,620,251)
  Reconciliation to net cash used in operating
    activities:
    Depreciation and amortization....................       279,818       121,078           503,087
    Amortization of deferred stock compensation......     2,939,525            --         2,939,525
    Issuance of stock for services received..........            --        49,999            49,999
    Accretion of debt................................        36,620        27,087            63,707
    Issuance of warrants for services................            --         4,850             4,850
    Changes in operating assets and liabilities:
      Receivables....................................     1,058,231    (2,145,839)       (1,176,402)
      Prepaids and other current assets..............      (138,229)       12,099          (230,985)
      Other assets...................................       (78,361)      (13,449)         (101,080)
      Accounts payable...............................       (52,950)      265,998           272,474
      Accrued expenses...............................       531,725       438,252         1,248,754
      Deferred revenue...............................     2,235,000     4,550,000         6,935,000
                                                       ------------   -----------      ------------
        Net cash used in operating activities........    (7,994,213)   (2,777,425)      (14,111,322)
                                                       ------------   -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................      (608,020)     (266,300)       (1,104,279)
                                                       ------------   -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of preferred stock, net.........    10,027,660     4,959,315        19,424,362
  Proceeds from sale of common stock.................            --            --            28,006
  Proceeds from sale of warrants.....................            --            --             7,382
  Proceeds from exercise of stock options............       113,125            --           114,509
  Proceeds from borrowing............................       663,090     2,219,428         2,991,201
  Repayment of borrowing.............................      (707,454)     (711,353)       (1,428,807)
                                                       ------------   -----------      ------------
      Net cash provided by financing activities......    10,096,421     6,467,390        21,136,653
                                                       ------------   -----------      ------------
Effect of exchange rate changes on cash and
  equivalents........................................        10,158            --            10,158
Net increase in cash and equivalents.................     1,504,346     3,423,665         5,931,210
Cash and equivalents, Beginning of period............     4,426,864     1,003,199                --
                                                       ------------   -----------      ------------
CASH AND EQUIVALENTS, End of period..................  $  5,931,210   $ 4,426,864      $  5,931,210
                                                       ============   ===========      ============
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of preferred stock warrants in connection
    with venture loan agreement......................  $     70,340   $    72,658      $    156,533
                                                       ============   ===========      ============
  Deferred stock compensation........................  $ 33,461,426   $        --      $ 33,461,426
                                                       ============   ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest...........  $    210,806   $        --      $    445,074
                                                       ============   ===========      ============

                See notes to consolidated financial statements.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--SnapTrack Inc. (the Company) was incorporated on August 31, 1995 in California, and is engaged in the development of an ultra-high performance tracking system that integrates a Global Positioning Satellite System receiver, a two-way wireless transceiver, and a Geographic Information System. The Company has developed a prototype for this device and is continuing to refine and enhance its technical capabilities. The Company is subject to the risks associated with a development stage enterprise, including the need to refine its product technology, to extend its marketing and distribution channels and to continue to raise financing.

    DEVELOPMENT STAGE--The Company is in the development stage as of December 31, 1999. Successful completion of the Company's developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing, successfully completing product development, and achieving a sufficient level of sales and market demand to become an established operating enterprise. The activities of the Company have been accounted for as set forth in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control, and could have a material adverse effect on the Company's business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results; product concentration, technological change, and new products; competition; intellectual property/litigation; management of growth; dependence on key personnel; limited sources of component supply; licenses from third parties; geographic concentration; acquisitions and investments; international operations; regulatory requirements; expansion of distribution channels; and year 2000 compatibility issues.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and receivables. The Company invests only in high-quality credit instruments.

    CASH AND EQUIVALENTS--The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1999 consisted of commercial paper. The carrying amount of the Company's cash equivalents approximates fair value due to the short-term maturity of those investments.

    RECEIVABLES--At December 31, 1999, receivables consists entirely of amounts billed in connection with five software licenses and related consulting. Revenue recognition on these contracts has been deferred pending completion of contractual obligations. At December 31, 1998, receivables consist entirely of amounts billed in connection with two service contracts.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of one to three years or the lease term, if shorter.

    LONG-LIVED ASSETS--The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    REVENUE RECOGNITION--Service revenues related to installation, training and customer support are recognized upon completion. For contracts requiring customer acceptance, revenue recognition is deferred pending such acceptance.

    In 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue for software licenses is recognized upon delivery provided that collection is probable. Software support and maintenance revenue are deferred and amortized over the maintenance period on a straight-line basis. Adoption of this statement did not have a material impact on the Company's financial position, results of operations and cash flows.

    RESEARCH AND DEVELOPMENT--Research and development expenses are charged to operations as incurred.

    INCOME TAXES--Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards, net of a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realizable.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards issued to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees."

    RECENTLY ISSUED ACCOUNTING STANDARD--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2001. The Company has not completed its assessment of the impact on this statement of the Company's financial position, results of operations or cash flows.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

2.  PROPERTY AND EQUIPMENT

    Property and equipment at December 31 consist of:

                                                           1999        1998
                                                        ----------   ---------
Computers and software................................  $  644,661   $ 280,200
Office and test equipment.............................     339,055     149,559
Leasehold improvements................................     120,525      66,499
                                                        ----------   ---------
                                                         1,104,241     496,258
Accumulated depreciation and amortization.............    (503,083)   (223,268)
                                                        ----------   ---------
Property and equipment, net...........................  $  601,158   $ 272,990
                                                        ==========   =========

3.  ACCRUED LIABILITIES

    Accrued liabilities at December 31 consist of:

                                                           1999        1998
                                                        ----------   --------
Accrued professional expenses.........................  $  242,000   $131,271
Accrued commissions...................................     104,850    175,347
Accrued payroll and benefits..........................     379,348    180,479
Other.................................................     522,556    229,932
                                                        ----------   --------
Total accrued liabilities.............................  $1,248,754   $717,029
                                                        ==========   ========

4.  LONG-TERM DEBT

    Long-term obligations at December 31 consist of:

                                                          1999         1998
                                                       ----------   ----------
Venture loan, 12.87% interest........................  $  825,528   $1,284,892
Equipment term loan, 6.99% to 9.68% interest.........     657,575      276,295
                                                       ----------   ----------
                                                        1,483,103    1,561,187
Current portion......................................    (714,772)    (858,911)
                                                       ----------   ----------
Long-term portion....................................  $  768,331   $  702,276
                                                       ==========   ==========

    Borrowings under the venture loan are collateralized by substantially all assets and are payable in 42 monthly installments. At December 31, 1999, no additional borrowings were available under this loan.

    Maximum borrowings under the equipment term loan agreement are $1,000,000. Current borrowings are collateralized by equipment with original cost of $872,296 (net book value of approximately $450,588 at December 31, 1999) and are payable in 42 monthly installments. At

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

4.  LONG-TERM DEBT (CONTINUED)
December 31, 1999, the Company had $144,751 of borrowing capacity remaining under the equipment loan.

    Outstanding borrowings are due as follows:

2000........................................................  $  714,772
2001........................................................     554,927
2002........................................................     150,479
2003........................................................      62,925
                                                              ----------
                                                              $1,483,103
                                                              ==========

    In connection with both the equipment term loan agreement and the venture loan agreement, the Company issued certain Series D preferred stock warrants (Note 5). The value of the warrants are being amortized on a straight-line basis over the term of the loans.

5.  SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

    Significant terms of the Series A, B, C and D preferred stock are as follows:

    - Each share is convertible into one share of common stock (subject to adjustments for events of dilution) at any time at the option of the holder. Conversion is automatic in the event of a firm underwritten public offering of common stock meeting certain criteria.

    - Each share has voting rights equal to the number of shares of common stock into which it may convert.

    - In the event of liquidation, merger, dissolution or winding up of the Company, preferred shareholders shall first receive $0.50 per share for Series A, $0.625 per share for Series B, $1.375 per share for Series C and $4.815 per share for Series D, plus any declared and unpaid dividends. After payment of preferential amounts, the holders of common stock shall be entitled to receive all remaining assets of the Company.

    - To the extent declared, annual per share dividends of $0.025 on Series A, $0.03125 on Series B, $0.07 on Series C and $0.24 on Series D must be paid prior to any common stock dividends.

STOCK PURCHASE PLAN

    Under the 1995 Stock Purchase Plan, 859,500 shares of common stock were authorized for issuance to key personnel at fair market value. At December 31, 1999, all shares had been sold under this plan, and 2,503 shares are subject to repurchase by the Company at the original issue price if the purchaser's employment with the Company is terminated. The Company's repurchase rights lapse ratably over a four-year period.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

5.  SHAREHOLDERS' EQUITY (CONTINUED)
STOCK PURCHASE WARRANTS

    In March 1999, in connection with the venture and equipment loan agreements (Note 4), the Company issued warrants to purchase 22,700 shares of Series D preferred stock at a price of $4.815 per share. The warrants were valued at $70,340 and expire in March 2007.

    In February 1998, in connection with the venture loan agreement (Note 4), the Company issued warrants to purchase 105,454 shares of Series C preferred stock at a price of $1.375 per share. The warrants were valued at $72,658 and expire in March 2005.

    In April 1998, in connection with a users consortium agreement, the Company issued warrants to purchase 30,000 shares of common stock at a price of $1.375 per share. The warrants had nominal value and expire in April 2003.

    In December 1997, in connection with the equipment term and venture loan agreement (Note 4), the Company issued warrants to purchase 54,544 shares of Series C preferred stock at $1.375 per share. The warrants were valued at $20,917 and expire in December 2004.

    The value of the above warrants have been estimated using the Black-Scholes option pricing model with the following assumptions: expected life, the term of the option, risk free interest rate of 4.66% in 1999, 5.43% in 1998 and 5.73% in 1997, 75% volatility in 1999 and 50% volatility in 1998 and 1997 and no dividend during the expected term.

STOCK OPTION PLAN

    Under the 1995 Stock Option Plan, 4,318,500 shares of common stock have been authorized for the grant of incentive or nonqualified stock options. Options must be granted at not less than fair market value (85% of fair value for nonqualified options). Such options generally vest over four years and expire in ten years.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

5.  SHAREHOLDERS' EQUITY (CONTINUED)
    Stock option activity is as follows:

                                                             OUTSTANDING
                                                     ----------------------------
                                                                 WEIGHTED AVERAGE
                                                      NUMBER      EXERCISE PRICE
                                                     OF SHARES      PER SHARE
                                                     ---------   ----------------
Granted (weighted average fair value of $0.015)....  1,039,212        $0.065
Exercised..........................................    (26,632)        0.050
Canceled...........................................   (158,166)        0.055
                                                     ---------

Balances, December 31, 1996........................    854,414         0.067

Granted (weighted average fair value of $0.0035)...    676,000         0.138
                                                     ---------

Balances, December 31, 1997........................  1,530,414         0.098

Granted (weighted average fair value of $0.32).....  1,344,000         0.440
Exercised..........................................    (10,000)        0.485
Canceled...........................................   (156,000)        0.485
                                                     ---------

Balances, December 31, 1998........................  2,708,414         0.244

Granted (weighted average fair value of $26.77)....  1,423,350         0.740
Exercised..........................................   (818,087)        0.138
Canceled...........................................   (152,208)        0.413
                                                     ---------

Balances, December 31, 1999........................  3,161,469        $0.487
                                                     =========

    Additional information regarding options outstanding as of December 31, 1999 is as follows:

                                               OPTIONS OUTSTANDING
                                          ------------------------------
                                                        WEIGHTED AVERAGE
                                                           REMAINING
                                            NUMBER        CONTRACTUAL        NUMBER
RANGE OF EXERCISE PRICES                  OUTSTANDING     LIFE (YEARS)     EXERCISABLE
------------------------                  -----------   ----------------   -----------
$0.0625.................................     397,748            5.3          242,795
0.1375..................................     513,556            9.8          206,639
0.4850..................................   1,118,815            8.8          232,023
0.7500..................................     892,500            9.6               --
1.0000..................................     238,850            9.9               --
                                           ---------                         -------
                                           3,161,469                         681,457
                                           =========                         =======

    At December 31, 1999, exercisable options had a weighted average exercise price of $0.487. At December 31, 1998, options to purchase 795,694 shares were exercisable with a weighted average

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

5.  SHAREHOLDERS' EQUITY (CONTINUED)
exercise price of $0.10. At December 31, 1999, options to purchase 302,312 shares of common stock were available for future grant.

DEFERRED STOCK COMPENSATION

    In connection with grants of certain stock options in 1999, the Company recorded deferred stock compensation of $33,461,426 for the difference between the estimated fair value for accounting purposes and the stock price as determined by the board of directors on the date of grant. This amount is being amortized to expense using the straight-line approach over the vesting period of the related stock options, generally four years. Amortization of deferred stock compensation for the year ended December 31, 1999 was $2,939,525.

ADDITIONAL STOCK PLAN INFORMATION

    As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements which are granted with exercise prices equal to or less than the fair market value at grant date.

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net loss had the Company adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, five years; risk free interest rate, ranging from approximately 4.7% to 6.1% in 1999 and approximately 5.4% in 1998, respectively; and no dividend payments during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the options had been amortized to expense over the vesting period of the awards, the effect on pro forma net loss would not have been material. However, the 1999 and 1998 pro forma adjustments may not be indicative of future period pro forma adjustments.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

5.  SHAREHOLDERS' EQUITY (CONTINUED)
COMMON SHARES RESERVED FOR ISSUANCE

    At December 31, 1999, the Company has reserved shares of common stock for issuance as follows:

Conversion of Series A preferred stock......................     600,000
Conversion of Series B preferred stock......................   1,280,000
Conversion of Series C preferred stock......................   2,454,544
Conversion of Series D preferred stock......................   3,133,164
Exercise of common stock options............................   3,161,469
Exercise and conversion of preferred stock warrants.........     182,698
Exercise of common stock warrants...........................      30,000
                                                              ----------
                                                              10,841,875
                                                              ==========

    On December 15, 1998, the board of directors approved a two-for-one stock split effective January 18, 1999. All references to share and per share amounts in the accompanying financial statements give retroactive effect to reflect the split.

6.  INCOME TAXES

    Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                        1999          1998
                                                     -----------   -----------
Deferred tax assets--
  Net operating loss carryforwards.................  $ 6,482,000   $ 1,439,000
  Accruals not currently deductible for tax
    purposes.......................................      848,000       597,000
  Research and development credit carryforwards....      633,000       326,000
Deferred tax liabilities--
  Depreciation.....................................     (171,000)     (266,000)
                                                     -----------   -----------
Net deferred tax assets............................    7,792,000     2,096,000
Valuation allowance................................   (7,792,000)   (2,096,000)
                                                     -----------   -----------
Total..............................................  $        --   $        --
                                                     ===========   ===========

    Due to the uncertainties surrounding the utilization of its net deferred tax assets, the Company has recorded a valuation allowance to fully provide against its otherwise recognizable net deferred tax assets at December 31, 1999 and 1998.

    Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation.

                         SNAPTRACK, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM AUGUST 31, 1995
                     (INCEPTION) THROUGH DECEMBER 31, 1999

7.  LEASE COMMITMENTS

    The Company occupies facilities under leases which expire at various dates through July 2004. Rental expense for the years ended December 31, 1999, 1998 and cumulative from inception was approximately $342,265, $158,000, and $500,265, respectively. Future minimum lease payments are approximately $493,153, $395,908, $143,201, $53,509 and $31,430 in 2000, 2001, 2002, 2003 and
2004, respectively.

8.  RELATED PARTY TRANSACTIONS

    The Company obtains legal services from shareholders. Legal expenses with these shareholders for the years ended December 31, 1999 and 1998 and cumulative from inception were approximately $590,000, $646,000, and $1,560,000, respectively.

9.  PENDING LITIGATION

    The Company is involved in various legal proceedings. Management, after reviewing these proceedings with legal counsel, believes the aggregate liability, if any, will not materially affect the consolidated financial condition or results of operations of the Company. However, the outcome of litigation is inherently uncertain and no assurance can be given as to the ultimate resolution.

10.  SUBSEQUENT EVENTS

    On March 1, 2000 the Company shareholders sold 100% of the stock of the Company to Qualcomm, Inc. for approximately $1 billion in Qualcomm, Inc. stock.

                          [GRAPHIC -- BACKGROUND MAP]

                                          SHARES

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS
                                         , 2000

                             ---------------------

                                LEHMAN BROTHERS

                              GOLDMAN, SACHS & CO.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                               AMOUNT TO
                                                                BE PAID
                                                              ------------
Registration fee............................................  $     26,400
NASD filing fee.............................................         5,500*
Nasdaq Stock Market Listing Application fee.................            **
Blue sky qualification fees and expenses....................            **
Printing and engraving expenses.............................            **
Legal fees and expenses.....................................            **
Accounting fees and expenses................................            **
Transfer agent and registrar fees...........................            **
Miscellaneous...............................................            **
                                                              ------------
    Total...................................................  $  2,000,000*
                                                              ============

  * Estimated.

 ** To be filed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the Delaware Law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware, or should have been aware, of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant will enter into indemnity agreements with each of its directors and executive officers that will require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also will set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception in July 2000, the Registrant has sold and issued the following unregistered securities:

    (a) In connection with the Registrant's formation in July 2000, the
       Registrant issued       shares of Common Stock to QUALCOMM Incorporated.
       The Registrant issued such shares in reliance on the exemption provided in Section 4(2) of the Securities Act.

    The recipient of the above-described securities represented its intention to acquire the securities for investment only and not with a view to distribution thereof. The recipient had adequate access through its relationship with the Registrant, to information about the Registrant. Appropriate legends were affixed to the stock certificates issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         1.1            Form of Underwriting Agreement*

         2.1            Form of Master Separation and Distribution Agreement between
                          QUALCOMM and the Registrant*

         3.1            Certificate of Incorporation*

         3.2            Form of Amended and Restated Certificate of Incorporation*

         3.3            Bylaws*

         4.1            Specimen Stock Certificate*

         5.1            Opinion of Cooley Godward LLP*

        10.1            Form of Spinco 2000 Equity Incentive Plan*

        10.2            Form of Nonstatutory Stock Option Agreement under the 2000
                          Equity Incentive Plan*

        10.3            Form of Incentive Stock Option Agreement under the 2000
                          Equity Incentive Plan*

        10.4            Form of Spinco Employee Stock Purchase Plan*

        10.5            Form of Spinco 2000 Non-Employee Directors' Stock Option
                          Plan*

        10.6            Form of Non-Qualified Stock Option Agreement under the 2000
                          Non-Employee Directors' Stock Option Plan*

        10.7            Form of General Assignment and Assumption Agreement between
                          QUALCOMM and the Registrant*

        10.8            Form of Master Intellectual Property Assignment and License
                          Agreement between QUALCOMM and the Registrant*

        10.9            Form of Employee Matters Agreement between QUALCOMM and the
                          Registrant*

        10.10           Form of Tax Matters Agreement between QUALCOMM and the
                          Registrant*

        10.11           Form of Interim Services Agreement between QUALCOMM and the
                          Registrant*

        10.12           Form of Real Estate Matters Agreement between QUALCOMM and the Registrant*

        10.13           Form of Master Separation and Distribution Agreement between
                          QUALCOMM and the Registrant*

        21.1            Subsidiaries of the Registrant*

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Deloitte & Touche LLP

        23.3            Consent of Cooley Godward LLP. Reference is made to
                          Exhibit 5.1*

        24.1            Power of Attorney. Reference is made to page II-5

        27.1            Financial Data Schedule for the fiscal year ended
                          September 30, 1999 and the nine months ended June 25, 2000

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on July 24, 2000.

                                                       QUALCOMM SPINCO, INC.

                                                       By:  /s/ RICHARD SULPIZIO
                                                            ----------------------------------------
                                                            Richard Sulpizio
                                                            CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Sulpizio and Anthony S. Thornley and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
             /s/ IRWIN M. JACOBS               Chairman of the Board                     July 24, 2000
    ------------------------------------
               Irwin M. Jacobs

            /s/ RICHARD SULPIZIO               Chief Executive Officer and Director      July 24, 2000
    ------------------------------------         (Principal Executive Officer)
              Richard Sulpizio

           /s/ ANTHONY S. THORNLEY             Interim Chief Financial Officer and       July 24, 2000
    ------------------------------------         Secretary (Principal Financial and
             Anthony S. Thornley                 Accounting Officer)

            /s/ DONALD E. SCHROCK              President, Chief Operating Officer and    July 24, 2000
    ------------------------------------         Director
              Donald E. Schrock

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
           /s/ RICHARD C. ATKINSON             Director                                  July 24, 2000
    ------------------------------------
             Richard C. Atkinson

            /s/ ADELIA A. COFFMAN              Director                                  July 24, 2000
    ------------------------------------
              Adelia A. Coffman

            /s/ JEROME S. KATZIN               Director                                  July 24, 2000
    ------------------------------------
              Jerome S. Katzin

              /s/ FRANK SAVAGE                 Director                                  July 24, 2000
    ------------------------------------
                Frank Savage

             /s/ BRENT SCOWCROFT               Director                                  July 24, 2000
    ------------------------------------
               Brent Scowcroft

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         1.1            Form of Underwriting Agreement*

         2.1            Form of Master Separation and Distribution Agreement between
                          QUALCOMM and the Registrant*

         3.1            Certificate of Incorporation*

         3.2            Form of Amended and Restated Certificate of Incorporation*

         3.3            Bylaws*

         4.1            Specimen Stock Certificate*

         5.1            Opinion of Cooley Godward LLP*

        10.1            Form of Spinco 2000 Equity Incentive Plan*

        10.2            Form of Nonstatutory Stock Option Agreement under the 2000
                          Equity Incentive Plan*

        10.3            Form of Incentive Stock Option Agreement under the 2000
                          Equity Incentive Plan*

        10.4            Form of Spinco Employee Stock Purchase Plan*

        10.5            Form of Spinco 2000 Non-Employee Directors' Stock Option
                          Plan*

        10.6            Form of Non-Qualified Stock Option Agreement under the 2000
                          Non-Employee Directors' Stock Option Plan*

        10.7            Form of General Assignment and Assumption Agreement between
                          QUALCOMM and the Registrant*

        10.8            Form of Master Intellectual Property Assignment and License
                          Agreement between QUALCOMM and the Registrant*

        10.9            Form of Employee Matters Agreement between QUALCOMM and the
                          Registrant*

        10.10           Form of Tax Matters Agreement between QUALCOMM and the
                          Registrant*

        10.11           Form of Interim Services Agreement between QUALCOMM and the
                          Registrant*

        10.12           Form of Real Estate Matters Agreement between QUALCOMM and the Registrant*

        10.13           Form of Master Separation and Distribution Agreement between
                          QUALCOMM and the Registrant*

        21.1            Subsidiaries of the Registrant*

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Deloitte & Touche LLP

        23.3            Consent of Cooley Godward LLP. Reference is made to
                          Exhibit 5.1*

        24.1            Power of Attorney. Reference is made to page II-5

        27.1            Financial Data Schedule for the fiscal year ended
                          September 30, 1999 and the nine months ended June 25, 2000

------------------------

*   To be filed by amendment.